UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14 (a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

WHIRLPOOL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person (s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101

SEC 1913 (3–99)

WHIRLPOOL CORPORATION

Administrative Center

2000 North M-63

Benton Harbor, Michigan 49022-2692

To Our Stockholders:

It is my pleasure to invite you to attend the 2008 Whirlpool Corporation annual meeting of stockholders to be held on Tuesday, April 15, 2008 at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois.

The formal notice of the meeting follows on the next page. At the meeting, stockholders will vote on the election of four directors and on two stockholder proposals, if they are properly presented at the meeting, and will transact any other business that may properly come before the meeting. In addition, we will discuss Whirlpool’s 2007 performance and the outlook for this year, and answer your questions.

A financial supplement containing important financial information about Whirlpool is contained in Part II of this booklet. We have also mailed with this booklet an annual report that includes summary financial and other important information.

Your vote is important. We urge you to please complete and return the enclosed proxy whether or not you plan to attend the meeting. Promptly returning your proxy will be appreciated, as it will save further mailing expense. You may revoke your proxy at any time prior to the proxy being voted by following the procedures described in Part I of this booklet.

Your vote is important and much appreciated!

JEFF M. FETTIG Chairman of the Board and Chief Executive Officer	March 3, 2008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 annual meeting of stockholders of WHIRLPOOL CORPORATION will be held at 120 East Delaware Place, 8th Floor, Chicago, Illinois on Tuesday, April 15, 2008, at 8:00 a.m., Chicago time, for the following purposes:

1.	to elect four persons to Whirlpool’s Board of Directors;

2.	to vote on a stockholder proposal, if properly presented at the meeting, to elect each director annually;

3.	to vote on a stockholder proposal, if properly presented at the meeting, to eliminate supermajority stockholder vote requirements; and

4.	to transact such other business as may properly come before the meeting.

A list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relevant to the meeting during ordinary business hours for at least ten days prior to April 15, 2008 at Whirlpool’s Administrative Center, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

By Order of the Board of Directors

DANIEL F. HOPP Senior Vice President, Corporate Affairs, General Counsel and Corporate Secretary	March 3, 2008

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PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 15, 2008:

This Proxy Statement and the Accompanying Annual Report are Available at

www.whirlpoolcorp.com/investors/annualreportandproxy.

Among other things, this proxy statement contains information regarding: the date, time and location of the meeting, the matters being submitted to the stockholders and how to vote in person. To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 923-2641 or via e-mail at investor_relations@whirlpool.com.

INFORMATION ABOUT WHIRLPOOL CORPORATION

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances. We manufacture in 12 countries and market products in nearly every country around the world under brand names such as Whirlpool, Maytag, KitchenAid, Jenn-Air, Roper, Estate, Admiral, Amana, Bauknecht, Ignis, Brastemp, Consul, and Acros. We are also a principal supplier to Sears of many major appliances marketed by Sears under the Kenmore brand name. We have approximately 73,000 employees worldwide. Our headquarters are located in Benton Harbor, Michigan, and our address is 2000 North M-63, Benton Harbor, Michigan 49022-2692. Our telephone number is (269) 923-5000.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Our 2008 annual meeting of stockholders will be held on Tuesday, April 15, 2008, at 8:00 a.m., Chicago time, at 120 East Delaware Place, 8th Floor, Chicago, Illinois. All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, please note that you may be asked to present valid picture identification. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting. Cameras, recording devices, cell phones, and other electronic devices will not be permitted at the meeting other than those operated by Whirlpool or its designees.

Information about this proxy statement and who can vote

We are sending the proxy materials because Whirlpool’s Board is seeking your permission (or proxy) to vote your shares at the annual meeting on your behalf. This proxy statement presents information we are required to provide to you under the rules of the Securities and Exchange Commission. It is intended to help you in reaching a decision on voting your shares of stock. Only stockholders of record at the close of business on February 26, 2008, the record date, are entitled to vote at the meeting. As of February 26, 2008, there were 75,618,608 shares of common stock outstanding and entitled to vote, with each share entitled to one vote. We have no other voting securities. This proxy statement and the accompanying proxy form are first being mailed to stockholders on or about March 12, 2008.

Information about voting and revocation of proxies

If your shares of common stock are held in your name, you can vote your shares on matters presented at the annual meeting in one of the following ways.

1.	By Written Proxy – All stockholders of record can vote by written proxy card. If you are a street name holder, you will receive a written voting instruction card from your broker or nominee. If you sign and return the accompanying proxy or voting instruction card, your shares will be voted as you direct on the proxy or voting instruction card. If you do not give any direction on the proxy or instruction card, the shares will be voted FOR the nominees named for director and AGAINST the two stockholder proposals (see the section entitled “Stockholder Proposals” later in this proxy statement). Stockholders of record may revoke their proxy at any time before it is exercised (1) by providing a written revocation to Whirlpool’s Corporate Secretary, Daniel F. Hopp, (2) by providing a proxy with a later date, or (3) by voting in person at the meeting. If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

2.	By Telephone or Internet – All stockholders of record also can vote by touchtone telephone from the U.S. and Canada using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card. Street name holders may vote by telephone or Internet if their broker or nominee makes those methods available, in which case the broker or nominee will enclose the instructions with the proxy materials. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

3.	In Person – All stockholders of record may vote in person at the meeting. Street name holders may vote in person at the meeting if they have a legal proxy from the record holder to vote at the meeting.

If you participate in the Whirlpool 401(k) Retirement Plan and hold shares of Whirlpool stock in your plan account as of the record date, you will receive a request for voting instructions from the plan trustee (“Vanguard”) with respect to your plan shares. If you hold Whirlpool shares outside of the plan, you will vote those shares separately. You are entitled to direct Vanguard how to vote your plan shares. If you do not provide voting instructions to Vanguard by 11:59 p.m. Eastern time on April 10, 2008, the Whirlpool shares in your plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which voting instructions have been received from other participants in the Plan. You may revoke your previously provided voting instructions by filing with Vanguard either a written notice of revocation or a properly executed proxy bearing a later date prior to the deadline for voting plan shares.

Confidentiality of votes

Whirlpool’s Board has adopted a policy requiring all stockholder votes to be kept permanently confidential except (1) when disclosure is required by law, (2) when a stockholder expressly consents to disclosure, or (3) when there is a contested election and the proponent filing the opposition statement does not agree to abide by this policy.

Quorum

Stockholders representing at least 50% of the common stock issued and outstanding as of the record date must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Required vote

For more information on director elections, see “Board of Directors and Corporate Governance – Majority Voting for Directors; Director Resignation Policy” later in this proxy statement. For the election of directors (provided the number of nominees does not exceed the number of directors to be elected), each director must receive the majority of the votes cast with respect to that director (number of shares voted “for” a director must exceed the number of votes cast “against” that director). Abstentions and broker non-votes will have no effect on the election of directors. For a stockholder to nominate an individual for director at the 2009 annual meeting, the stockholder must follow the procedures outlined below under the caption “Stockholder Proposals and Director Nominations for 2009 Meeting.” Stockholders may also designate a director nominee to be considered by the Board for recommendation to the stockholders in Whirlpool’s proxy statement for the 2009 annual meeting by following the procedures outlined below under the caption “Director Nominations to be Considered by the Board.”

The affirmative vote of a majority of the outstanding common stock present in person or represented by proxy at the annual meeting and entitled to vote will be required to approve (1) each of the stockholder proposals, if properly presented at the meeting (Items 2 and 3) and (2) any other matter that may properly come before the meeting. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal. A broker non-vote will be treated as not being entitled to vote on the matter and, therefore, will not be counted for purposes of determining whether the proposal has been approved.

Other business

If any nominee named herein for election as a director is not available to serve, the accompanying proxy will be voted in favor of the remainder of those nominated and may be voted for a substitute person. Whirlpool expects all nominees to be available and knows of no matter to be brought before the annual meeting other than those covered in this proxy statement. If, however, any other matter properly comes before the annual meeting, we intend that the accompanying proxy will be voted thereon in accordance with the judgment of the persons voting such proxy.

Solicitation costs

Whirlpool will pay the expenses of the solicitation of proxies. We expect to pay fees of approximately $11,500 plus certain expenses for assistance by Georgeson Inc. in the solicitation of proxies. Proxies may be solicited by directors, officers, and Whirlpool employees and by Georgeson Inc. personally and by mail, telegraph, telephone, or other electronic means.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2009 MEETING

Our annual meeting of stockholders is generally held the third Tuesday in April. Assuming our 2009 annual meeting is held on that date, we must receive notice of your intention to introduce a nomination for director or other item of business at that meeting by January 21, 2009. This notice must be received by the Corporate Secretary of Whirlpool personally or by registered or certified mail and satisfy the procedures set forth in Whirlpool’s by-laws. In addition, any proposal that you intend to have us include in a proxy statement for the annual meeting of stockholders in 2009 must be received by us by November 12, 2008, and must otherwise comply with the Securities and Exchange Commission’s rules, in order to be eligible for inclusion in the proxy statement and proxy form relating to this meeting.

DIRECTORS AND NOMINEES FOR ELECTION AS DIRECTORS

We currently have 12 directors on the Board. The directors are divided into three classes, with each class serving for a three-year period. The stockholders elect approximately one-third of the Board each year. The Board recommends a vote FOR the election of each of the directors nominated below.

Nominees for a term to expire in 2011

HERMAN CAIN, 62, Chief Executive Officer and President of THE New Voice, Inc. (leadership consulting). Whirlpool director since 1992 (except from December 2003 to April 2005 during a bid for political office), and director of AGCO Corporation and Aquila, Inc.

JEFF M. FETTIG, 51, Chairman of the Board and Chief Executive Officer of Whirlpool. Whirlpool director since 1999 and director of The Dow Chemical Company.

MILES L. MARSH, 60, former Chairman of the Board and Chief Executive Officer of Fort James Corporation (paper mills). Whirlpool director since 1990.

PAUL G. STERN, 69, Partner, Arlington Capital Partners, L.L.P. and Thayer Capital Partners, L.L.P. (private investment companies), and Chairman of Claris Capital Partners (private investment banking). Whirlpool director since 1990 and director of The Dow Chemical Company.

Directors whose terms expire in 2010

MICHAEL F. JOHNSTON, 60, Chairman of the Board and Chief Executive Officer of Visteon Corporation (motor vehicle parts and accessories). Whirlpool director since 2003 and director of Flowserve Corporation.

WILLIAM T. KERR, 66, Chairman of the Board of Meredith Corporation (multimedia). Whirlpool director since 2006 after serving eight years on the board of Maytag Corporation. Director of Arbitron, Inc., Interpublic Group of Companies, Inc., and The Principal Financial Group.

JANICE D. STONEY, 67, former Executive Vice President, US WEST Communications Group, Inc. (telephone communications; retired 1992). Whirlpool director since 1987 (except for part of 1994 during a bid for political office) and director of The Williams Companies, Inc.

MICHAEL D. WHITE, 56, Chief Executive Officer of PepsiCo International and Vice Chairman, PepsiCo, Inc. (beverages and snack foods). Whirlpool director since 2004.

Directors Whose Terms Expire in 2009

GARY T. DICAMILLO, 57, President and Chief Executive Officer of GWP International (professional staffing services). Whirlpool director since 1997 and director of 3Com Corporation and The Sheridan Group, Inc.

KATHLEEN J. HEMPEL, 57, former Vice Chairman and Chief Financial Officer of Fort Howard Corporation (paper mills; retired 1997). Whirlpool director since 1994 and director of Oshkosh Truck Corporation.

ARNOLD G. LANGBO, 70, former Chairman of the Board and Chief Executive Officer of Kellogg Company (grain mill products; retired 2000). Whirlpool director since 1994 and director of The Hershey Company, Johnson & Johnson, and Weyerhaeuser Company.

MICHAEL A. TODMAN, 50, President, Whirlpool North America. Whirlpool director since 2006 and director of Newell Rubbermaid Inc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

During 2007, our Board met six times and had four committees. The committees consisted of an Audit Committee, a Human Resources Committee, a Corporate Governance and Nominating Committee, and a Finance Committee. Each director attended at least 75% of the total number of meetings of the Board and the Board committees on which he or she served.

All directors properly nominated for election are expected to attend the annual meeting of stockholders. At the 2007 annual meeting of stockholders, all of our directors nominated for election attended the annual meeting. In addition, all other directors, except for Dr. Stern, attended the 2007 annual meeting of stockholders.

The table below breaks down 2007 committee membership for each committee and each director.

Name	Audit	Human Resources	Corporate Governance & Nominating	Finance
Mr. Cain		X		X
Mr. DiCamillo	X			Chair
Mr. Fettig
Ms. Hempel			X	X
Mr. Johnston		X	Chair
Mr. Kerr	X	X
Mr. Langbo	X			X
Mr. Marsh	X	X
Dr. Stern		Chair	X
Ms. Stoney			X	X
Mr. Todman
Mr. White	Chair	X
2007 Meetings	11	3	2	2

Audit Committee

The members of the Audit Committee are Mr. White (Chair), Mr. DiCamillo, Mr. Kerr, Mr. Langbo, and Mr. Marsh. Pursuant to a written charter, the Committee provides independent and objective oversight of our accounting functions and internal controls and monitors the objectivity of our financial statements. The Committee assists Board oversight of:

1.	the integrity of our financial statements;

2.	our compliance with legal and regulatory requirements;

3.	the independent registered public accounting firm’s qualifications and independence; and

4.	the performance of our internal audit function and independent registered public accounting firm.

In performing these functions, the Committee is responsible for the review and discussion of the annual audited financial statements, quarterly financial statements and related reports with management and the independent registered public accounting firm. These related reports include our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee also monitors the adequacy of financial disclosure, retains and/or terminates our independent registered public accounting firm and exercises sole authority to review and approve all audit engagement fees and terms. The Committee approves in advance the nature, extent, and cost of all internal control-related and permissible non-audit services provided by the independent registered public accounting firm; and reviews annual reports from the independent registered public accounting firm regarding its internal quality control procedures.

Under its charter, the Committee is comprised solely of three or more independent directors who meet the enhanced independence standards for audit committee members set forth in the New York Stock Exchange (“NYSE”) listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Mr. White satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing rules.

Human Resources Committee

The members of the Human Resources Committee are Dr. Stern (Chair), Mr. Cain, Mr. Johnston, Mr. Kerr, Mr. Marsh, and Mr. White. Pursuant to a written charter, the Committee assures the adequacy of the compensation and benefits of Whirlpool’s officers and top management and compliance with any executive compensation disclosure requirements. In performing these functions, the Committee has sole authority and responsibility to retain and terminate any consulting firm assisting in the evaluation of CEO or senior executive compensation. The Committee has the following duties and responsibilities, among others:

1.	reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance in light of these goals and objectives, and sets the CEO’s compensation level based on this evaluation and other relevant business information;

2.	determines and approves the compensation and other employment arrangements for Whirlpool’s elected officers;

3.	makes recommendations to the Board with respect to incentive-compensation and equity-based plans; and

4.	determines and approves grants for each individual participant under the stock option plans and administers the stock option plans.

The Committee has the authority to form subcommittees and delegate to those subcommittees certain actions. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards. For information about the Committee’s processes for establishing and overseeing executive compensation refer to “Compensation Discussion and Analysis – Role of the Human Resources Committee.”

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee are Mr. Johnston (Chair), Ms. Hempel, Dr. Stern, and Ms. Stoney. Pursuant to a written charter, the Committee provides oversight on the broad range of issues surrounding the composition and operation of the Board, including:

1.	identifying individuals qualified to become Board members;

2.	recommending to the Board director nominees for the next annual meeting of stockholders;

3.	recommending to the Board a set of corporate governance principles applicable to Whirlpool; and

4.	recommending to the Board changes relating to director compensation.

The Committee also provides recommendations to the Board in the areas of Committee selection and rotation practices, evaluation of the overall effectiveness of the Board and management, and review and consideration of developments in corporate governance practices. The Committee retains the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. To assist the Committee in identifying potential director nominees who meet the criteria and priorities established from time to time and facilitate the screening and nomination process for such nominees, the Committee has retained a third party search firm. During 2007, we engaged Heidrick & Struggles to assist the Committee in identifying and soliciting potential candidates to join our Board. On an annual basis, the Committee solicits input from the full Board and conducts a review of the effectiveness of the operation of the Board and Board Committees, including reviewing governance and operating practices and the Corporate Governance Guidelines for Operation of the Board of Directors. Under its charter, the Committee is comprised solely of three or more independent directors who meet the independence standards under the NYSE listing standards.

Finance Committee

The members of the Finance Committee are Mr. DiCamillo (Chair), Mr. Cain, Ms. Hempel, Mr. Langbo, and Ms. Stoney. Pursuant to a written charter, the Committee considers issues impacting our financial structure and makes recommendations to the Board. The Committee develops capital policies and strategies to set an acceptable capital structure, regularly reviews dividend action, risk policy and liquidity management, adequacy of insurance coverage, the annual business plan as it relates to funds flow, capital expenditure and financing requirements, capital investment projects, major financial transactions, and tax and planning strategy and initiatives. The Committee also provides oversight of the Pension Fund Committee with respect to pension plan investment policies and plan funding requirements.

Director Independence

The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its committees and reports its findings to the full Board. Ten of our 12 directors are nonemployee directors (all except Messrs. Fettig and Todman). Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the NYSE listing standards), information provided by the directors and Whirlpool did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial), which would impair the independence of any of the nonemployee directors. Based on the report and recommendation of the Corporate Governance and Nominating Committee, the Board has determined that each of its nonemployee directors satisfies the independence standards set forth in the listing standards of the NYSE. Other than the transactions, relationships, and arrangements described in the section entitled “Related Person Transactions,” there was one other matter considered by the Board in determining that Whirlpool’s nonemployee directors are independent.

The Committee’s independence determinations included the review of transactions which commenced in 2004 between Whirlpool and a temporary staffing agency. The agency was selected as a supplier to Whirlpool through a competitive bid process. In 2007, the agency was acquired by a corporation which employs Mr. DiCamillo. The amount involved in transactions between Whirlpool and the agency was below the objective test of independence established under NYSE standards. In addition, Mr. DiCamillo confirmed that he did not participate in transactions between Whirlpool and the agency or receive compensation based on those transactions.

Executive Sessions of Nonemployee Directors and

Communications Between Stockholders and the Board

The Board holds executive sessions of its nonemployee directors generally at each regularly scheduled meeting. The Presiding Director serves as the chairperson for these executive sessions.

The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of nonemployee directors, the Presiding Director has the responsibility to: (1) coordinate with the Chairman and CEO in establishing the annual agenda and topic items for Board meetings; (2) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; (3) assist the Human Resources Committee with the annual evaluation of the Chairman and CEO’s performance, and in conjunction with the Chair of the Human Resources Committee, meet with the Chairman and CEO to discuss the results of such evaluation; and (4) perform such other functions as the independent directors may designate from time to time. Mr. Marsh currently is serving as the Presiding Director.

Interested parties, including stockholders, may communicate directly with the Chairman of the Audit Committee or the nonemployee directors as a group by writing to those individuals or the group at the following address: Whirlpool Corporation, 27 North Wacker Drive, Suite 615, Chicago, Illinois 60606-2800. This address is administered by an independent maildrop business. If correspondence is received by the Corporate Secretary, it will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board with a copy to the Presiding Director. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist Whirlpool in effectively addressing your concern, you may choose to remain anonymous, and Whirlpool will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law.

Corporate Governance Guidelines for Operation of the Board of Directors

Whirlpool is committed to the highest standards of corporate governance. On the recommendation of the Corporate Governance and Nominating Committee, the Board adopted a set of Corporate Governance Guidelines for Operation of the Board of Directors, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees are described in more detail below under the caption “Director Nominations to be Considered by the Board.”

Majority Voting for Directors; Director Resignation Policy

In December 2006, the Board approved an amendment to Whirlpool’s by-laws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (number of shares voted “for” a director must exceed the number of votes cast “against” that director). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Board’s policy, any director who fails to be elected must offer to tender his or her resignation to the Board. The Board shall nominate for election or re-election as director only candidates who agree to tender, promptly following the annual meeting at which they are elected or re-elected as director, irrevocable resignations that will be effective upon (1) the failure to receive the required vote at the next annual meeting at which they face re-election and (2) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with this Board policy.

If an incumbent director fails to receive the required vote for re-election, the Corporate Governance and Nominating Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Corporate Governance and Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation.

Code of Ethics

All of Whirlpool’s directors and employees, including its Chief Executive Officer, Chief Financial Officer, and other senior financial officers, are required to abide by our long-standing Code of Ethics, augmented to comply with the requirements of the NYSE and Securities and Exchange Commission, to ensure that Whirlpool’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including employment policies, conflicts of interest, fair dealing, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business. We intend to disclose future amendments to, or waivers from, certain provisions of the Code of Ethics for executive officers and directors on the Whirlpool website within four business days following the date of any such amendment or waiver.

Director Nominations to be Considered by the Board

Stockholders entitled to vote in the election of directors of the Board may nominate director candidates at times other than at the annual meeting. For a nomination to be properly made by any stockholder and be considered for recommendation by the Board to the stockholders and included in our proxy statement for the 2009 annual meeting, written notice of such stockholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of Whirlpool (and must be received by the Corporate Secretary) by November 12, 2008. Such notice shall set forth: (a) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the stockholder is a holder of record of stock of Whirlpool entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board in accordance with the relevant Board policy; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission, if the nominee were to be nominated by the Board; and (e) the consent of each nominee to serve as a director of Whirlpool if so elected. In order for a stockholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Corporate Governance and Nominating Committee.

The Board evaluates director nominees recommended by stockholders in the same manner in which it evaluates other director nominees. Whirlpool has established through its Corporate Governance and Nominating Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by stockholders, and address the issues of diversity and background. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include: intelligence, integrity, strength of character, and commitment. Nominees should also have the sense of timing required to assess and challenge the way things are done and recommend alternative solutions to problems; the independence necessary to make an unbiased evaluation of management performance and effectively carry out responsibilities of oversight; an awareness of both the business and social environment in which today’s corporation operates; and a sense of urgency and spirit of cooperation that will enable them to interface with other Board members in directing the future, profitable growth of Whirlpool. Desired experience for director nominees include: at least ten years of experience in a senior executive role with a major business organization, preferably, as either Chief Executive Officer or Chairman (equivalent relevant experience from other backgrounds such as academics or government may also be considered); a proven record of accomplishment and line operating (or equivalent) experience; first-hand experience with international operations; a working knowledge of corporate governance issues and the changing role of the Board; exposure to corporate programs designed to create shareholder value, while balancing the needs of all stakeholders. Director nominees should not be employed by or affiliated with any organization that has competitive lines of business or that may otherwise present a conflict of interest. The composition, skills, and needs of the Board change over time and will be considered in establishing the profile of desirable candidates for any specific opening on the Board.

Available Information

Whirlpool’s current Corporate Governance Guidelines, Code of Ethics, and written charters for its Audit, Finance, Human Resources, and Corporate Governance and Nominating Committees are posted on the Whirlpool website: www.whirlpoolcorp.com – click on the “Governance” tab. Stockholders may also request a free copy of these documents from: Greg Fritz, Director, Investor Relations, Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, Michigan 49022-2692; (269) 923-2641.

NONEMPLOYEE DIRECTOR COMPENSATION

Our 2007 director compensation is reflected in the table below. We believe that it is important to attract and retain outstanding nonemployee directors. One way that we achieve this goal is through a competitive compensation program. To that end, in 2007, our Corporate Governance and Nominating Committee, which is responsible for making director compensation recommendations to the Board, worked with Hewitt Associates to evaluate the competitiveness of our compensation program for our directors who are not employees of Whirlpool. After evaluating competitive market data on nonemployee director compensation, Hewitt recommended an increase in the annual cash retainer, and certain other changes in our director compensation program, so that we can remain competitive with other large publicly held companies. After evaluating Hewitt’s report, in February 2008 the Committee recommended and the Board approved, effective for 2008, (1) an increase in the annual retainer from $75,000 to $90,000, (2) a change in the term of director stock options (as described below under the heading “Nonemployee Director Equity Plan”), and (3) termination of the option to relinquish all or part of the annual cash retainer under the Charitable Award Contribution and Additional Life Insurance Plan for Directors (the “Charitable Program” described below). In addition, the Board has adopted an equity ownership guideline for nonemployee directors under which these directors are encouraged to own Whirlpool stock equal in value to four times the basic annual cash retainer, with a five-year timetable to obtain this objective. Only nonemployee directors receive compensation for their services as a director.

The 2007 nonemployee director compensation, by element, was as follows:

Type of Compensation	Amount
Annual Cash Retainer	$75,000
Annual Stock Options Retainer*	1,157 options
Annual Stock Awards Retainer*	610 shares
Annual Retainer for Committee Chair (in addition to other retainers):
Audit Committee	$20,000
All Other Committees	$10,000
Annual Retainer for Presiding Director (in addition to other retainers)	$20,000

*	See “Nonemployee Director Equity Plan” below for explanation of how the number of options and shares were calculated for 2007.

Nonemployee Director Equity Plan

Our Nonemployee Director Equity Plan provides for (1) a one time grant of 1,000 shares of common stock made at the time a director first joins the Board; (2) an annual grant of stock options with the number of options to be based on dividing $36,000 by the product of the fair market value of a single share of our common stock on the final trading day before the annual meeting of stockholders ($88.83 for the April 17, 2007 grant) multiplied by 0.35; and

(3) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the average fair market value of a single share of our common stock for the final three trading days before the grant ($88.42 for the April 17, 2007 grant). The exercise price under each option granted is the fair market value of the common stock on the last trading day before the annual meeting of stockholders ($88.83 on April 16, 2007).

Options granted in 2007 are exercisable for the earlier of 20 years after grant or two years after a nonemployee director ceases to serve on our Board, or one year in the case of the nonemployee director’s death. Options granted in and after 2008 are exercisable for the earlier of ten years after grant or five years after a nonemployee director ceases to serve on our Board, or one year in the case of the nonemployee director’s death. However, no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event that the death or disability of the director does occur and an option is exercised in the first six months of its term, any shares of common stock issued on such exercise may not be sold until the six-month anniversary of the grant date. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. All annual grants are made to directors on the date of our annual meeting of stockholders.

Deferral of Annual Retainer and Stock Grants

A nonemployee director may elect to defer any portion of the annual cash retainer and annual stock awards retainer until he or she ceases to be a director. Under this policy, when the director’s term ends, any deferred annual retainer will be made in a lump sum or in monthly or quarterly installments. In addition, payment of any deferred annual stock grant will be made as soon as is administratively feasible. Amounts deferred on or before December 31, 2004 accrue interest quarterly at a rate equal to the prime rate in effect from time to time. Amounts deferred after December 31, 2004 may be allocated to notional investments that mirror those available to participants in our U.S. 401(k) plan, with the exception of the Whirlpool stock fund.

Charitable Program

Through 2007, each nonemployee director, upon election or re-election to the Board, could choose to relinquish all or a portion of the annual cash retainer, in which case Whirlpool may, at its sole discretion, then make an award of up to $1 million to a charitable organization upon the director’s death. Under the program, the election to relinquish compensation is irreversible, Whirlpool may decide to purchase insurance or self-fund any charitable contributions made under the program, and Whirlpool may choose to make contributions in the director’s name to as many as three charities. As discussed below in the “Nonemployee Director Compensation Table,” Whirlpool purchases insurance to partially fund this program, and pays the premiums on behalf of the directors. Each director could also elect to relinquish a portion of the annual cash retainer and have such amount used to purchase term life insurance in excess of that described in the next paragraph. The Board of Directors acted to eliminate these two options, prospectively, as of January 1, 2008.

Term Life Insurance

Whirlpool pays the premiums to provide each nonemployee director who elects to participate, with term life insurance while serving as a director, and also makes a related income tax reimbursement payment. The coverage amount is equal to one-tenth of the director’s basic annual cash retainer times the director’s months of service (not to exceed 120). In addition, Whirlpool provides each nonemployee director with travel accident insurance of $1 million.

Whirlpool Appliances

For evaluative purposes, Whirlpool permits nonemployee directors to test Whirlpool products for home use, and reimburses the directors for any income taxes they incur as a result of this policy. The cost to Whirlpool of this arrangement in 2007 (based on distributor price of products and delivery, installation, and service charges) did not exceed $10,500 for any one nonemployee director or $29,000 for all nonemployee directors as a group.

Business Expenses

Whirlpool reimburses nonemployee directors for business expenses related to their attendance at Whirlpool meetings, including room, meals and transportation to and from Board and committee meetings (e.g., commercial flights, trains, cars and parking). On rare occasions, a director’s spouse may accompany a director when traveling on Whirlpool business. Normally a director will travel to and from Whirlpool Board meetings on Whirlpool corporate or other private aircraft. Directors are also reimbursed for attendance at qualified third-party director education programs.

Nonemployee Director Compensation Table

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Herman Cain	75,000	53,814	46,292	–	–	5,436	180,542
Gary T. DiCamillo	85,000	53,814	46,292	–	–	5,455	190,561
Allan D. Gilmour*	27,926	–	–	–	–	66,235	94,161
Kathleen J. Hempel	75,000	53,814	46,292	–	–	3,152	178,258
Michael F. Johnston	85,000	53,814	46,292	–	–	18,774	203,880
William T. Kerr	75,000	53,814	46,292	–	–	1,430	176,536
Arnold G. Langbo	75,000	53,814	46,292	–	–	16,187	191,293
Miles L. Marsh	90,000	53,814	46,292	–	–	4,694	194,800
Paul G. Stern	85,000	53,814	46,292	–	–	3,474	188,580
Janice D. Stoney	75,000	53,814	46,292	–	–	11,640	186,746
Michael D. White	95,000**	53,814	46,292	–	–	80,523	275,629

*	Mr. Gilmour retired from the Whirlpool Board in April 2007.

**	Of this amount, Mr. White relinquished $11,207 under the Charitable Program.

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a director, including all annual retainer fees, before deferrals and relinquishments.

(2)	Value of the annual grant of shares of common stock (610 in 2007); the amount is less than $54,000 due to rounding. The value reflects the 2007 compensation cost recognized under Financial Accounting Standards Board’s Statement No. 123(R) (revised 2004), “Share-Based Payment” (“FAS 123R”), and is equal to the grant date fair value of the stock awards. See Note 11 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used in calculating the compensation cost and grant date fair value under FAS 123R. The compensation cost and the grant date fair value of the stock awards for financial reporting purposes likely vary from the actual amount the director receives based on a number of factors, including stock price fluctuations, timing of sale and differences from valuation assumptions. As of December 31, 2007, none of our nonemployee directors was deemed to have outstanding restricted stock awards because all stock awards vest immediately.

(3)	Value of the annual grant of stock options (1,157 in 2007) which generally become exercisable six months after grant and expire either 20 years from the award date or the second anniversary of the date that the director ceases to be a director. The value reflects the 2007 compensation cost recognized under FAS 123R, and is therefore different than the amount used to calculate the number of options granted to each director under the Nonemployee Director Equity Plan. The 2007 compensation cost disclosed in this column is equal to the grant date fair value of the option awards calculated in accordance with FAS 123R because all of the stock options vested during 2007. See Note 11 to the Consolidated Financial Statements contained in the Financial Supplement to this proxy statement for a discussion of the relevant assumptions used in calculating the compensation cost and grant date fair value under FAS 123R. The compensation cost and the grant date fair value of the stock option awards for financial reporting purposes likely vary from the actual amount the director receives based on a number of factors, including stock price fluctuations, timing of exercise, and differences from valuation assumptions. As of December 31, 2007, the number of stock options held by each nonemployee director (all of which have fully vested) were:

Herman Cain	2,288
Gary T. DiCamillo	6,877
Allan D. Gilmour	8,120
Kathleen J. Hempel	7,477
Michael F. Johnston	4,477
William T. Kerr	4,025
Arnold G. Langbo	7,477
Miles L. Marsh	8,677
Paul G. Stern	8,677
Janice D. Stoney	9,877
Michael D. White	3,877

(4)	Whirlpool does not have a non-equity incentive plan for nonemployee directors.

(5)	Whirlpool does not have a pension plan for nonemployee directors and does not pay above-market or preferential rates on non-qualified deferred compensation for nonemployee directors.

(6)	The table below presents an itemized account of “All Other Compensation” provided in 2007 to the nonemployee directors.

Director	Tax Reimbursements(a) ($)	Life Insurance Premiums ($)	Charitable Program(b) ($)	Whirlpool Appliances and Other Benefits ($)	Total ($)
Herman Cain	3,080	704	–	1,652	5,436
Gary T. DiCamillo	2,772	865	–	1,818	5,455
Allan D. Gilmour	5,992	359	55,498	4,386	66,235
Kathleen J. Hempel	1,951	941	–	260	3,152
Michael F. Johnston	7,807	441	–	10,526	18,774
William T. Kerr	1,018	152	–	260	1,430
Arnold G. Langbo	11,338	981	–	3,868	16,187
Miles L. Marsh	3,344	1,090	–	260	4,694
Paul G. Stern	1,329	–	–	2,145	3,474
Janice D. Stoney	7,786	1,080	–	2,774	11,640
Michael D. White	5,640	391	66,588	7,904	80,523

(a)	Tax reimbursements on income imputed to the director for Whirlpool appliances and other benefits received, and life insurance premiums paid on behalf of the director by Whirlpool.

(b)	Includes 2007 interest cost, service cost, and life insurance premiums paid in connection with the Charitable Program, less 2007 relinquishments. The maximum amount payable upon death under the Charitable Program is $1 million on behalf of Mr. Gilmour, and $1.5 million on behalf of Mr. White.

SECURITY OWNERSHIP

The following table presents the ownership on December 31, 2007 of the only persons known by us as of February 15, 2008 to beneficially own more than 5% of our common stock based upon statements on Schedule 13G filed by such persons with the SEC.

Schedule 13G Filed On	Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
2/14/2008	FMR LLC(1) 82 Devonshire Street Boston, MA 02109	9,532,290	12.57%
2/14/2008	PRIMECAP Management Company(2) 225 South Lake Avenue, #400 Pasadena, CA 91101	8,606,155	11.35%
2/8/2008	Pzena Investment Management, LLC(3) 120 West 45th Street, 20th Floor New York, NY 10036	8,150,633	10.75%
2/12/2008	The Vanguard Group Inc.(4) 100 Vanguard Blvd. Malvern, PA 19355	4,205,558	5.55%
2/14/2008	Vanguard Chester Funds – Vanguard Primecap Fund(5) 100 Vanguard Blvd. Malvern, PA 19355	4,000,000	5.27%

(1)	Based solely on a Schedule 13G/A filed with the SEC by FMR LLC, (“FMR”) and Edward C. Johnson, all such shares are beneficially owned by three entities: (a) Fidelity Management & Research Company, a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR (“FM&RC”), (b) Strategic Advisers, Inc. (“SA”), a wholly-owned subsidiary of FMR and a registered investment advisor, and (c) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank. FM&RC is the beneficial owner of 9,470,495 shares. Mr. Johnson (Chairman of FMR), FMR (through its control of FM&RC) and Fidelity Funds each has sole dispositive power with respect to 9,470,495 shares. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. SA is the beneficial owner of 1,685 shares. PGATC is the beneficial owner of 60,110 shares. Mr. Johnson and FMR (through its control of PGATC) each has sole dispositive and voting power with respect to 60,110 shares.

(2)	Based solely on a Schedule 13G/A filed with the SEC by PRIMECAP Management Company, a registered investment advisor. PRIMECAP has sole voting power with respect to 1,861,355 shares and sole dispositive power with respect to 8,606,155 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC by Pzena Investment Management, LLC, a registered investment advisor. Pzena has sole voting power with respect to 4,176,737 shares and sole dispositive power with respect to 8,150,633 shares.

(4)	Based solely on a Schedule 13G filed with the SEC by The Vanguard Group Inc., (“Vanguard”) a registered investment advisor. Vanguard has sole voting power with respect to 79,694 shares and sole dispositive power with respect to 4,205,558 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of Vanguard, is the beneficial owner with sole voting power of 36,660 shares as a result of its serving as investment manager of collective trust accounts.

(5)	Based solely on a Schedule 13G/A filed with the SEC by Vanguard Chester Funds – Vanguard Primecap Fund (“Vanguard”), a registered investment advisor. Vanguard has sole voting power with respect to all shares.

BENEFICIAL OWNERSHIP

The following table reports beneficial ownership of common stock by each director, nominee for director, the Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers, and all directors and executive officers of Whirlpool as a group, as of February 19, 2008. Beneficial ownership includes, unless otherwise indicated, all shares with respect to which each director or executive officer, directly or indirectly, has or shares the power to vote or to direct the voting of such shares or to dispose or direct the disposition of such shares. The address of all directors and executive officers named below is c/o Whirlpool Corporation, 2000 North M-63, Benton Harbor, Michigan 49022-2692.

	Shares Beneficially Owned(1)	Deferred Stock Units(2)	Shares Under Exercisable Options(3)	Total(4)	Percentage
Marc R. Bitzer	36,871	9,501	11,233	57,605	*
Herman Cain	9,228	0	2,288	11,516	*
Gary T. DiCamillo	5,439	5,210	6,877	17,526	*
Jeff M. Fettig	137,773	92,908	467,801	698,482	*
Kathleen J. Hempel	7,828	4,058	7,477	19,363	*
Michael F. Johnston	3,000	2,538	4,477	10,015	*
William T. Kerr	2,621	0	4,025	6,646	*
Arnold G. Langbo	8,135	4,969	7,477	20,581	*
Miles L. Marsh	10,722	5,501	8,677	24,900	*
Paulo F. M. Periquito	163,034	50,138	154,481	367,653	*
Paul G. Stern	9,428	6,621	8,677	24,726	*
Janice D. Stoney	7,301	7,990	9,877	25,168	*
Roy W. Templin	17,032	303	22,398	39,733	*
Michael A. Todman	30,648	29,368	56,449	116,465	*
Michael D. White	2,700	2,104	3,877	8,681	*
All directors and executive officers as a group (16 persons)	466,772	249,556	791,915	1,508,243	1.96%

*	Less than 1%.

(1)	Does not include 1,483,031 shares held by the Whirlpool 401(k) Trust (but does include 3,955 shares held for the accounts of executive officers); Executive Vice President and Chief Financial Officer Roy W. Templin serves as one of four individual trustees with shared voting and investment powers.

(2)	Represents the number of shares of common stock, based on deferrals made into the Deferred Compensation Plan II for Nonemployee Directors, one of the executive deferred savings plans, or the terms of deferred stock awards, that we are required to pay to a nonemployee director when the director leaves the Board or to an executive officer when the executive officer is no longer an employee. None of these deferred stock units have voting rights.

(3)	Includes shares subject to options that will become exercisable within 60 days of February 19, 2008.

(4)	No shares of Whirlpool stock have been pledged as security by any of these individuals.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Whirlpool’s directors and executive officers and persons who own more than 10% of Whirlpool’s common stock (each a reporting person) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Whirlpool’s common stock. Based solely on its review of the copies of such reports furnished to or prepared by Whirlpool and written representations that no other reports were required, Whirlpool believes that all Section 16(a) filing requirements applicable to reporting persons were complied with during the fiscal year ended December 31, 2007, except as follows. A third-party benefit plan administrator allocated $4,466 to a phantom stock fund under a deferred compensation plan account for W. Timothy Yaggi. The administrator did not timely report the allocation to Whirlpool, resulting in a late Form 4 filing. In addition, 54.1 shares were allocated to Mr. Templin’s brokerage account as a result of a dividend reinvestment program maintained by a brokerage firm. The acquisitions were not timely reported to Whirlpool, resulting in late Form 5 filings.

COMPENSATION DISCUSSION AND ANALYSIS

In this proxy statement, we refer to our Chief Executive Officer, Chief Financial Officer and our other three most highly-compensated executive officers as our “named executive officers” or “NEOs.” This section includes information regarding, among other things, the overall objectives and philosophy of our compensation program and each element of compensation we provide to our NEOs. This section should be read in conjunction with the detailed tables under “Executive Compensation Tables” later in this proxy statement.

Compensation Overview

The Human Resources Committee of the Board of Directors sets compensation for each executive officer using a market-based approach, with differentiation based on individual and company performance. The elements of our compensation program reflect our “pay for performance” philosophy. The Committee creates a compensation package for each NEO that contains a mix of compensation elements that it believes best addresses the NEO’s responsibilities and that will best achieve our overall compensation objectives. In establishing target compensation, the Committee considers factors discussed below such as market value and job responsibility. The Committee does not use a specific formula for allocating between fixed and variable components of pay or between long-term incentive vehicles. Generally, the proportion of equity compensation rises with increasing job responsibility. Taken as a whole, our compensation program is designed so that the individual’s target compensation level rises as job responsibility increases, with the portion of performance-based, or “at risk” compensation rising as a percentage of total target compensation. As a result, actual total compensation of an executive as a multiple of the total compensation of his or her subordinates is designed to increase in periods of above-target performance and decrease in times of below target performance. In addition, the Committee makes distinctions in the mix of cash and equity components based on job responsibility in shaping each NEO’s compensation package.

Compensation Elements

Element	Characteristics

Base Salary	• Fixed component based on responsibility, experience and performance

• Target is the median level for similar positions in the comparator group

Short-term Incentives	• Variable cash incentives based on annual performance under the Performance Excellence Plan

• Target is the difference between the median level of total cash compensation for similar positions in the comparator group and the median base salary

Element	Characteristics

Long-term Incentives	• Performance-based variable equity and cash incentives under the Strategic Excellence Program

• Target is the difference between the median level of total pay for similar positions in the comparator group and the sum of the individual’s target base salary plus target short-term incentive
Special Incentives	• Discretionary cash incentives to recognize extraordinary performance of short-term goals under the Executive Officer Bonus Plan

• Discretionary equity incentives to motivate and retain key leadership talent under the Special Retention Program or the Career Stock Program

• Special incentives are not awarded based on the results of competitive benchmarking

Other Benefits	• Health and welfare benefits available to substantially all salaried employees

• Limited perquisites designed to support a market-competitive compensation package

Retirement Benefits	• U.S. based NEOs participate in qualified and non-qualified defined benefit and defined contribution plans

• Target is the median income replacement ratio for a broad-based group of companies

• NEOs outside the U.S. participate in retirement plans designed to be competitive within their regions

The Objectives of Whirlpool’s Compensation Program

We are dedicated to global leadership and to delivering superior stockholder value. Our executive compensation philosophy supports these objectives by attracting and retaining the best management talent and by motivating these employees to achieve business and financial goals that create value for stockholders in a manner consistent with Whirlpool’s focus on five enduring values: respect, integrity, diversity and inclusion, teamwork, and the spirit of winning.

To achieve our objectives, we implement a “pay for performance” philosophy using the following guiding principles:

•	compensation should be incentive-driven with both a short- and long-term focus;

•	a significant portion of pay should be variable, or “at risk”;

•	components of compensation should be tied to increasing stockholder value; and

•	compensation should be tied to a balanced evaluation of business and individual performance measured against financial, customer, and employee related objectives – a “balanced scorecard” approach.

Compensation Process and Methodology

Role of the Human Resources Committee

Our Human Resources Committee has overall responsibility for Whirlpool’s executive compensation programs. Typically, the Committee adopts the compensation goals and objectives for awards under our short-term and long-term incentive plans at its meeting in February of each year. The Committee also generally considers and makes decisions about the principle elements of each executive officer’s compensation package at its February meeting. The Committee also performs its evaluation of CEO performance and establishes CEO compensation at this meeting. Throughout the year, the Committee evaluates the overall effectiveness of our compensation philosophy and programs. In addition, the Committee reviews management’s recommendations regarding hiring, promotion, retention, severance and individual executive compensation packages related to those events. The Committee may also consider management recommendations to improve compensation programs.

In making its determinations, the Committee reviews and considers various factors and affords different weight to these factors depending on the type of determination and the circumstances under which it arises. For example, in determining base salary, the Committee may rely more heavily on market data and the recommendation of its independent compensation advisor. In determining the payout of incentive awards, the Committee’s consideration of company performance and management’s assessment of individual performance may predominate. In setting long-term compensation, the Committee may give more weight to the complexity of the individual’s position and impact on overall company results. While the Committee may solicit and review recommendations from its independent compensation advisor, and in some circumstances, management, the Committee makes decisions regarding these matters in the exercise of its sole discretion.

Benchmarking and the Role of Consultants

Our Human Resources Committee establishes target compensation levels using a market-based approach. Each year, the Committee engages an independent compensation advisor to advise the Committee on Whirlpool’s executive compensation program. At the beginning of 2007, the Committee retained Hewitt Associates, an outside human resources consulting firm, as its independent executive compensation advisor to provide data and analysis regarding pay levels for our NEOs and other senior executives. Specifically, the Committee requested that Hewitt Associates assist the Committee in (1) reviewing the group of companies against whom Whirlpool’s senior executive pay levels are compared (our “comparator group”); (2) reviewing executive compensation market practices and trends in general; (3) designing and recommending the compensation packages provided to the named executive officers (“NEOs”) and other senior executives; and (4) providing a marketplace assessment of the compensation for the NEOs and other senior executives in comparison to the compensation for comparable positions within the comparator group. With respect to the CEO, Hewitt Associates provided a recommendation, without the CEO’s input, to the Committee regarding the CEO’s compensation package (target and mix of pay components). The Committee used Hewitt’s recommendation as the primary basis for the Committee’s final decision on the CEO’s compensation package. After taking into account input from the CEO, Hewitt Associates also provided a recommendation to the Committee for the other NEOs and senior executives. Other than the work it performs for the Committee, Hewitt Associates provides minimal compensation consulting services to Whirlpool and its executive officers, such as reviewing our nonemployee director compensation, providing market data for non-senior management compensation, and assisting with compensation disclosure. In addition, Hewitt provides actuarial services to Whirlpool’s European region.

For 2007, Hewitt Associates recommended that the Committee retain the comparator group listed below which we have used to benchmark executive compensation in prior years. We selected these companies because they have national and international business operations and are similar to Whirlpool in sales volumes, market capitalizations, employment levels, lines of business, and organizational structure. Companies in the comparator group are recognized for their excellence in the areas of consumer focus and trade partner relations, and for possessing highly complex global supply chains and manufacturing footprints.

3M	Honeywell International Inc.
The Black & Decker Corporation	Illinois Tool Works, Inc.
Caterpillar Inc.	Ingersoll-Rand Company
Cummins Inc.	Kellogg Company
Colgate-Palmolive Company	Motorola, Inc.
Deere & Company	PPG Industries, Inc.
Eastman Kodak Company	Raytheon Company
Eaton Corporation	Sara Lee Corporation
Emerson Electric Co.	Textron, Inc.
The Goodyear Tire & Rubber Company	United Technologies Corp.
H. J. Heinz Company	Xerox Corporation

We use publicly disclosed compensation data contained in proxy statements, as well as proprietary surveys purchased from third-party consulting firms to acquire market compensation data for companies in the comparator group. In 2007, Hewitt Associates reviewed the market data and recommended appropriate comparisons within the market data for Whirlpool’s senior executives, including our NEOs, based on the content, scope, and complexity of each position. To ensure a balanced and accurate review of the market value for each position, the Committee reviewed the statistical median market values for each position in addition to size-adjusted median market values based upon the revenue accountability for each position.

Role of Management

Each year, our management, led by the CEO and Chief Human Resources Officer, makes recommendations to the Committee regarding the compensation and benefit programs for individuals in Career Bands 0 and 1 consisting of 11 employees which includes all executive officers. In addition, the CEO makes recommendations to the independent compensation advisor regarding individual compensation packages of the executive officers. Management recommends the performance metrics to be used in the Performance Excellence Plan and the Strategic Excellence Program for adoption by the Committee. The Committee has authority to adopt or modify these metrics in its sole discretion. In addition, management may assess individual performance to assist the Committee in making determinations regarding awards to be paid out under incentive programs.

The Chief Human Resources Officer attends all Committee meetings, other than portions of those meetings held in executive session. Materials for Committee meetings are drafted by Whirlpool’s human resources department and the Committee’s independent compensation advisor.

Base Salary

In February 2007, the Human Resources Committee reviewed salary increase guidelines for each NEO. In the case of NEOs other than the CEO, the guidelines are established based on the CEO’s assessment of individual performance, as well as competitive market reviews provided by Hewitt Associates. In the case of the CEO, the salary increase guidelines were based on Hewitt Associates data only.

Based on this review, the Committee made annual salary increases effective March 1, 2007 as follows: Mr. Fettig’s salary was increased from $1,100,000 to $1,200,000; Mr. Templin’s salary was increased from $550,000 to $600,000; Mr. Todman’s salary was increased from $650,000 to $720,000; Mr. Bitzer’s salary was increased from €435,000 to €460,000 (approximately U.S. $596,340 to $630,612). Mr. Periquito’s salary was not increased in March 2007, because the Committee determined that his salary at that time was fully competitive with the market. Mr. Periquito’s salary was increased from $645,000 to $700,000 in connection with his promotion to President of Whirlpool International in June 2007.

Short-Term Incentives

Consistent with Whirlpool’s “pay for performance” philosophy, all salaried employees are eligible to participate in an annual cash incentive opportunity, the Performance Excellence Plan (“PEP”). PEP provides an annual incentive designed to focus attention on stockholder value creation, drive performance in support of this goal and other business goals, and reflect individual performance as measured against financial, customer, and employee-related objectives. The Committee establishes target incentive levels for NEOs as a percentage of their base salary earnings during the performance period. PEP ensures that a significant proportion of pay for our NEOs is at risk and variable. For 2007, PEP targets for NEOs were as follows: Mr. Fettig’s target was 140% of his base salary earnings; Mr. Templin’s target was 85% of his base salary earnings; Mr. Todman’s target was 100% of his base salary earnings; Mr. Bitzer’s target was 80% of his base salary earnings; Mr. Periquito’s target was 80% of his base salary earnings from January through June and was increased to 100% of his base salary earnings through the remainder of the year in connection with his promotion.

As discussed below under the caption “Deductibility of Compensation and Related Issues,” the Human Resources Committee strives to preserve the tax deductibility of executive compensation to the extent practicable. PEP awards granted to the NEOs qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, and are, therefore, not included in the $1 million cap on deductible compensation, provided that certain requirements are met. Section 162(m) requires that the Committee establish a target within the first 90 days of the fiscal year which cannot be adjusted due to unusual and uncontrollable events or conditions that might affect Whirlpool’s financial performance. In addition, to qualify under Section 162(m), PEP payouts to NEOs cannot be adjusted upward to take into account the effects of such events or conditions. To preserve maximum tax deductibility and allow the Committee the latitude to address unforeseeable and uncontrollable events and conditions, and to facilitate the Committee’s ability to assess and reward individual performance under the Whirlpool performance assessment system, the Committee set a return on equity (“ROE”) target for executive officers at a level that would allow the Committee to take into consideration the impact of such events or conditions in adjusting payouts downward. The Committee set maximum possible payouts with respect to the ROE targets under PEP at $3 million for the CEO and at four times an established percentage of base salary, but not more than 330% of base salary for each other NEO for Section 162(m) purposes (which was an amount less than $3 million). The ROE targets are tied to our projected operating plan and, therefore, their achievement is substantially uncertain at the time they are set.

While the ROE targets were used for purposes of Section 162(m), the PEP for 2007 was designed so that ROE results only determined the maximum possible payouts under PEP. The Committee also established targeted incentive levels and equally weighted company and individual performance factors for each executive officer. In defining PEP performance factors for 2007, the Committee determined that company performance in-line with expected performance would result in a payout equal to 100% of the targeted incentive level. Company performance substantially above expected performance could result in a payout equal to 200%

of the targeted incentive level and performance below expected performance could result in no amount being paid out under PEP. The company performance measures adopted by the Committee for purposes of determining awards under PEP for 2007 are contained in the following “balanced scorecard”:

•	financial measures – revenue growth, earnings, earnings per share, free cash flow, and economic value added;

•	customer measures – market share, quality, and brand equity progress; and

•	employee measures – the strengthening of our talent pipeline, diversity, engagement of our employees, and the effective management of the Whirlpool performance management system.

The Committee established each executive officer’s rating under Whirlpool’s Extraordinary Performance and Results (“EP&R”) performance management system as the individual performance measure. EP&R is based on a rigorous review of individual achievements during the performance period relative to goals established by each employee’s direct supervisor. Under the EP&R assessment of individual performance, each employee, including each NEO, is assigned one of the following performance ratings annually: 1-Extraordinary Results; 2-Very Strong Results; 3-Strong Results; 4-Results Need to Be Improved; and 5-Unacceptable Results. For NEOs, individual performance ratings correlate to the following performance factors:

1-Extraordinary Results: 200%

2-Very Strong Results: 150%

3-Strong Results: 100%

4-Results Need to Be Improved: 50% or 75%

5-Unacceptable Results: 0%, no award given

Under the 2007 PEP, the “balanced scorecard” and performance factors determined through use of the EP&R framework resulted in a combined performance factor that was multiplied by the targeted incentive levels to attain a suggested final payout value under PEP (ranging from 0%-400% of the targeted incentive level).

In reviewing performance under PEP for 2007, at its February 2008 meeting, the Committee determined that the ROE target established for 2007 was met. The Committee then used a judgment-based approach to exercise negative discretion to determine the actual payout to each NEO. For each NEO, the Committee adjusted payouts in a non-formulaic way from a targeted incentive level based on the “balanced scorecard” and EP&R outcomes.

In exercising its judgment to determine final payouts to the NEOs under PEP in 2007, the Committee considered that our earnings from continuing operations of $8.10 per share versus the previous year’s record of $6.35 per share reflected achievement of a stretch goal and good year-over-year performance in a challenging environment. The Committee further considered that overall customer measures were met or exceeded and that each employee measure was met or exceeded. Using these factors, the Committee determined that based on the “balanced scorecard” results the company performance factor was 100%.

In determining the individual performance factor under EP&R, the Committee considers each NEO’s absolute performance, performance relative to internal peers, any unforeseen factors that influenced the results of each NEO, and the extent to which the leadership of each NEO has contributed to Whirlpool’s success during the performance period based on qualitative measures. With respect to NEOs other than the CEO, the Committee may rely on the assessment of individual performance provided by the CEO. For 2007, each NEO received a performance rating of Level 2 or higher.

Long-Term Incentives

Strategic Excellence Program

The Strategic Excellence Program (“SEP”) is our primary long-term incentive program for executives. The compensation opportunities under SEP are tied directly to Whirlpool’s financial and strategic performance over a preset period beginning each January 1 and continuing for one year or longer. Each set of performance measures is unique and designed to incentivize the achievement of specific long-term strategic goals. The length of the performance period varies from year to year depending on the performance measures established by the Committee.

SEP is designed to deliver long-term shareholder value by providing performance-based long-term incentives to participants based upon the achievement of strategic objectives. SEP awards consist of either stock options and restricted stock units or stock options, restricted stock units and performance units payable in cash, depending on the NEO’s job responsibilities. The Committee typically makes SEP awards to executive officers annually and establishes performance measures at its February meeting. As discussed above with respect to PEP, the Committee establishes an ROE target for purposes of ensuring that SEP awards qualify as performance-based compensation under Section 162(m). For 2007, the Committee established a transformational objective of expanding external operating profit through the full deployment and delivery of operational capability, as the performance measure to determine suggested SEP payouts. The Committee provided for the performance of the transformational objective to be measured on results under a “transformational scorecard” consisting of innovation, total cost productivity, price margin realization, total cost of quality and the ratio of operating profit to earnings from continuing operations. The Committee designated a performance period of one year.

As discussed above under PEP, the Committee establishes market-based target incentive levels for each executive officer on the basis of a percentage of base salary. The Committee determined the following SEP targets for NEOs for 2007: for Mr. Fettig – 500%; for Mr. Templin – 175%; for Mr. Todman – 175%; for Mr. Bitzer – 150%; for Mr. Periquito – 175%. For 2007, the Committee determined that performance in-line with expectations would result in a payout equal to 100% of the targeted incentive level for performance and/or restricted stock units, while performance substantially above expected performance could result in a payout equal to 200% of the targeted incentive level for performance and/or restricted stock units. Performance below expected performance could result in fewer or no performance and/or restricted stock units being paid out. In assessing performance under SEP for 2007, the Committee determined that the ROE target was met and reviewed the “transformational scorecard” results for 2007. Based on this assessment, the Committee concluded that the objective of expanding external operating profit during 2007 was achieved at the 100% level.

Stock options awarded as part of SEP are not subject to modification based on achievement of performance objectives. Because stock options only provide value in the event that Whirlpool’s stock price increases beyond the fair market value of Whirlpool stock on the date of grant, it is our belief that compensation awarded through stock options is inherently performance-based. As a result, stock option grants are not based on “transformational scorecard” performance. Stock option grants are issued with an exercise price equal to the fair market value of the stock at the time of grant. The option term is ten years and options vest in three equal annual installments. Stock options granted to our NEOs in 2007 are reflected in the Summary Compensation Table and the Grant of Plan-Based Awards Table.

Enhanced SEP

In 2005, the Human Resources Committee established an Enhanced Strategic Excellence Program for a limited group of employees in our top two organizational levels, including each NEO. Consistent with the SEP emphasis on long-term strategic value creation, the program was designed to drive shareholder value creation and focus on managing through a long-term economic cycle. The Committee established performance objectives based on earnings per share for 2007 and cumulative free cash flow for 2005 through 2007. The Committee provided for the value of awards under Enhanced SEP to be paid out 50% in stock and 50% in cash. In its February 2008 meeting, the Committee reviewed Whirlpool’s performance and determined that the 2007 earnings per share measure exceeded expectations and the 2005 through 2007 cumulative free cash flow measure exceeded expectations. As a result of this analysis, the Committee determined that participants in Enhanced SEP, including the NEOs, would receive payouts equal to 255% of the targeted awards. Enhanced SEP awards are reflected in the Summary Compensation Table.

Special Incentives

We maintain certain incentive programs to be used by the Committee on an as-needed basis to respond to special circumstances, for example, to recognize individual achievement or to respond to industry and labor market conditions. We do not use a formula or set guidelines to determine when to grant incentives under these programs, however, the Committee is disciplined in its approach to setting compensation. Examples of circumstances that may cause the Committee to believe that additional grants under these programs are required to meet competitive industry and labor market conditions include, but are not limited to, increased responsibility due to strategic transactions or corporate re-alignment or increased recruitment opportunities due to industry fragmentation or consolidation. In addition, awards granted under these programs can be used to provide an additional incentive to a key employee in order to maximize long-term retention when such employee’s outstanding incentives fully vest and/or become payable in the near term.

Executive Officer Bonus Program

The Committee does not generally award bonuses on a discretionary basis. The Executive Officer Bonus Plan, however, gives the Committee the discretion to grant bonus payouts to designated executive officers in recognition of individual performance that demonstrates exceptional excellence in the execution and achievement of short-term goals without sacrificing focus on and commitment to Whirlpool’s long-term success and sustainable performance. These discretionary awards are directly tied to our “pay for performance” philosophy by providing the Committee with the flexibility to reward strong individual performance outside an individual’s structured compensation program. The Committee has not granted awards under this plan during any of the last five fiscal years.

Special Retention Program

The Special Retention Program was established to provide grants of phantom restricted stock to selected officers as a means of motivating and retaining key leadership talent. Mr. Templin received a grant of 15,000 restricted stock units under this program during 2007. The purpose of this grant is to provide additional retention incentive to Mr. Templin and further align his interests with those of stockholders. Half of this grant will vest on the third anniversary of the date of grant, while the other half of the grant will vest on the seventh anniversary of the date of grant. Payment will be made in the form of Whirlpool stock upon vesting.

Career Stock Program

The Career Stock Program was established to provide one-time grants of phantom restricted stock to select key executives as a means of retaining those executives and encouraging long-term employment. Recipients and award sizes are based on determinations relating to a broad range of factors. Mr. Todman and Mr. Bitzer both received grants of 30,000 restricted stock units under this program during 2007. These grants are intended to encourage long-term employment and further align their interests with those of stockholders. Vesting in this program occurs over an extended period of time, with the final tranche becoming vested upon retirement after reaching age 60. Tranches of this grant that vest while employed with the company are automatically deferred and are not paid out. Final payment of this grant is made upon termination of employment in the form of Whirlpool shares.

Timing of Equity Awards

We have generally followed a practice of making all equity-based grants to employees, including NEOs, on a single date every year. The Committee grants these equity-based awards at its regularly-scheduled meeting in mid-February. This meeting usually occurs about two weeks after we release our final earnings for the prior fiscal year, which permits material information regarding our performance for the prior fiscal year to be disclosed to the public before equity-based grants are made to employees. While most of our equity-based awards have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional “off-cycle” awards in connection with promotions, recruitment efforts, or significant accomplishments. Stock option exercise prices are set equal to the fair market value of Whirlpool stock on the date of grant. Under the 2007 Omnibus Stock and Incentive Plan, fair market value is equal to the officially quoted closing price of our common stock on the date of grant.

Perquisites

We provide a very limited number of perquisites to executives, including financial services, limited use of Whirlpool owned and leased property, product discounts, home security, and executive physicals. Mr. Fettig and Mr. Todman may use company aircraft for personal use to ensure their personal security. Personal use of company aircraft is considered taxable income to these executives using the Standard Industry Fare Level method. Mr. Bitzer and Mr. Periquito are eligible to receive the use of a company car as part of a competitive total compensation package. In connection with his promotion to President of Whirlpool International, Mr. Periquito received an increase in his allowance for increased living costs outside the United States from $75,000 to $100,000. As an expatriate in Italy, Mr. Bitzer is eligible for payments to defray the cost of his children’s education. These perquisites are designed to support a market competitive total compensation package and ensure that Whirlpool derives the most value from our overall compensation expenditure.

Post-Termination Payments

Our U.S.-based NEOs are eligible to receive benefits under a severance policy generally available to U.S. salaried employees. Under Italian law, Mr. Bitzer is entitled to a lump sum severance benefit equal to one year of salary, plus the average of his last three awards received through participation in PEP, plus an accrued lump sum statutory severance indemnity payment (TFR) equal to €67,687 (approximately U.S. $92,792). Under the terms of his employment agreement, Mr. Periquito is entitled to an amount equal to 13.82 months of base salary. In addition, the Human Resources Committee may agree to provide additional severance benefits upon the termination of an NEO.

We have entered into Compensation Benefits and Assurance agreements with each executive officer, including each NEO, under our change in control severance program. We maintain this program to ensure that our NEOs are not deterred from exploring opportunities that will result in maximum value for stockholders, including actions that may result in a change in their position or standing within Whirlpool. The value of the severance benefits associated with a change in control of Whirlpool is based on a thorough review of competitive market practice. We believe that these benefits are of reasonable value and ultimately benefit stockholders. See the “Potential Post-Termination Payments Tables” section later in this proxy statement.

Deductibility of Compensation and Related Issues

Section 162(m) of the Internal Revenue Code imposes a $1 million deduction limit on compensation paid to executives named in the compensation section of the proxy statements of public companies, subject to certain rules and exceptions for non-discretionary performance based plans approved by stockholders.

The Committee intends to preserve the tax deductibility of executive compensation to the extent practicable while focusing on consistency with its compensation policies, the needs of Whirlpool, and stockholder interests. Whirlpool’s stockholders have approved PEP and our omnibus stock and incentive plans that award our long-term incentives to executives. Many of the types of awards authorized in these and other stockholder-approved plans would be considered qualifying “performance-based” compensation for purposes of Section 162(m). As a result, such awards would not count toward the $1 million deduction limit. However, the Committee retains the ability to make payments in one or more of the programs described in this report that may not qualify for tax deductibility under Section 162(m).

Retirement Benefits

NEOs are eligible for retirement benefits designed to provide, in total, a market-competitive level of income replacement upon achieving retirement eligibility by using a combination of qualified and non-qualified plans. We assess retirement benefits for named executive officers against data provided to the Towers Perrin Employee Benefits Information Center by other U.S. companies that provide survey data on executive benefits. The Towers Perrin Employee Benefits Information Center database contains information on over 700 companies of varying size, competing in a variety of industries.

Accordingly, this survey tool includes data on a much broader base of companies than those included in the executive compensation comparator group. This assessment is an important factor used by the Committee in determining the median retirement income replacement ratio among similarly situated executives at such companies as the targeted amount of total retirement benefits for our NEOs. Total retirement benefits are provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. As a result of the current mix of our retirement plans, we believe that total retirement benefits for the NEOs are slightly below the median level when compared to the other companies in the survey. Whirlpool continues to strive to provide retirement benefits at the median level.

Our NEOs in the United States participate in one qualified defined contribution plan, the Whirlpool 401(k) Retirement Plan, and the following non-qualified defined contribution plans: the Executive Deferred Savings Plan II (which includes the Whirlpool Executive Restoration Plan, also known as the DC Restoration Plan) and its predecessor, the Executive Deferred Savings Plan. These plans are defined contribution plans that for 2007 only provide a benefit in the event that eligible employees, including the NEOs, elect to participate in the plans by deferring portions of their base salary, PEP incentive payment, and SEP incentive payment into the plans.

Our NEOs in the United States participate in three defined benefit pension plans: the Whirlpool Employees Pension Plan (“WEPP”) and the associated Whirlpool Retirement Restoration Plan (the “DB Restoration Plan”), and the Supplemental Executive Retirement Plan (“SERP”). These plans provide a defined benefit upon retirement relative to base salary and PEP incentive earned during the employment period. The formulas for these programs are designed to provide a benefit at the median of the competitive market and support Whirlpool’s overall retirement benefit goal of providing a median level of replacement income upon retirement.

U.S.-based NEO Defined Contribution Plans

The Whirlpool 401(k) Retirement Plan provides a defined contribution retirement benefit qualified under section 401(k) of the Internal Revenue Code. This plan offers participants a pre-tax retirement savings vehicle plus employer contributions that encourage participant retirement savings and provide additional assets for employees’ retirement. Most employees of Whirlpool are eligible to participate in this plan, although different levels of employer contributions apply to different groups. This plan provides an automatic employer contribution of 3% of pay and a match of up to 4% of pay, provided that participants contribute at least 5% of pay on a pre-tax basis to the plan and subject to contribution and benefit limitations under the Internal Revenue Code.

The Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) is a non-qualified plan designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. The Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”) became effective January 1, 2005 to comply with the requirements of Section 409A of the Internal Revenue Code. EDSP II includes two components: the traditional component is known as EDSP II and the new component, which became effective January 1, 2007, is known as the Whirlpool Executive Restoration Plan (the “DC Restoration Plan”). The traditional component allows eligible executives to contribute up to 75% of their short-term incentives and long-term incentives. The DC Restoration Plan works with the Whirlpool 401(k) Retirement Plan to enable executives to defer funds and receive Whirlpool matching contributions and non-elective contributions using the same formula as the Whirlpool 401(k) Retirement Plan, but without regard to limitations imposed by the Internal Revenue Code. Amounts deferred into this plan have already been earned by the executives and have been deferred through a voluntary enrollment process. These values are unfunded and are paid from Whirlpool’s general assets.

U.S.-based NEO Defined Benefit Plans

WEPP is a qualified plan that provides all eligible employees, which includes most Whirlpool salaried employees in the United States, with a defined pension benefit upon reaching retirement eligibility as described under the caption “Pension Benefits Table” later in this proxy statement. Benefits in this plan have been frozen for most participants effective December 31, 2006 based on their service and pay as of December 31, 2006. The benefits of participants eligible to retire on or before December 31, 2009 will be frozen effective December 31, 2009. None of our NEOs are eligible for the delayed freeze date and none of our NEOs are currently eligible for early retirement.

The DB Restoration Plan is a non-qualified plan that works with WEPP to provide Whirlpool executives that portion of their retirement benefit which would have been paid under WEPP if Internal Revenue Code maximum annual benefits and compensation limitations did not apply. Benefits under this plan are frozen as of the same dates as benefits under WEPP as described above. Years of service are calculated under this plan using the same method employed under WEPP. The plan does not grant additional years of service credits to our NEOs.

SERP is a non-qualified plan that supplements Whirlpool’s broad-based retirement plan and provides benefits in excess of Internal Revenue Code limitations under WEPP. SERP generally provides retirement income based on the average of the highest five payouts received under PEP during the last ten years of employment multiplied by years of service. Years of service are calculated under this plan using the same method employed under WEPP. SERP does not grant additional years of service credits to our NEOs. Other companies may reflect the value of incentive compensation, like PEP, in their qualified plan benefit formulas. In contrast, WEPP calculates benefits based solely on salary. Therefore, SERP is designed to further our goal of providing Whirlpool executives with a level of income replacement compensation at retirement that approximates the median when compared to the other companies in the Towers Perrin survey discussed above.

NEOs based outside the U.S.

Our NEOs in locations outside the United States receive retirement benefits designed to be competitive with benefits provided to executives in comparable positions within their regions. As an executive in Italy, Mr. Bitzer is subject to the National Collective Agreement for Industrial Dirigenti, which stipulates certain compensatory arrangements and benefits for industrial executives in Italy. One of the benefits mandated by the agreement is a voluntary defined contribution plan, Previndai, to which both Mr. Bitzer and Whirlpool contribute.

Pursuant to the terms of his employment contract, Mr. Periquito participates in the Founder Pension Plan, a non-U.S. retirement plan, to which both Mr. Periquito and Whirlpool contributed. In 2006, the pension asset and obligation attributable to Mr. Periquito were transferred to a private pension fund with Bradesco Bank pursuant to the terms of the Founder Pension Plan. The benefit under this plan is fully accrued and funded. No further contributions are expected to be made to this private pension fund. Mr. Periquito is able to draw from the reserve prior to and during retirement.

Stock Ownership Guidelines

In 1995, management adopted, with the Committee’s approval, stock ownership guidelines to support the objective of increasing the amount of stock owned by the most senior group of executives. The guidelines for stock ownership are based on an individual’s level in the organization and range from seven times base salary for the Chief Executive Officer to one-half times base salary for lower level executives, including those who are not NEOs. Ownership guidelines as a multiple of base salary are listed below:

CEO:	7 times base salary
President:	5 times base salary
Executive Vice Presidents:	4 times base salary

These ownership guidelines are approved by the Committee and are based on a review of competitive market practice as conducted by the independent executive compensation advisor to the Committee, as well as to ensure that our NEOs and other senior Whirlpool leaders have a significant stake in Whirlpool’s long-term success. The guidelines state that each executive should achieve the required level of stock ownership within five years.

The Committee, as well as Whirlpool’s senior leadership, annually reviews progress for each executive on achieving their required level of ownership. During the Committee’s most recent review of ownership levels, it was determined that all NEOs had either met their guideline or were on track to meet their guideline during the required timeframe.

HUMAN RESOURCES COMMITTEE REPORT

As detailed in its charter, the Human Resources Committee of Whirlpool’s Board oversees our compensation program on behalf of the full Board. In the performance of its oversight function, the Human Resources Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Human Resources Committee recommended to the Board that the Compensation Discussion and Analysis be included in Whirlpool’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Whirlpool’s Proxy Statement to be filed in connection with our 2008 Annual Meeting of Stockholders, each of which will be filed with the Securities and Exchange Commission.

HUMAN RESOURCES COMMITTEE

Dr. Paul G. Stern, Chair

Mr. Herman Cain

Mr. Michael F. Johnston

Mr. William T. Kerr

Mr. Miles L. Marsh

Mr. Michael D. White

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table includes information regarding “total compensation,” as defined by the proxy disclosure rules applicable to executive compensation, earned by our NEOs during the 2007 and 2006 fiscal years; however, 2006 information is not provided for Mr. Bitzer because he was not a NEO during fiscal year 2006. It does not reflect the actual compensation received by our NEOs or the target compensation established for our NEOs by the Human Resources Committee for those periods.

The components of total compensation set forth in the Summary Compensation Table are described below:

Salary.  This column reflects salary amounts earned during each fiscal year.

Bonus.  The NEOs, with the exception of Mr. Periquito, do not typically receive discretionary cash bonuses. Mr. Periquito receives a cash payment as compensation for increased living costs outside of the United States.

Stock Awards.  Stock awards consist of restricted stock units awarded under the Strategic Excellence Program (“SEP”), Career Stock Program (“CSP”) and/or Special Retention Program (“SRP”) in 2007 and 2006, and other restricted stock units which were awarded, but not vested by January 1, 2006. A restricted stock unit is the right to receive a share of Whirlpool common stock or the equivalent on a pre-defined date. Amounts recorded in this column reflect the FAS 123(R) compensation expense recognized for these awards in our financial statements for the 2007 fiscal year. The recognized compensation expense will likely vary from the actual value realized by the NEO due to stock price fluctuations, forfeitures and differences between valuation assumptions and actual experience.

Option Awards.  Option awards consist of non-qualified stock options awarded under the Strategic Excellence Program in 2007 and 2006, and other options which were awarded but not vested by January 1, 2006. Amounts recorded in this column reflect the FAS 123(R) compensation expense recognized for these awards in our financial statements for the 2007 fiscal year. The recognized compensation expense will likely vary from the actual value realized by the NEO due to stock price fluctuations, timing of exercises, forfeitures and differences between valuation assumptions and actual experience.

Non-equity Incentive Compensation Expense.  Non-equity compensation expense consists of annual cash bonuses earned on the basis of achievement of company and individual performance objectives under the Performance Excellence Plan (“PEP”) and performance units earned on the basis of achievement of long-term objectives under the SEP. A performance unit is the right to receive a specific cash payment on a pre-defined date. Once earned, performance units may be subject to additional vesting requirements under the terms of the award. Amounts recorded in this column include performance units earned both under the 2007 Strategic Excellence Program and the 2005 Enhanced Strategic Excellence Program.

Please refer to the sections under the captions “Compensation Discussion and Analysis – Long-Term Incentives – Strategic Excellence Program” and – “Enhanced SEP” for more information on these awards.

Change in Pension Value and Non-qualified Deferred Compensation Earnings.  For U.S.-based NEOs, change in pension value reflects the difference between the actuarial present value of each NEO’s accumulated benefit under the Whirlpool Employees Pension Plan (“WEPP”), Supplemental Executive Retirement Plan (“SERP”), and Defined Benefit Restoration Plan (“DB Restoration Plan”) as set forth in the Pension Benefits Table for 2006 and for 2007. No increase in actuarial present value was recorded for Mr. Periquito’s accumulated benefit under the Founder’s Pension Plan because the pension has been fully funded and does not accumulate additional value. As a non U.S.-based employee, Mr. Bitzer does not participate in a defined benefit or actuarial plan. None of the NEOs receive above-market or preferential earnings on their non-qualified deferred compensation.

All Other Compensation.  All other compensation includes perquisites and insurance premiums. NEOs may receive different perquisites and different levels of personal benefits depending on what is usual and customary for comparable positions in their geographic markets.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (3) ($)		All Other Compensation (4) ($)	Total ($)
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	2007	1,183,333	–		5,094,224	1,180,245	6,962,500	930,008		138,226	15,488,536
	2006	1,083,333	–		4,775,626	737,102	2,300,000	1,290,083		125,156	10,311,300
Roy W. Templin Executive Vice President and Chief Financial Officer	2007	591,667	–		1,369,963	134,603	1,922,813	67,407		39,841	4,126,294
	2006	541,667	–		1,028,882	72,104	1,131,250	91,714		3,087	2,868,704
Michael A. Todman President, Whirlpool North America	2007	708,333	–		1,803,096	260,484	2,142,313	202,240		166,031	5,282,497
	2006	650,000	–		1,590,591	176,086	825,000	288,651		129,077	3,659,405
Paulo F. M. Periquito President, Whirlpool International	2007	671,643	87,504	(6)	1,387,997	136,917	3,402,155	–	(7)	166,470	5,852,686
	2006	645,000	75,000	(6)	1,341,200	368,283	2,112,375	2,508,000		164,448	7,214,306
Marc R. Bitzer (5) Executive Vice President and President, Whirlpool Europe	2007	625,340	–		896,856	108,109	1,519,759	–		82,173	3,232,237

(1)	See Note 11 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the 2007 fiscal year for a discussion of the relevant assumptions used in calculating the compensation cost.

(2)	Represents the sum of cash awards earned in 2007 under PEP and the cash awards under the 2005 Enhanced SEP for all NEOs. For Messrs. Templin, Periquito, and Bitzer, this amount also includes awards earned under 2007 SEP. 2007 SEP awards are subject to time-based vesting and will not be paid out until February 2010. The individual PEP, Enhanced SEP, and SEP awards that comprise the total value in the “Non-Equity Incentive Plan Compensation” column above for our NEOs were:

Name	2007 PEP Award ($)	2007 SEP Cash Award (earned, but unvested) ($)	2005 Enhanced SEP Cash Award
Jeff M. Fettig	2,500,000	–	4,462,500
Roy W. Templin	760,000	350,000	812,813
Michael A. Todman	1,100,000	–	1,042,313
Paulo F. M. Periquito	1,846,092	322,500	1,233,563
Marc R. Bitzer	794,571	315,306	409,882

(3)	See the Pension Benefits Table for the actuarial present value of these benefits. None of our NEOs received above-market earnings on their non-qualified deferred compensation accounts.

(4)	The following table presents an itemized account of the “All Other Compensation” column provided in 2007 to our NEOs:

Name	Personal Use of Whirlpool Aircraft(a) ($)	Car & Driver(b) ($)	Other Perquisites(c) ($)	Insurance Premiums ($)	Defined Contribution Plan Contributions(d) ($)	Total ($)
Jeff M. Fettig	95,429	–	24,786	1,846	16,165	138,226
Roy W. Templin	19,335	–	5,839	923	13,744	39,841
Michael A. Todman	125,065	–	24,359	1,105	15,502	166,031
Paulo F. M. Periquito	–	96,948	6,505	63,017	–	166,470
Marc R. Bitzer	–	31,634	21,827	23,686	5,026	82,173

(a)	Our incremental cost for personal use of Whirlpool aircraft is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs are based on industry standard rates of our variable operating costs, including fuel costs, trip-related maintenance, landing/ramp fees and other miscellaneous variable costs. On certain occasions, a spouse or other family member may accompany one of our NEOs on a flight. No additional operating cost is incurred in such situations under the foregoing methodology. We do not pay our NEOs any amounts in connection with taxes on income imputed to them for personal use of our aircraft.

(b)	For Mr. Periquito, this amount includes $25,272 for the incremental cost to Whirlpool of providing a car and $71,676 for the incremental cost to Whirlpool of providing a driver. We calculated the incremental cost of the driver by using the actual employment cost to Whirlpool during 2007 and of the car by using the value of (1) the purchase price divided by four (for the expected usage of the car in years) and (2) the annual cost of insurance, maintenance, and registration. For Mr. Bitzer, this value represents $31,634 for the incremental cost to Whirlpool of providing a car.

(c)	Represents the incremental cost to Whirlpool of: Whirlpool products offered at discounted prices; financial planning services; physical examinations at the NEO’s choice of several medical facilities; personal use of property that we lease primarily for business purposes; reimbursement of children’s educational costs related to expatriate status; and home security. Individually, none of these categories of perquisites or personal benefits exceeded $25,000 for any single NEO.

(d)	Represents Whirlpool’s contributions to the 401(k) Retirement Plan for Messrs. Fettig, Templin, and Todman. Represents Whirlpool’s contributions to Previndai, a voluntary savings plan for executives (dirigenti) in Italy, for Mr. Bitzer.

(5)	Compensation values shown for Mr. Bitzer have been converted from Euros to US Dollars using the daily average currency conversion rate during 2007 of 1 U.S. Dollar = ..72945 Euros

(6)	Represents additional compensation for increased living costs outside the United States.

(7)	No change in actuarial value is reflected due to transfer of the asset and the obligation to a private pension account in 2006.

Grant of Plan-Based Awards Table

During the 2007 fiscal year, we granted short- and long-term cash incentives, restricted stock units, and stock options. The table below describes the awards that we granted to our NEOs for the 2007 fiscal year on an award-by-award basis.

PEP awards are granted under the stockholder approved Performance Excellence Plan. SEP awards, including stock options, restricted stock units (“RSUs”) and performance units (“Long-term Cash”) were granted under the 2002 Omnibus Stock and Incentive Plan. Career Stock Program (“CSP”) awards and Special Retention Program (“SRP”) awards were granted under the 2007 Omnibus Stock and Incentive Plan.

Under our 2007 Omnibus Stock and Incentive Plan, fair market value is defined as the officially quoted closing price of our common stock on the grant date. Previously, our omnibus stock and incentive plans, including the 2002 Omnibus Stock and Incentive Plan, defined fair market value as the average of the highest and lowest trading price per share of common stock on the grant date. In the following table, we have provided an extra column to show the closing price on the grant date (see “Closing Price” column).

For more information about these programs, see “Compensation Discussion and Analysis – Short-Term Incentives” and “Compensation Discussion and Analysis – Long-Term Incentives.”

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Share)	Closing Price ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (7)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Jeff M. Fettig
PEP – Cash(1)		0	1,657,000	3,000,000
SEP – RSUs(2)	2/19/2007				0	32,000	64,000					2,612,160
SEP – Stock Options(3)	2/19/2007								91,000	94.47	96.20	2,048,410
Roy W. Templin
PEP – Cash(1)		0	502,917	1,760,000
SEP – Long-term Cash(6)	2/19/2007	0	350,000	700,000
SEP – RSUs(2)	2/19/2007				0	3,750	7,500					306,113
SEP – Stock Options(3)	2/19/2007								10,600	94.47	96.20	238,606
SRP – RSUs(4)	6/18/2007							15,000				1,749,900
Michael A. Todman
PEP – Cash(1)		0	708,333	2,380,000
SEP – RSUs(2)	2/19/2007				0	6,700	13,400					546,921
SEP – Stock Options(3)	2/19/2007								19,100	94.47	96.20	429,941
CSP – RSUs(5)	6/18/2007							30,000				3,499,800
Paulo F. M. Periquito
PEP – Cash(1)		0	615,310	2,461,240
SEP – Long-term Cash(6)	2/19/2007	0	322,500	645,000
SEP – RSUs(2)	2/19/2007				0	4,436	8,872					362,111
SEP – Stock Options(3)	2/19/2007								9,754	94.47	96.20	219,563
Marc R. Bitzer
PEP – Cash(1)		0	504,490	2,017,959
SEP – Long-term Cash(6)	2/19/2007	0	315,306	630,612
SEP – RSUs(2)	2/19/2007				0	3,201	6,402					261,298
SEP – Stock Options(3)	2/19/2007								9,145	94.47	96.20	205,854
CSP – RSUs(5)	6/18/2007							30,000				3,499,800

(1)	Represents estimated possible payouts on the grant date for short-term cash awards granted in 2007 under PEP for each of our NEOs. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts for 2007.

(2)	Represents estimated possible payouts of common stock underlying restricted stock units awarded in 2007 under SEP as of the first day of the performance period. See the column captioned “Stock Awards – Number of Shares or Units of Stock That Have Not Vested” in the Outstanding Equity Awards at Fiscal Year-End Table for actual payouts. These awards are subject to time-based vesting and will not be paid out until February 2010.

(3)	Represents stock options issued to each of our NEOs in 2007 under SEP. These options vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date.

(4)	Represents restricted stock units issued to Mr. Templin under SRP. These awards, which are payable in Whirlpool stock, vest ratably with 50% of the award becoming vested on the third anniversary of the grant date and the remaining 50% of the award becoming vested on the seventh anniversary of the grant date.

(5)	Represents restricted stock units issued to Messrs. Todman and Bitzer under CSP. These awards, which are payable in Whirlpool stock, vest ratably. The awards issued to Mr. Todman will vest 50% on the fifth anniversary of the grant date and 50% upon retirement after age 60. The awards issued to Mr. Bitzer will vest one-third on the fifth anniversary of the grant date, one-third on the tenth anniversary of the grant date, and one-third upon retirement after age 60.

(6)	Represents estimated possible payouts on the grant date for Long-term Cash awards granted in 2007 under SEP for Messrs. Templin, Periquito, and Bitzer. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amount for 2007. Although earned in 2007, the 2007 SEP awards are subject to time-based vesting and will not be paid out until February 2010. In 2007, Messrs. Fettig and Todman did not receive long-term cash awards as part of their participation in SEP.

(7)	Represents the grant-date fair value calculated under FAS 123(R), as presented in our financial statements, for the 2007 fiscal year.

Outstanding Equity Awards at Fiscal Year-End Table

Our NEOs had the following types of equity awards outstanding at the end of the 2007 fiscal year: stock option awards granted under SEP or our predecessor program and restricted stock awards granted under SEP, SRP, or CSP. The predecessor program to the SEP had substantially the same terms and guidelines as the SEP. For more information about these programs, see “Compensation Discussion and Analysis – Long-Term Incentives.” In addition, in 2006, certain executives received restricted stock units to recognize their contributions to the acquisition and integration of Maytag (“Special Recognition RSUs”).

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Jeff M. Fettig Stock Options (1)
	18,000	–		63.13	6/15/2008
	50,000	–		52.28	4/05/2009
	64,000	–		52.19	2/14/2010
	70,000	–		54.07	2/19/2011
	70,000	–		67.29	2/18/2012
	70,000	–		49.60	2/17/2013
	40,000	–		72.94	2/16/2014
	27,734	55,466		89.16	2/20/2016
	0	91,000		94.47	2/19/2017
SEP – RSUs
						70,564	(3)	5,760,139	(4)
						48,580	(5)	3,965,585	(6)
						32,000	(7)	2,612,160	(8)
SRP – RSUs						45,625	(9)	3,724,369	(10)
CSP – RSUs						10,000	(17)	816,300	(18)
Special Recognition – RSUs						25,000	(11)	2,040,750	(12)
Roy W. Templin Stock Options (1)
	10,000	–		62.98	7/01/2013
	2,664	–		72.94	2/16/2014
	3,100	6,200		89.16	2/20/2016
	–	10,600		94.47	2/19/2017
SEP – RSUs
						12,855	(3)	1,049,353	(4)
						5,397	(5)	440,557	(6)
						3,750	(7)	306,113	(8)
SRP – RSUs						25,000	(13)	2,040,750	(10)
Special Recognition – RSUs						15,000	(11)	1,224,450	(12)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Michael A. Todman Stock Options (1)
	27,000	–		67.29	2/18/2012
	10,282	–		72.94	2/16/2014
	6,400	12,800		89.16	2/20/2016
	–	19,100		94.47	2/19/2017
SEP – RSUs
						16,483	(3)	1,345,507	(4)
						11,163	(5)	911,236	(6)
						6,700	(7)	546,921	(8)
SRP – RSUs						28,875	(15)	2,357,066	(10)
CSP – RSUs						42,000	(17)	3,428,460	(18)
Special Recognition – RSUs						7,500	(11)	612,225	(12)
Paulo F. M. Periquito Stock Options (1)
	33,000	–		52.19	2/14/2010
	33,000	–		54.07	2/19/2011
	33,000	–		67.29	2/18/2012
	33,000	–		49.60	2/17/2013
	12,339	–		72.94	2/16/2014
	3,445	6,890		89.16	2/20/2016
	–	9,754		94.47	2/19/2017
SEP – RSUs
						19,508	(3)	1,592,438	(4)
						6,330	(5)	516,718	(6)
						4,436	(7)	362,111	(8)
SRP – RSUs						18,500	(14)	1,510,155	(10)
CSP – RSUs						10,000	(19)	816,300	(18)
Marc R. Bitzer Stock Options (1)
	3,563	–		75.32	2/16/2014
	2,311	4,621		89.16	2/20/2016
	–	9,145		94.47	2/19/2017
SEP – RSUs
						5,852	(3)	477,699	(4)
						4,246	(5)	346,601	(6)
						3,201	(7)	261,298	(8)
SRP – RSUs						19,250	(16)	1,571,378	(10)
CSP – RSUs						42,000	(17)	3,428,460	(18)

(1)	These stock option grants were made under SEP or under our predecessor program. The last two listed stock option entries represent grants from the 2006 SEP and 2007 SEP, respectively.

(2)	As shown in the table above, each NEO has two awards with remaining unvested stock options listed in this column. These awards represent grants from the 2006 SEP and 2007 SEP. SEP stock options generally vest and become exercisable in equal installments on the first, second, and third anniversary of the grant date. As of the last day of our 2007 fiscal year, the awards under the 2006 SEP had two remaining vesting dates, February 20, 2008 and February 20, 2009, while the awards under the 2007 SEP had all three vesting dates remaining, February 19, 2008, February 19, 2009, February 19, 2010.

(3)	Represents the “actual” number of shares of restricted stock earned under our 2005 Enhanced SEP and awarded on February 18, 2008.

(4)	Represents the “actual” number of shares earned under 2005 Enhanced SEP multiplied by the closing price of our common stock on December 31, 2007 (the last trading day of our 2007 fiscal year). The value of the 2005 Enhanced SEP awards on February 18, 2008, the payment date, was as follows: Mr. Fettig – $6,244,208; Mr. Templin – $1,137,539; Mr. Todman – $1,458,581; Mr. Periquito – $1,726,263; Mr. Bitzer – $517,843.

(5)	Represents earned, but unvested restricted stock units under 2006 SEP. The grants from 2006 SEP had a one-year performance period during the 2006 fiscal year. Although earned in 2006, these restricted stock units are subject to time-based vesting and will not be paid out until February 20, 2009.

(6)	Represents earned, but unvested restricted stock units under 2006 SEP multiplied by the closing price of our common stock on December 31, 2007 (the last trading day of the 2007 fiscal year). The ultimate value of the 2006 SEP awards will depend on the value of our common stock on the actual vesting date.

(7)	Represents earned, but unvested restricted stock units under 2007 SEP. The grants from 2007 SEP had a one-year performance period during the 2007 fiscal year. Although earned in 2007, these restricted stock units are subject to time-based vesting and will not be paid out until February 19, 2010.

(8)	Represents earned, but unvested restricted stock units under 2007 SEP multiplied by the closing price of our common stock on December 31, 2007 (the last trading day of the 2007 fiscal year). The ultimate value of the 2007 SEP awards will depend on the value of our common stock on the actual vesting date.

(9)	Represents earned, but unvested restricted stock units under the Special Retention Program (“Special Retention RSUs”). Although earned, these restricted stock units are subject to time-based vesting. 23,125 units were paid out on February 19, 2008 and 22,500 units will be paid on July 1, 2011.

(10)	Represents earned, but unvested Special Retention RSUs multiplied by the closing price of our common stock on December 31, 2007 (the last trading day of the 2007 fiscal year). The ultimate value of these Special Retention RSUs will depend on the value of our common stock on the actual vesting date.

(11)	Represents earned, but unvested Special Recognition RSUs granted to Messrs. Fettig, Templin, and Todman. Although earned, these Special Recognition RSUs are subject to time-based vesting and will not be paid out until August 12, 2009.

(12)	Represents earned, but unvested Special Recognition RSUs granted to Messrs. Fettig, Templin, and Todman multiplied by the closing price of our common stock on December 31, 2007 (the last trading day of the 2007 fiscal year). The ultimate value of these Special Recognition RSUs will depend on the value of our common stock on the actual vesting date.

(13)	Represents earned, but unvested Special Retention RSUs. Although earned, these restricted stock units are subject to time-based vesting and will not be paid out until June 18, 2010 (7,500), September 1, 2011 (10,000), and June 18, 2014 (7,500).

(14)	Represents earned, but unvested Special Retention RSUs as of December 31, 2007. Although earned, these restricted stock units were subject to time-based vesting and were paid out on February 19, 2008.

(15)	Represents earned, but unvested Special Retention RSUs. Although earned, these restricted stock units are subject to time-based vesting. 13,875 units were paid out on February 19, 2008, and 15,000 will be paid out on July 1, 2011.

(16)	Represents earned, but unvested Special Retention RSUs as of December 31, 2007. Although earned, these restricted stock units were subject to time-based vesting and 9,250 units were paid out on February 19, 2008, and 10,000 units will be paid out on July 1, 2011.

(17)	Represents earned, but unvested restricted stock units under the Career Stock Program (“Career Stock RSUs”). Although earned, these Career Stock RSUs are subject to time-based vesting and are not fully paid out until the NEOs retire.

(18)	Represents earned, but unvested Career Stock RSUs multiplied by the closing price of our common stock on December 31, 2007. The ultimate value of these Career Stock RSUs will depend on the value of our common stock on the NEO’s retirement date.

(19)	Mr. Periquito achieved retirement age as defined under CSP during the most recent fiscal year. Mr. Periquito became eligible to receive the final unvested tranche of his CSP award containing 10,000 shares of Whirlpool stock plus accrued dividends upon his retirement from Whirlpool.

Option Exercises and Stock Vested Table

The table below describes the option awards exercised by our NEOs listed in the table and their stock awards that vested during 2007. The option awards exercised consist of awards granted under SEP (or the predecessor plan to SEP, which had substantially the same terms and guidelines as SEP). The stock awards that vested consist of awards granted under the:

•	2004 Strategic Excellence Program in the case of Messrs. Fettig, Templin, Todman, Periquito, and Bitzer;

•	Career Stock Program, in the case of Mr. Periquito; and

•	Special Retention Program, in the case of Messrs Fettig, Templin, Todman, and Bitzer.

For more information about these programs, see “Compensation Discussion and Analysis – Long-Term Incentives.”

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (1)	Value Realized On Exercise (2) ($)	Number of Shares Acquired on Vesting (3)	Value Realized on Vesting (4) ($)
Jeff M. Fettig	20,500	953,968	29,000	3,128,960
Roy W. Templin	0	0	10,420	998,925
Michael A. Todman	54,500	2,309,458	16,620	1,829,658
Paulo F. M. Periquito	53,000	2,829,563	1,944	183,640
Marc R. Bitzer	12,000	468,390	10,562	1,170,839

(1)	Option awards exercised by Mr. Fettig were granted on April 15, 1997. Option awards exercised by Mr. Todman were granted on June 15, 1998 (5,500), February 19, 2001 (22,000), and February 17, 2003 (27,000). Option awards exercised by Mr. Periquito were granted on July 10, 1997 (5,000), June 15, 1998 (15,000), and April 5, 1999 (33,000). Option awards exercised by Mr. Bitzer were granted on February 18, 2002 (12,000).

(2)	The dollar value realized reflects the total pre-tax value realized by our NEOs (fair market value of Whirlpool common stock on exercise date minus the exercise price of the option).

(3)	Stock awards listed for Mr. Fettig represent the vesting of 6,500 shares granted under 2004 SEP, of which 4,875 shares were voluntarily deferred into the Whirlpool Corporation Executive Deferred Savings Plan II, and the vesting of 22,500 shares granted as part of SRP in July 2004. Stock awards listed for Mr. Templin represent the vesting of 420 shares granted under 2004 SEP and the vesting of 10,000 shares granted as part of SRP in September 2004. Stock awards listed for Mr. Periquito represent the vesting of 1,944 shares granted under 2004 SEP. Stock awards listed for Mr. Todman represent the vesting of 1,620 shares granted under 2004 SEP and the vesting of 15,000 shares granted as part of SRP in July 2004. Stock awards listed for Mr. Bitzer represent the vesting of 562 shares granted under 2004 SEP and 10,000 shares granted as part of the SRP in July 2004.

(4)	The dollar value realized reflects the final pre-tax value received by our NEOs upon the vesting of the stock awards. The value of Whirlpool common stock on the vesting date is based on the average of Whirlpool’s high and low stock price on that date, pursuant to the terms of the plan under which the award was granted.

Pension Benefits Table

The following table describes the estimated actuarial present value of accrued pension benefits through the end of our 2007 fiscal year for each of our NEOs listed in the table. Our U.S.-based NEOs are entitled to benefits under the Whirlpool Employees Pension Plan (“WEPP”), the Whirlpool Retirement Benefit Restoration Plan (“DB Restoration Plan”), and the Whirlpool Supplemental Executive Retirement Plan (“SERP”). None of our U.S.-based NEOs is retirement-eligible as of the last day of our 2007 fiscal year. The number of years of service credited to each NEO equals the NEO’s length of eligible service with Whirlpool. Whirlpool currently has a policy against crediting additional years of service under the following pension plans.

For benefits under WEPP, the formula is:

2% x years of service x average base salary

In this formula:

•

“years of service” for salaried employees is generally based on hours worked as a salaried employee and also includes hours paid but not worked (such as vacations and holidays), hours of military service required to be recognized under federal law, and hours for up to 24 months of long-term disability;

•

“average base salary” generally means the average of base salary in effect during the 60 sequential (but not necessarily consecutive) full calendar months of a participant’s last 120 or fewer consecutive full calendar months of service before retirement or other termination of service that will produce the largest average monthly amount; and

•	the maximum number of years of service credited under the plan is 30 years.

Retirement benefits under this formula are limited by the Internal Revenue Code. Benefits can be paid to plan participants in a variety of annuity forms or as a lump sum amount. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

After reaching age 55 and completing five years of service with Whirlpool, salaried participants in this plan are eligible for early retirement benefits under the plan. Benefits paid prior to age 65 are reduced. The factors used to determine this reduction vary with the participant’s age. For example, for salaried participants whose benefits have vested and who retire from active service at age 55, their retirement benefits are reduced to 55% of the full retirement benefit payable at age 65. None of our NEOs who participate in this plan are eligible for early retirement as of the last day of our 2006 fiscal year.

Under the DB Restoration Plan, the retirement eligibility and benefit formula are the same as under WEPP, except that in this plan statutory benefit limitations are not applied in calculating benefits under the formula. With respect to our NEOs who participate in this plan, payments under this plan are generally made in a lump sum after the later of: (1) six months following termination of employment or (2) the participant’s reaching age 55. Participants may not make withdrawals during their employment. The benefits payable to our NEOs from this plan were frozen as of December 31, 2006.

With respect to benefits under SERP, the formula is:

2% x years of service x average of the highest 5 PEP awards received over the last 10 years

In this formula:

•	“years of service” has the same meaning as it does under WEPP described above; and

•	the maximum number of years of service credited under the plan is 30 years.

Our NEOs are eligible for benefits under SERP if they terminate employment for any reason except a termination for “Cause” after early retirement age or normal retirement age, or after completing five years of service, provided they have received one or more PEP awards within the last ten calendar years preceding their termination of employment. Executives may also be eligible for SERP benefits if they terminate employment prior to early retirement age or before completing five years of service due to the existence of a long-term disability.

Normal retirement means retiring on or after the normal retirement age, which is generally the later of the executive’s 65th birthday or completion of five years of continuous service. With respect to our NEOs who participate in this plan, payments under this plan are generally made in a lump sum after the later of: (1) six months following termination of employment or (2) the participant’s reaching age 55. Participants may not make withdrawals during their employment.

The actuarial present values of benefits under these plans are calculated in accordance with the following assumptions: (1) discount rate: 2007 – 6.2%, 2006 – 5.90%, 2005 – 5.65%; (2) assumed retirement age: 65; (3) no pre-retirement decrements; (4) assumed form of payment: lump sum, determined as equal to the present value of the life annuity provided by the plans’ formulas and calculated based on the plans’ provisions, including an interest rate based on high-quality corporate bond yields (assumed to be 6.2%) and mortality assumption that is based on the RP-2000 Table. The actuarial increase during our 2007 fiscal year of the projected retirement benefits can be found in the Summary Compensation Table in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column (all amounts reported under that heading represent actuarial increases in our plans).

Mr. Periquito is retirement eligible as of the last day of our 2007 fiscal year. Both Mr. Periquito and Whirlpool contributed to his benefit under the Founder Pension Plan, a non-U.S. pension plan, prior to its transfer to a private pension fund. No further contributions to the fund are expected to be made by Whirlpool. Mr. Periquito may draw from the fund prior to and during retirement. Mr. Bitzer does not participate in any defined benefit pension plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)			Payments During Last Fiscal Year ($)
Jeff M. Fettig	WEPP	26		497,037		–

	DB Restoration	26		1,559,141		–

	SERP	27	Total	4,014,435 6,070,613		–
Roy W. Templin	WEPP	4		54,535		–

	DB Restoration	4		49,254		–

	SERP	5	Total	155,404 259,193		–
Michael A. Todman	WEPP	14		255,219		–

	DB Restoration	14		406,461		–

	SERP	15	Total	845,709 1,507,389		–

Paulo F.M. Periquito	Private Pension Fund	–		11,043,607	(1)	–

(1)	Benefit was frozen in 2006. Change in pension value from the prior year is due solely to the change in the conversion rate from the Brazilian Real to the U.S. Dollar.

Non-Qualified Deferred Compensation Table

The table below provides information about the non-qualified defined contribution deferred compensation plans in which our NEOs participate. Our U.S.-based NEOs participate in the Whirlpool Corporation Executive Deferred Savings Plan (“EDSP I”) and the Whirlpool Corporation Executive Deferred Savings Plan II (“EDSP II”). EDSP I was designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan. Participants may no longer make deferrals to EDSP I. EDSP II became effective January 1, 2005 to comply with the requirements of new Code Section 409A.

EDSP II includes two components: the traditional component is known as EDSP II and the new component, which became effective January 1, 2007, is known as the Whirlpool Executive Restoration Plan (the “DC Restoration Plan”). The traditional EDSP II is designed to provide executives with pre-tax deferral opportunities beyond those offered by the Whirlpool 401(k) Retirement Plan and the DC Restoration Plan. This component allows eligible executives to contribute up to 75% of their base salary, short-term incentives and long-term incentives.

For our NEOs, the DC Restoration Plan treats base salary as the only form of compensation eligible for deferral under the plan. With respect to our NEOs who participate in this plan, distributions under the plan are generally made in a lump sum after a six month waiting period following termination of employment. EDSP I and EDSP II (including both the traditional component and the DC Restoration Plan component) are unfunded non-qualified plans that are secured by our general assets. Amounts deferred are credited to recordkeeping accounts for participants, and the recordkeeping balances are credited with earnings and losses measured by investments generally similar to those selected by executives and available in the Whirlpool 401(k) Retirement Plan (other than the Whirlpool stock fund). Participants may not make withdrawals during their employment, except in the event of hardship, as approved by the Human Resources Committee.

As an executive in Italy, Mr. Bitzer participates in Previndai, a voluntary defined contribution plan mandated by the National Collective Agreement for Industrial Dirigenti. Both Mr. Bitzer and Whirlpool make contributions to his Previndai account, as reflected in the Summary Compensation Table. Mr. Periquito does not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (2) ($)
Jeff M. Fettig
EDSP I	–	–	70,029	–	1,802,139
EDSP II	454,880	–	(48,570)	–	819,159
DC Restoration	42,464	128,032	(3,624)	–	166,872
Total	497,344	128,032	17,835	–	2,788,170
Roy W. Templin
EDSP I	–	–	–	–	–
EDSP II	65,000	–	17,875	–	209,962
DC Restoration	38,212	43,355	2,288	–	83,855
Total	103,212	43,355	20,163	–	293,817
Michael A. Todman
EDSP I	–	–	33,461	–	655,411
EDSP II	–	–	9,936	–	166,973
DC Restoration	–	37,450	607	–	38,057
Total	–	37,450	44,004	–	860,441

(1)	Executive contributions during the last fiscal year include base salary deferrals into the DC Restoration Plan and performance-based incentive compensation into EDSP II.

(2)	The following amounts are also being reported as compensation in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” and “Stock Awards” columns: Mr. Fettig – $308,295 for 2006, $8,564 for 2007; Mr. Templin – $55,100 for 2006, $65,000 for 2007; and Mr. Todman – $0 for 2006, $0 for 2007. This column reflects non-preferential earnings on the accumulated balance during 2007 and previous fiscal years.

Potential Post-Termination Payments Tables

The tables below describe the compensation and benefits payable to each of our NEOs in the following circumstances: involuntary termination by Whirlpool for cause, involuntary termination by Whirlpool without cause, resignation, retirement, death, disability, and change in control (with and without a qualifying termination). The amounts shown assume that termination of employment or a change in control occurred as of December 31, 2007, and estimate certain amounts which would be paid to our NEOs upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts paid or distributed may be different. Factors that could greatly affect these amounts include the timing during the year of any such event, Whirlpool’s stock price, and the NEO’s age.

The tables quantify and the accompanying narrative disclosure describes the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Whirlpool 401(k) Retirement Plan, accrued vacation pay, and, in certain circumstances, vested equity.

Involuntary Terminations and Resignation

We provide no additional benefits to any of our NEOs in the event that the NEO resigns from Whirlpool. Also, we do not have employment agreements with any of our NEOs that would provide benefits in the event that we terminate the NEO’s employment involuntarily for cause. Upon resignation and involuntary termination for cause, and in accordance with the terms of the long-term incentive awards granted under our incentive programs, our NEOs forfeit all unvested awards, as well as all vested, or partially vested, but unexercised awards. Generally, in the event we terminate the employment of an NEO involuntarily without cause, the payment of the value of the unvested portion of restricted stock units granted under the Career Stock Program is the only benefit to which the NEO is entitled. Under Italian law, in the event of termination without cause, Mr. Bitzer is also entitled to a lump sum severance benefit equal to one year of salary, plus the average of his last three awards received through participation in PEP, plus an accrued lump sum statutory severance indemnity payment (TFR) equal to €67,687 (approximately U.S. $92,792). The severance benefit provided to Mr. Bitzer in the event of involuntary termination without cause is generally available to all employees in his classification and is, therefore, not reflected below. Under the terms of his employment agreement, Mr. Periquito is entitled to an amount equal to 13.82 months of base salary, in the event of termination without cause. The Human Resources Committee may, in its discretion, approve additional severance benefits designed to mitigate economic injury to the NEO as a direct result of the termination.

Retirement

Among our NEOs, only Mr. Periquito is retirement-eligible as of the last day of our 2007 fiscal year, and, thus, he may take a full distribution of his pension plan benefit at any time, including prior to retirement. Since the other NEOs are not retirement-eligible, if these

NEOs chose to “retire” as of the last day of our 2007 fiscal year, the effect of that “retirement” would be the same as if the NEO had resigned, as described immediately above. Since none of our NEOs (other than Mr. Periquito) is retirement-eligible, the following quantification of estimated compensation and benefits payable at retirement, as well as the accompanying narrative disclosure, assume that each of our NEOs was retirement-eligible as of the end of our 2007 fiscal year.

In the event of retirement, our NEOs would be entitled to a mix of short- and long-term incentives. The possible short-term incentive payout would consist of a prorated cash payout at target under PEP for the fiscal year in which the NEO retires. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period.

The possible long-term incentive payouts consist of accelerated vesting of unvested, or partially unvested, restricted stock awards, performance units, and stock options under SEP and restricted stock units under the CSP. Performance units are payable in cash. The presently unvested, or partially unvested, SEP awards that remain outstanding are from fiscal years 2005, 2006, and 2007. At the first regularly-scheduled Human Resources Committee meeting following the completion of the applicable performance period, the Committee reviews certain performance measures and determines whether the NEO has earned the award. The Committee met on February 18, 2008 and determined that our NEOs earned their 2005 Enhanced SEP awards. The Enhanced SEP cash and restricted stock awards were granted for a three-year performance period (2005-2007) and no determination was made as to whether our NEOs had earned the Enhanced SEP grant as of December 31, 2007. As a result, a retirement-eligible NEO would become eligible to receive a prorated benefit, in cash and restricted stock, if the NEO was at least 18 months into the performance period prior to retirement. In the case of the Enhanced SEP awards, as of the last day of our 2007 fiscal year, each NEO had completed the entire performance period. Therefore, a retirement-eligible NEO would receive a full target award in cash and restricted stock, upon retirement.

The 2006 SEP award was granted for a one-year performance period. The Human Resources Committee met on February 19, 2007 and determined that our NEOs earned their 2006 SEP awards. As a result, a retirement-eligible NEO would be eligible to receive a full award, in cash and restricted stock, upon retirement.

The 2007 SEP award was granted for a one-year performance period. The Human Resources Committee met on February 18, 2008 and determined that our NEOs earned their 2007 SEP awards. However, as of the last day of our 2007 fiscal year, no determination had been made as to whether our NEOs had earned this SEP grant. As a result, a retirement-eligible NEO would become eligible to receive a prorated benefit, in cash and restricted stock, if the NEO was at least six months into the performance period prior to retirement. In the case of the 2007 SEP awards, as of the last day of our 2007 fiscal year, each NEO would have completed the full 12 months of the performance period. However, since the Committee would not yet have met to determine whether our NEOs earned their 2007 SEP awards and the actual amount of these awards would not be known, a retirement-eligible NEO would receive a payout at target, in cash and restricted stock, upon retirement. If the NEO is terminated at any time prior to the end of the fiscal year, the NEO would receive a prorated payout, in cash and restricted stock, upon retirement. Proration is based on the ratio of the number of days worked during the performance period to the total number of days in the performance period.

In addition, upon the retirement of a retirement-eligible NEO, the NEO would receive accelerated vesting of all applicable unvested stock option awards granted under SEP. Unvested stock options under SEP that are accelerated upon the retirement of a retirement-eligible NEO must be exercised within five years or the unexercised stock options will be cancelled.

With respect to unvested restricted stock awards granted under the CSP, the benefit a retirement-eligible NEO would receive upon retirement would depend on the NEO’s place in the vesting timeline of the award. For the purposes of the table below and consistent with our assumption that each of our NEOs is retirement-eligible, we include a value showing the full vesting of unvested awards under the CSP. In reality, even a retirement-eligible NEO might not receive this full vesting treatment. This determination would likely vary depending on the NEO’s age, tenure with Whirlpool, the number of years since the grant date, and the vesting schedule described in the individual award agreement.

Upon retirement, our NEOs would forfeit any applicable unvested Special Recognition RSUs, unvested restricted stock units under SRP and restricted stock units granted under the CSP for which time-based vesting requirements were not met.

Death and Disability

Upon the death or disability of one of our NEOs, with respect to the accelerated vesting of unvested, or partially unvested, SEP cash awards, restricted stock awards, and stock options, the same analysis applies under these two scenarios as would apply in the case of the retirement of a retirement-eligible NEO, as described immediately above.

Unlike the treatment in the case of retirement, the benefit upon death or disability consists of the accelerated vesting of all unvested restricted stock awards under the CSP without regard to the time elapsed under the vesting schedule.

Just as in the event of a retirement-eligible NEO’s retirement, in the case of disability or death, the NEO forfeits any applicable unvested Special Recognition RSUs and unvested restricted stock awards granted under SRP.

The following table shows the possible payouts to each of our NEOs for the specified type of employment termination. As detailed above, the values for the retirement portion of the table assume that our NEOs were retirement-eligible as of the last day of the 2007 fiscal year and also assume that our NEOs were eligible for the full vesting of any unvested restricted stock awards under the CSP. As a result of these assumptions, the benefit conferred to our NEOs upon retirement is identical to the benefit conferred in the event of a disability. In addition, the amounts under “Retirement and Disability – Total” in the table below are identical to the amounts under “Death – Total” in the table below for each of the NEOs other than Mr. Periquito. In the event that Mr. Periquito dies, his designated beneficiaries would receive a life insurance benefit equal to 36 times his monthly base salary. This benefit is unique to Mr. Periquito and, thus, the incremental benefit paid out in the event of his death varies by the amount of this benefit from the payout in the event of his retirement or disability. The designated beneficiaries of our other NEOs would receive the same life insurance benefits generally available to all salaried employees and, thus, there is no additional incremental benefit paid out in the event that they die.

	RESIGNATION	INVOLUNTARY TERMINATION		RETIREMENT AND DISABILITY										DEATH
				Short- Term Incentives	Long-Term Incentives
Name	Resignation ($)	With Cause ($)	Without Cause (1) ($)	2007 PEP ($)	2005 SEP RSUs ($)	2006 SEP RSUs ($)	2007 SEP RSUs ($)	2005 SEP Cash ($)	2006 SEP Cash ($)	2007 SEP Cash ($)	SEP Stock Options ($)	Career Stock Program ($)	TOTAL ($)	TOTAL (2) ($)
Jeff M. Fettig	–	–	816,300	1,680,000	2,258,865	3,965,585	2,612,160	1,750,000	–	–	–	816,300	13,082,910	13,082,910
Roy W. Templin	–	–	–	510,000	411,497	440,557	306,113	318,750	481,250	350,000	–	–	2,818,167	2,818,167
Michael A. Todman	–	–	3,428,460	720,000	527,656	911,256	546,921	408,750	–	–	–	3,428,460	6,543,043	6,543,043
Paulo F. M. Periquito	–	–	806,167	700,000	624,470	516,697	362,111	483,750	564,375	322,500	–	–	3,573,903	5,673,903
Marc R. Bitzer	–	–	3,428,460	504,490	187,341	346,560	261,298	160,738	434,831	315,306	–	3,428,460	5,639,024	5,639,024

(1)	Represents the benefit of accelerated vesting of unvested restricted stock units under the Career Stock Program for Messrs. Fettig, Todman, and Bitzer, and contractual severance payments for Mr. Periquito.

(2)	For Mr. Periquito, represents the total benefit in the “Retirement and Disability” portion of the table and the added special life insurance benefit described above. All other NEOs receive the same life insurance benefits generally available to all salaried employees and, thus, no additional amounts are reflected in the table above.

Change in Control

We have agreements with Messrs. Fettig, Templin, Todman, Periquito, and Bitzer that take effect only in the event of a “change in control.” A “change in control” in accordance with these agreements is generally defined to include the acquisition by any person or group of 25% or more of Whirlpool’s voting securities, a change in the composition of the Board such that the existing Board or persons who were approved by a majority of directors or their successors on the existing Board no longer constitute a majority, and approval by the stockholders of an acquisition or liquidation of Whirlpool.

Upon the occurrence of a change in control, our NEOs receive full accelerated vesting of previously unvested, or partially unvested, long-term incentives. These long-term incentives include:

•	cash, restricted stock, and stock options under SEP from fiscal years 2005, 2006, and 2007;

•	restricted stock awards under the CSP;

•	restricted stock awards under the SRP; and

•	Special Recognition RSUs.

In addition to the accelerated vesting of these awards, our NEOs may be entitled to receive an additional lump-sum payment in an amount sufficient to cover the full cost of any excise tax and the NEO’s city, state, and federal income, employment, and excise taxes on this additional payment and on such iterative payments such that the NEO is made entirely whole for the impact of the excise tax. The excise tax gross-up represents a benefit actually paid out by Whirlpool in connection with the occurrence of a change in control, whereas the accelerated vesting of long-term incentives provides a benefit to our NEOs, but does not represent amounts that we pay out solely in the event of a change in control. The following table shows the possible payouts to our NEOs triggered solely upon the occurrence of a change in control as of December 31, 2007.

	CHANGE IN CONTROL ONLY
	Long-Term Incentives										Excise Tax Gross-Up	TOTAL
Name	SEP Stock Options ($)	2005 SEP RSUs ($)	2006 SEP RSUs ($)	2007 SEP RSUs ($)	2005 SEP Cash ($)	2006 SEP Cash ($)	2007 SEP Cash ($)	CSP RSUs ($)	Special Recognition RSUs ($)	SRP RSUs ($)	($)	($)
Jeff M. Fettig	–	2,258,865	3,965,585	2,612,160	1,750,000	–	–	816,300	2,040,750	3,724,369	3,512,904	20,680,933
Roy W. Templin	–	411,497	440,557	306,113	318,750	481,250	350,000	–	1,224,450	2,040,750	1,290,574	6,863,941
Michael A. Todman	–	527,656	911,256	546,921	408,750	–	–	3,428,460	612,225	2,357,066	–	8,792,334
Paulo F. M. Periquito	–	624,470	516,697	362,111	483,750	564,375	322,500	–	–	1,510,155	–	4,384,058
Marc R. Bitzer	–	187,341	346,560	261,298	160,738	434,831	315,306	3,428,460	–	1,571,378	–	6,705,912

Additional benefits are payable to our NEOs after a change in control, but only after a qualifying termination occurs. Qualifying terminations include: involuntary termination of the NEO by Whirlpool; voluntary termination by the NEO for good reason, as defined in the agreement; voluntary termination by the NEO during, and only during, the 13th month after the change in control; or a material breach of the change in control agreement by Whirlpool.

Cash severance arising from these change in control agreements is paid out in a lump sum payment equal to:

•	the NEO’s unpaid base salary;

•	vacation pay equal to twice the annual accrual rate appropriate for the NEO, based on the NEO’s length of service with Whirlpool;

•	unreimbursed business expenses;

•	all other items earned by and owed to the NEO through and including the date of the termination;

•	the higher of 3 times the NEO’s base salary on the date of the termination or the NEO’s base salary at any time during the 12 months prior to the change in control;

•

the higher of 3 times current target bonus opportunity (in terms of a percentage of base salary) under PEP or the NEO’s highest target bonus opportunity at any time during the 12 months prior to the change in control; and

•

the higher of the NEO’s pro rata target bonus opportunity (in terms of a percentage of Base Salary) under PEP or the highest target bonus opportunity at any time during the 12 months prior to the change in control, or the actual bonus earned through the date of the termination under PEP based on the NEO’s current level of goal achievement.

The amount of cash severance will be offset by any other severance-type payments the NEO may be eligible or entitled to receive from any other sources.

Our NEOs are also entitled to receive continued benefits for 36 months in connection with a termination after a change in control. These benefits include certain health, life, and short- and long-term disability insurance benefits. The severance benefits provided to the NEOs in the event of a change in control include an amount, payable at the same time and in the same form as if paid from the non-qualified defined benefit pension plans, equal to the additional benefits to which the NEO would be entitled under our non-qualified defined benefit pension plans if:

•	the NEO’s benefits had fully vested;

•	the number of years of credited service was increased by 3 years; and

•	the NEO’s age was equal to the NEO’s actual age plus 3 years for purposes of determining retirement eligibility and early retirement reduction factors.

The continuation of the NEO’s benefits will be calculated at the same cost and at the same level of coverage as in effect on the date of termination.

Mr. Periquito’s change in control agreement differs slightly due to certain cost of living adjustments that are factored into his cash severance. In addition, Mr. Periquito’s continued benefits differ from those benefits for other NEOs as described above and include: a designated automobile, special life insurance, and hospital, medical, dental, and pharmaceutical assistance.

The following table shows possible payouts to our NEOs as of December 31, 2007, triggered upon the occurrence of a change in control and a subsequent qualifying termination.

	CHANGE IN CONTROL ONLY	QUALIFYING TERMINATION AFTER CHANGE IN CONTROL
		Cash Compensation		Health, Welfare and Other Benefits ($)	Enhanced Pension Benefits ($)	Incremental Excise Tax Gross-Up ($)	TOTAL ($)
Name	TOTAL ($)	Severance Payments ($)	Annual Incentives ($)
Jeff M. Fettig	20,680,933	8,640,000	1,680,000	45,573	451,568	5,468,924	36,966,998
Roy W. Templin	6,863,941	3,330,000	510,000	42,804	101,792	2,022,494	12,871,031
Michael A. Todman	8,792,334	4,320,000	720,000	43,350	169,141	4,194,542	18,239,367
Paulo F. M. Periquito	4,384,058	4,500,000	700,000	189,052	–	–	9,773,110
Marc R. Bitzer	6,705,912	3,405,305	504,490	71,059	–	–	10,686,766

RELATED PERSON TRANSACTIONS

Policy for Evaluating Related Person Transactions

The Board has adopted a written policy relating to the Corporate Governance and Nominating Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, and owners of 5% or more of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested directors on the Committee. In approving any related person transaction, the Committee must determine that the transaction is fair and reasonable to Whirlpool. The Committee periodically reports on its activities to the Board. The written policy relating to the Committee’s review and approval of related person transactions is available on our website: www.whirlpoolcorp.com – click on the “Governance” tab, then click on “Board of Directors.” All of the related person transactions described under the heading “Related Person Transactions” below have been approved by the Corporate Governance and Nominating Committee pursuant to this policy.

Related Person Transactions

Harbor Shores Community Redevelopment Inc. (“Harbor Shores”) is a not-for-profit entity partially owned by three U.S. not-for-profit entities, including the Whirlpool Foundation. The purpose of the Harbor Shores project is to transform approximately 530 acres in Benton Harbor and St. Joseph, Michigan into a residential, recreational and commercial community with a goal of enhancing the economic base in southwest Michigan. The project, which is expected to be completed in 2013, places a special emphasis on providing literacy and job training combined with employment options for low and moderate income residents. Since September 2005, Whirlpool Corporation has loaned $12 million to Harbor Shores, secured by a mortgage on real estate owned by Harbor Shores, and guaranteed up to an additional $10 million borrowed by Harbor Shores from a third-party bank. The guarantee was made in the ordinary course, on substantially the same terms as those prevailing at the time for comparable guarantees with persons not related to the lender, and did not involve other unfavorable features. Certain current and former members of Whirlpool Corporation management serve as volunteer officers and trustees of Harbor Shores, including Whirlpool’s current CFO. None of these individuals has a personal financial interest in or otherwise receives compensation or benefits from Harbor Shores, Whirlpool Corporation, or the Whirlpool Foundation for their services to the Harbor Shores project.

Whirlpool employs a son of Arnold Langbo, one of the directors of Whirlpool. Mr. Gary Langbo holds a management position in Whirlpool’s Marketing Department and received base salary and bonus compensation of $251,303 in 2007, along with other employment benefits that are standard for Whirlpool employees at that management level. Mr. Arnold Langbo was not involved in the recruiting or hiring of his son, nor in any decision affecting his son’s compensation. His son’s compensation was established by Whirlpool in accordance with our compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Human Resources Committee was at any time during 2007 an officer or employee of Whirlpool and no member of the Committee has formerly been an officer of Whirlpool. In addition, no “compensation committee interlocks” existed during fiscal year 2007.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information relating to securities authorized under equity compensation plans as of December 31, 2007. The only plan reflected below that was not approved by our security holders is the Key Employee Treasury Stock Ownership Plan. This plan, the terms of which are substantially similar to our omnibus stock and incentive plans, was established to support the hiring and retention initiatives at key leadership positions by providing key leaders with the opportunity to receive Whirlpool common stock and stock options, restricted stock, and phantom stock awards to be paid from our treasury stock. In 2007, no awards were made under this plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted-average exercise price of outstanding options, warrants and rights(1) ($)		Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders	4,434,443	(3)	$69.31	(4)	3,206,684
Equity compensation plans not approved by security holders	0		0		171,500
Total	4,434,443		$69.31		3,378,184

(1)	In addition to the shares shown in the table, certain stock options granted by Maytag were converted into options to acquire our stock in connection with the Maytag acquisition in March 2006. As of December 31, 2007, there were 1,440,489 shares of Whirlpool common stock subject to the converted options, having a weighted-average exercise price of $133.10. No further grants may be made under the equity-based plans assumed by Whirlpool in connection with the acquisition.

(2)	Excluding securities in the “Number of securities to be issued upon exercise of outstanding options, warrants and rights” column.

(3)	This amount includes 2,934,480 shares subject to outstanding stock options and 1,499,963 shares subject to outstanding restricted stock units.

(4)	The weighted-average exercise price information does not include any outstanding restricted stock units.

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been appointed by the Audit Committee to be our independent registered public accounting firm for fiscal year 2008. Representatives of Ernst & Young are expected to be present at the annual meeting to respond to appropriate questions and may make a statement if they so desire.

Fees

In the years indicated, Ernst & Young billed Whirlpool the following fees (in millions):

	Year ended December 31
	2006	2007
Audit Fees	$10.5	$10.7
Audit Related Fees	0.5	0.5
Tax Fees	4.6	4.4
All Other Fees	0.1	0.1
Total	$15.7	$15.7

Audit-related fees are principally comprised of fees for services provided in connection with employee benefit plan audits and consultation with management as to the accounting or disclosure treatment of various transactions or events. Tax fees are principally comprised of fees for services provided in connection with worldwide tax planning and compliance services, expatriate tax services, and assistance with tax audits and appeals.

Advance Approval Policy for Independent Registered Public Accounting Firm Services

Pursuant to its written charter, the Audit Committee, or a subcommittee thereof comprised of one or more independent directors, is responsible for approving in advance all audit, internal control-related, and permitted non-audit services the independent registered public accounting firm performs for us. In recognition of this responsibility, the Audit Committee has established a policy to approve in advance all audit, internal control-related, and permissible non-audit services the independent registered public accounting firm provides. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee a request for approval of services expected to be rendered during that year. This request outlines each of the four categories listed above and the Audit Committee approves these services by category. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original advance approval. In those instances, the Audit Committee requires specific approval in advance before engaging the independent registered public accounting firm. The Audit Committee may delegate authority to make advance approval to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any such approval decisions to the Audit Committee at its next scheduled meeting. A copy of the Audit Committee Pre-Approval Policy for Independent Registered Public Accounting Firm Services appears on Whirlpool’s website: www.whirlpoolcorp.com – click on the “Governance” tab, and then “Board of Directors.”

Audit Committee Report

The Audit Committee provides independent oversight of Whirlpool’s accounting functions and monitors the objectivity of the financial statements prepared under the direction of Whirlpool’s management. In addition, the Committee retains our independent registered public accounting firm; reviews major accounting policy changes by Whirlpool; reviews and approves the scope of the annual internal and independent audit processes; reviews and monitors our assessment of internal controls; approves in advance audit, permitted non-audit, and internal control-related services provided by the independent registered public accounting firm; approves all fees paid to the independent registered public accounting firm; and monitors our activities designed to assure compliance with Whirlpool’s ethical standards. The Committee is composed of five directors who have been determined by the Board to be “independent” and “financially literate” pursuant to the NYSE listing requirements. The Committee operates under a written charter adopted by our Board.

The Committee has reviewed our audited consolidated financial statements for 2007 with management, and management has represented to the Committee that these financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Committee discussed with management the quality and the acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made, and the clarity of the disclosures included in the statements.

The Committee also reviewed our consolidated financial statements for 2007 with Ernst & Young LLP, our independent registered public accounting firm for 2007 (“Ernst & Young”), which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. Further, the Committee reviewed with Ernst & Young its judgment as to the quality, not just the acceptability, of Whirlpool’s accounting principles. In addition, the Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee met eleven times during the fiscal year ended December 31, 2007.

The Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with Ernst & Young its independence. The Committee considered the compatibility of non-audit services Ernst & Young provided to us with Ernst & Young’s independence. Finally, the Committee discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young as our independent registered public accounting firm for 2008.

AUDIT COMMITTEE

Mr. Michael D. White, Chair

Mr. Gary T. DiCamillo

Mr. William T. Kerr

Mr. Arnold G. Langbo

Mr. Miles L. Marsh

STOCKHOLDER PROPOSALS

Item 2 – Stockholder Proposal Relating to Annual Election of Directors

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owns 95 shares of our common stock, as of November 2007), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote against Item 2.

The text of the shareholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder

RESOLVED: Shareholders request that our Directors take the steps necessary to adopt annual election of each director in the most expeditious manner possible, in compliance with applicable law and in a manner so that each director shall have a term of equal length from the date of first implementation to the greatest extent possible.

This includes using all means in our Board’s power such as corresponding special company solicitations and one-on-one management contacts with major shareholders to obtain the vote required for formal adoption of this proposal topic. Also for such transition solely through direct action of our board if such transition is in compliance with applicable law.

Stockholder’s Supporting Statement

This topic won a 69% yes-vote average at 44 major companies in 2007. The Council of Institutional Investors www.cii.org recommends adoption of annual election of each director.

Arthur Levitt, Chairman of the Securities and Exchange Commission, 1993-2001 said: In my view it’s best for the investor if the entire board is elected once a year. Without annual election of each director shareholders have far less control over who represents them. Source: “Take on the Street” by Arthur Levitt.

Nick Rossi, Boonville, Calif., who submitted a number of proposals on this topic, said the merits our current practice, in which only a few directors stand for elected annually, is not in the best interest of our Company and its stockholders. Eliminating this staggered system would require each director to stand for election annually and would give stockholders an opportunity to register their view on the performance of each director annually. Electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

Some companies express the unfounded concern that the annual election of each director could leave a company without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders would vote to replace all directors, such a decision would express an overwhelming dissatisfaction with the incumbent directors and would reflect the need for change.

In recent years, a number of companies have completely transitioned to annual election of each director in one year in response to the strong shareholder support like the 69% yes-vote average at 44 major companies in 2007.

Elect Each Director Annually – Yes on 2

Whirlpool’s Board of Directors Statement OPPOSING This Proposal

The Corporate Governance and Nominating Committee of Whirlpool’s Board of Directors, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues. For the reasons set forth below, and based on the recommendation of the Corporate Governance and Nominating Committee, Whirlpool’s Board has determined that it is in the best interests of Whirlpool and its stockholders to maintain the current classified Board structure which has been in place for over 20 years.

Accountability to Stockholders and Strong Corporate Governance.  Whirlpool’s stockholders already have a meaningful opportunity at each annual meeting of stockholders to communicate their views on our oversight of Whirlpool’s management through the director election process. In December 2006, the Board approved an amendment to Whirlpool’s by-laws to require each director to be elected by the majority of votes cast with respect to that director in an uncontested election. Under our policy, any director who fails to be elected must tender his or her resignation. The Board will then make a final determination, taking into account all the relevant facts and circumstances, of whether to accept that resignation. Prior to this amendment, a director could have been elected even if he or she did not receive the affirmative vote of the majority of shares voted at the annual meeting.

With this majority voting standard now in place, Whirlpool’s stockholders can effectively register their views on the performance of directors by withholding their votes from any nominee for any reason. In addition, each director is required to uphold his or her fiduciary duties to Whirlpool’s stockholders and Whirlpool, regardless of whether he or she is subject to election in a particular year.

Enhances the Independence of the Board.  We believe that electing directors to three-year terms, rather than one-year terms, enhances the independence of nonemployee directors by providing them with a longer assured term of office, thereby insulating them against pressures from special interest groups who might have an agenda contrary to the interests of all stockholders. Our current classified Board structure permits directors to focus on Whirlpool’s long-term interests instead of on the re-nomination process, leading to greater independence and better governance.

Stability and Continuity.  We believe that in light of the adoption of the majority vote provision described above, staggered board elections are necessary to ensure that the majority of directors have prior experience and familiarity with Whirlpool’s businesses, products, markets, opportunities and challenges. At a company with both a majority vote provision and a non-classified board, it is possible that a majority, or even all, of the directors could fail to be elected in a single year, jeopardizing the company’s long-term strategies and growth plans.

A classified Board also assists Whirlpool in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand Whirlpool, its operations and its competitive environment. We believe that agreeing to serve a three-year term demonstrates a nominee’s commitment to Whirlpool and its stockholders over the long-term. Given the current corporate governance climate, in which many qualified individuals are increasingly reluctant to serve on public boards, Whirlpool could be at a competitive disadvantage in recruiting qualified director candidates if their Board service might be limited to a one-year period.

Protection against Certain Takeovers.  We believe that a classified board plays an important role in ensuring that the interests of all stockholders are protected and maximized in connection with an unsolicited takeover proposal. A classified board structure prevents the strategy of a potential acquirer replacing a majority of the Board with its own nominees at a single meeting and thereby gaining control of Whirlpool without paying a fair value to Whirlpool’s stockholders. A classified board structure does not preclude a takeover, but rather provides the Board the additional time and leverage necessary to evaluate the adequacy and fairness of a takeover proposal, and to negotiate the best deal possible for the benefit of all stockholders, without the threat of imminent removal of a majority of Board members.

Recommendation Only.  Whirlpool’s stockholders should be aware that this stockholder proposal is simply a request that the Board take the actions stated in the proposal. Declassification of the Board requires an amendment to Whirlpool’s Certificate of Incorporation which must first be approved by the Board and then submitted to a vote of the stockholders at a subsequent meeting. A vote in favor of the proposal, therefore, would constitute a recommendation that the Board initiate this amendment. The Board does not believe, however, that such an amendment is in the best interests of Whirlpool or its stockholders.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the election of all Whirlpool directors annually appearing at Item 2 on the accompanying proxy or voting instruction card.

Item 3 – Stockholder Proposal Relating to the Adoption of Simple Majority Vote

We have been advised that the following non-binding stockholder proposal will be presented at the annual meeting. The proposal will be voted on at the annual meeting if the proponent (who owns 24 shares of our common stock, as of November 2007), or a qualified representative, is present at the meeting and submits the proposal for a vote. Following the stockholder proposal is our statement in opposition. We will provide to stockholders the name and address of the proponent upon receiving an oral or written request.

For the reasons set forth below in our Board’s statement in opposition to the stockholder proposal, our Board of Directors recommends a vote against Item 3.

The text of the shareholder proposal and supporting statement appear below as received by us and Whirlpool assumes no responsibility for its content or accuracy.

Resolution Proposed by Stockholder.

RESOLVED: Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and By-laws. This includes special solicitations.

Stockholder’s Supporting Statement.

Simple majority vote won an impressive 72% yes-vote average at 24 major companies in 2007. The Council of Institutional Investors www.cii.org recommends adoption of simple majority vote.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority under our 80% supermajority provisions. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes.

For example, a Goodyear (GT) proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. While companies often state that the purpose of supermajority requirements is to protect minority shareholders, supermajority requirements are arguable most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear vote is a perfect illustration.

The merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance in 2007 the following structure and performance issues were reported (and certain concerns are noted):

•	We had no shareholder right to:

1)	Cumulative voting.

2)	To act by written consent.

3)	To call a special meeting.

•	We were burdened with a poison pill with a 15% trigger.

•	We had no independent Chairman – Independent oversight concern

•	Plus our lead director, Mr. Gilmour, had 17-years director tenure – Independence concern.

•	Mr. Gilmour also served on the Universal Technical (UTI) board rated “D” by The Corporate Library http://www.thecorporatelibrary.com an independent investment research firm.

Additionally:

•	Mr. Kerr, who served on our Audit Committee, was potentially overextended with a total of 5 board seats.

•	Plus Mr. Kerr served on these boards rated “D” by The Corporate Library:

Meredith Corp. (MDP)

Interpublic (IPG)

•	These four directors each had 17 to 20 years director tenure – Independence concern and succession planning concern:

Mr. Gilmour

Ms. Stoney

Mr. Marsh

Mr. Stern

The above concerns shows there is room for improvement and reinforces the reason to take one step forward now to encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote – Yes on 3

Whirlpool’s Board of Directors Statement OPPOSING This Proposal

The Corporate Governance and Nominating Committee of Whirlpool’s Board of Directors, which is composed entirely of independent directors, regularly considers and evaluates a broad range of corporate governance issues. For the reasons set forth below, and based on the recommendation of the Corporate Governance and Nominating Committee, Whirlpool’s Board has determined that it is in the best interests of Whirlpool and its stockholders to maintain the current stockholder voting rules.

Our Stockholder Voting Rules are Fair and Appropriate.  We assume that this proposal does not pertain to a majority voting standard for the election of directors, which Whirlpool adopted in December 2006. Rather this proposal appears to call for the elimination of special provisions in Whirlpool’s Certificate of Incorporation that require more than a simple majority vote for certain actions to be approved by our stockholders. While most proposals submitted to a vote of our stockholders can be adopted by a simple majority vote, our Certificate of Incorporation provides that if certain actions are to be taken by our stockholders, those actions will require more than a simple majority vote, including: (1) certain business combinations not approved by continuing directors or at a price which is not fair to our stockholders; (2) amendment of our by-laws; and (3) amendment of certain provisions in our Certificate of Incorporation.

Our Current Voting Rules Protect Stockholder Interests.  The intent of requiring greater than a majority vote by stockholders to approve certain actions is to protect all stockholders against self-interested actions by one or a few large stockholders. These rules are also designed to encourage a potential acquirer to negotiate directly with our Board. This allows the Board to ensure that adequate consideration is given to the interests of all our stockholders and provides protection against abusive tactics during a takeover process.

The Proponent Makes Misstatements of Fact and Fails to Explain How Changing the Stockholder Voting Rules Relates to Whirlpool’s Corporate Governance.  The proponent submits stockholder proposals to many companies each year and does not identify or discuss Whirlpool’s stockholder voting requirements in this proposal or how changing them would benefit Whirlpool’s stockholders. Instead, the proponent cites concerns about the tenure of Whirlpool’s former presiding director Allan Gilmour, failing to note that Mr. Gilmour retired from the Board of Directors in April 2007, in accordance with the Board’s retirement policy.

Recommendation Only.  Whirlpool’s stockholders should be aware that this stockholder proposal is simply a request that the Board take the actions stated in the proposal. Changing the stockholder voting rules requires amendments to Whirlpool’s Certificate of Incorporation which must first be approved by the Board and then submitted to a vote of the stockholders at a subsequent meeting. A vote in favor of the proposal, therefore, would constitute a recommendation that the Board initiate these amendments. The Board does not believe, however, that such amendments are in the best interests of Whirlpool or its stockholders.

The Board of Directors recommends a vote AGAINST the stockholder proposal advocating the elimination of Whirlpool’s supermajority stockholder vote requirements appearing at Item 3 on the accompanying proxy or voting instruction card.

* * * * * * * *

WHIRLPOOL CORPORATION

Financial Supplement

to 2007 Annual Report on Form 10-K and

to 2008 Proxy Statement

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

This Management Discussion and Analysis should be read in connection with the Consolidated Financial Statements, Notes to the Consolidated Financial Statements and Selected Financial Data included in this Financial Supplement. Also, certain references to particular information in the Notes to the Consolidated Financial Statements are made to assist readers.

EXECUTIVE OVERVIEW

Whirlpool Corporation (“Whirlpool”) is the world’s leading manufacturer of major home appliances with revenues of $19.4 billion and net earnings of $640 million for the year ended December 31, 2007. We are a leading producer of major home appliances in North America and Latin America and have a significant presence in markets throughout Europe and India. We have received worldwide recognition for accomplishments in a variety of business and social efforts, including leadership, diversity, innovative product design, business ethics, social responsibility and community involvement. We conduct our business through four reportable segments, which we define based on geography. Our reportable segments consist of North America (60% of revenue), Europe (20% of revenue), Latin America (18% of revenue), and Asia (2% of revenue).

Our global branded consumer products strategy over the past several years has been to introduce innovative new products, increase brand customer loyalty, expand our presence in foreign markets, enhance our trade management platform, improve total cost and quality by expanding and leveraging our global operating platform and where appropriate, make strategic acquisitions and investments.

We monitor country-specific economic factors such as gross domestic product, consumer confidence, retail trends, housing starts and completions, sales of existing homes and mortgage interest rates as key indicators of industry demand. In addition to profitability, we also focus on country, brand, product and channel sales when assessing and forecasting financial results.

Competition in the home appliance industry is intense in all global markets we serve. In addition to our traditional competitors such as Electrolux, GE, and Kenmore in North America, there has been an emergence of strong global competitors such as LG, Bosch Siemens, Samsung, and Haier. In each geographic region, our customer base is consolidated and characterized by large, sophisticated trade customers who have many choices and demand for competitive products, services and prices. We believe that our acquisition of Maytag Corporation (“Maytag”) on March 31, 2006, coupled with productivity and cost controls, new innovative product introductions, and improved product mix will enhance our ability to respond to these competitive conditions. We believe this combination will translate into benefits for our trade customers and consumers by generating significant cost savings that enable us to continue to offer competitive prices across a wide array of innovative, high-quality consumer products that translate into increased sales and enhanced financial results.

During 2007, we delivered record sales and earnings per share in a challenging global market. The U.S. appliance industry experienced the largest year-over-year volume decline in over two decades and material- and oil-related costs increased $600 million from the prior year. During the last three and a half years we have seen unprecedented material cost inflation which has increased our input cost over the same time frame by $1.7 billion. We accomplished a major milestone in 2007 by completing the Maytag integration and achieved our initial acquisition cost efficiency goals one year ahead of plan. We also improved our cost productivity performance across the organization. Our international business reported record results with significant improvements over 2006 while North America results were lower primarily due to a weak U.S. industry appliance demand and significantly higher material costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

FACTORS AFFECTING COMPARABILITY

On March 31, 2006, we completed the acquisition of Maytag. Maytag’s reported consolidated net sales for the year ended December 31, 2005 were approximately $4.9 billion. With the acquisition, we added an array of home appliance brands including Maytag, Jenn-Air and Amana. The aggregate purchase price for Maytag was approximately $1.9 billion, including approximately $848 million of cash and approximately 9.7 million shares of common stock. The results of Maytag’s operations have been included in our Consolidated Financial Statements as of April 1, 2006. For additional information on the acquisition of Maytag, see Note 2 of the Notes to the Consolidated Financial Statements.

During 2007 and 2006, we completed certain divestitures associated with businesses acquired with the Maytag acquisition. For additional information about discontinued operations, see Note 3 of the Notes to the Consolidated Financial Statements.

During the first quarter of 2007, we adopted changes to our segment reporting consistent with the methodology our chief operating decision maker now uses to evaluate each segment’s operating and financial results. We previously included the financial results for our Caribbean and certain Latin America operations and exports of certain portable appliances to Europe within our North America business segment. The results for these businesses are now being reported within the Latin America and Europe segments, respectively. All prior periods presented have been reclassified to reflect current year presentation.

We have reallocated certain costs previously included within corporate administrative expense to each of the respective regions. Regional results for 2006 and 2005 have been reclassified to reflect these changes to conform to 2007 presentation. For further discussion, see Note 15 of the Notes to the Consolidated Financial Statements.

Freight and warehousing costs previously included in selling, general and administrative expenses in the Consolidated Statements of Income were reclassified to cost of sales, effective January 1, 2006. Approximately $854 million was reclassified in 2005.

RESULTS OF OPERATIONS

For the year ended December 31, 2007, consolidated net sales were $19.4 billion. Consolidated net earnings from continuing operations were $647 million, or $8.10 per diluted share, increasing from $486 million or $6.35 per diluted share for the year ended December 31, 2006. The increase in earnings from continuing operations primarily reflects strong operating profit improvement within our international businesses, cost-efficiency realization associated with the acquisition of Maytag, cost based price increases and improved product mix, productivity improvements and strong cost controls. Our results included $72 million of gains associated with asset sales in 2007, compared to $42 million of asset gains in the previous year period. Annual results were negatively impacted by significantly higher material- and oil-related costs and lower shipments within North America.

Our international businesses experienced strong performance in 2007 driven by an 8.8% increase in units sold. We experienced a 6.4% decrease in unit sales during 2007 in North America, primarily resulting from a decline in appliance industry demand, lower original equipment manufacturer (“OEM”) sales and lower share within our value and Maytag brands.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Consolidated Net Sales

The table below summarizes by region consolidated net sales and units sold:

Millions of dollars	2007	Change	2006	Change	2005
Consolidated Net Sales
North America	$11,735	0.8%	$11,642	34.5%	$8,658
Europe	3,848	12.1	3,432	7.1	3,205
Latin America	3,437	27.7	2,692	23.9	2,172
Asia	557	21.9	457	8.3	422
Other/Eliminations	(169)	—	(143)	—	(140)

Consolidated	$19,408	7.3	$18,080	26.3	$14,317

In thousands	2007	Change	2006	Change	2005
Units Sold
North America	30,352	(6.4)%	32,413	21.6%	26,664
Europe	13,641	3.5	13,177	5.0	12,551
Latin America	8,303	18.8	6,987	22.9	5,687
Asia	2,558	9.0	2,346	6.1	2,212
Other/Eliminations	(3)	—	(42)	—	(18)

Consolidated	54,851	—	54,881	16.5	47,096

Consolidated net sales increased 7.3% compared to 2006 due to strong international sales, higher global average unit selling prices and a full year’s contribution from the acquisition of Maytag. We define the average unit selling price as the amount that results from dividing consolidated net sales by units sold. Excluding currency fluctuations and the impact of the acquisition of Maytag, sales were essentially equal to the prior year.

Consolidated net sales for 2006 increased 26.3% compared to 2005 due primarily to the acquisition of Maytag and strong international sales. Excluding currency fluctuations and the impact of Maytag, consolidated net sales increased 5%.

Significant regional trends were as follows:

•

North America net sales increased in 2007 by 0.8% compared to 2006 due to a 7.6% increase in the average unit selling price offset by a 6.4% decrease in units sold. The decrease in volume reflects reduced industry volume, lower OEM shipments and lower market share. The reduction in volume in the U.S. was partially offset by higher demand in Canada and Mexico and a higher average unit selling price due to product innovation and better product mix. Excluding the impact of the Maytag acquisition, North America sales decreased 5%. North America sales increased in 2006 compared to 2005 by 34.5% due primarily to the acquisition of Maytag. As compared to the prior year, unit volumes increased 21.6%. The average unit selling price increased 10.6% compared to 2005 which also contributed to higher net sales. Excluding the impact of the Maytag acquisition, net sales increased 4% and unit volumes increased 2%. Organic volume and sales growth were driven by continued consumer demand for new product innovations and improved Whirlpool and KitchenAid brand performance.

•

Europe net sales increased in 2007 by 12.1% compared to 2006, primarily due to favorable foreign currency, a higher average unit selling price and higher volume. The increase in sales due to price is a result of an 8.3% higher average unit selling price as compared to prior year. The increase in volume is driven by strong Whirlpool brand performance and the positive impact of new product offerings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Excluding the impact of foreign currency, Europe net sales increased 2.9% in 2007. Net sales increased 7.1% in 2006 as compared to 2005 primarily due to higher volume. Average selling price increased 2% contributing to the remaining increase. Europe’s strong sales are driven by gains in market share, new product introductions and improved product mix, primarily attributable to the Whirlpool brand and expansion of our built-in appliance business. Excluding the impact of foreign currency, Europe net sales increased 6.0% in 2006.

•

Latin America net sales increased 27.7% in 2007 as compared to 2006, primarily due to higher volume and a favorable impact from changes in foreign currency. As compared to prior year, the total number of units sold increased 18.8%. The increase in volume growth is a result of strong growth in the appliance industry, increased market share, strong economic conditions throughout the region and cost based pricing. Excluding the impact of foreign currency, Latin America net sales increased 15.9% in 2007. Net sales increased 23.9% in 2006 as compared to 2005 due primarily to higher volumes. Total units sold increased 22.9% compared to 2005 due primarily to continued strength in the Brazilian economy, appliance market and market share gains that were a result of new product introductions. Excluding the impact of foreign currency, Latin America net sales increased 16.0% in 2006.

•

Asia net sales increased 21.9% in 2007 as compared to 2006 due to a higher average unit selling price, increased volume and a favorable impact from changes in the value of foreign currency. The increase in sales due to price is a result of an 11.8% higher average unit selling price as compared to prior year. These increases are driven by the impact of successful new product introductions, improved product mix and continued growth within India, the segment’s largest market. Excluding the impact of foreign currency, Asia net sales increased 12.9% in 2007. Net sales increased 8.3% in 2006 as compared to 2005 due primarily to higher volume. Total units sold increased 6.1% compared to 2005 driven by strong demand, particularly in India, and favorable product mix. The average unit selling price increased 2.1% in 2006, which contributed to the increase in net sales. Excluding the impact of foreign currency, Asia net sales increased 10.1% in 2006.

Gross Margin

The consolidated gross margin percentage in 2007 increased 20 basis points versus 2006. Strong international performance, acquisition efficiencies, productivity improvements, regional tax incentives and asset sale gains had a positive impact on overall gross margin in 2007. Partially offsetting these improvements were significantly higher material- and oil-related costs, particularly in the United States. Included in gross margin for the year ended December 31, 2007 are asset sale gains of $65 million.

The table below summarizes gross margin percentages by region:

	2007	Change		2006	Change		2005
North America	12.5%	(0.7	)pts	13.2%	(1.6	)pts	14.8%
Europe	16.6	0.4		16.2	0.4		15.8
Latin America	20.8	1.6		19.2	2.2		17.0
Asia	15.2	(0.1)		15.3	3.9		11.4
Consolidated	14.9	0.2		14.7	(0.6)		15.3

Significant regional trends were as follows:

•

North America gross margin decreased in 2007 compared to 2006 primarily due to higher material- and oil-related costs and lower industry demand. This decrease was partially offset by favorable efficiencies as a result of synergies realized from the acquisition of Maytag, productivity improvements, product

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

innovation and an improved product mix as compared to 2006. Gross margin decreased in 2006 compared to 2005, primarily due to higher material costs, lower industry demand, unfavorable Maytag product mix, acquisition integration, purchase accounting costs and higher merchandising costs. Margin declines were partially offset by productivity improvements and acquisition efficiencies.

•

Europe gross margin increased in 2007 compared to 2006 as higher volumes, continued productivity improvements and innovative product offerings more than offset higher material- and oil-related costs. The sale of certain assets also contributed to higher gross margin. Gross margin improved in 2006 compared to 2005 as productivity improvements more than offset lower comparable model pricing and higher material- and oil-related costs. European operations continue to realize savings from ongoing restructuring efforts in both 2007 and 2006.

•

Latin America gross margin increased in 2007 compared to 2006, due primarily to continued higher volumes, productivity improvements, cost based price increases and regional tax incentives which combined to more than offset higher material- and oil-related costs and the unfavorable impact of foreign currency. Gross margin increased in 2006 versus 2005, due primarily to significantly improved volumes, productivity improvements, cost control initiatives and regional tax incentives which combined to more than offset higher material- and oil-related costs and unfavorable currency exchange rates.

•

Asia gross margin decreased slightly in 2007 as compared to 2006, due to higher material- and oil-related costs and inventory transition costs which were mitigated by productivity improvements, improved product mix and higher volumes. Gross margin increased in 2006 as compared to 2005, due to productivity improvements, improved product mix, and cost-based price adjustments which were partially offset by higher material- and oil-related costs.

Selling, General and Administrative

The table below summarizes selling, general and administrative expenses as a percentage of sales by region:

Millions of dollars	2007	As a % of Sales	2006	As a % of Sales	2005	As a % of Sales
North America	$791	6.7%	$837	7.2%	$555	6.4%
Europe	391	10.2	363	10.6	347	10.8
Latin America	277	8.1	279	10.4	226	10.4
Asia	91	16.3	81	17.7	74	17.5
Other/Eliminations	186	—	192	—	141	—

Consolidated	$1,736	8.9	$1,752	9.7	$1,343	9.4

In 2007, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, decreased as compared to 2006, primarily due to higher sales volume, acquisition efficiencies and administrative cost reductions. In 2006, consolidated selling, general and administrative expenses, as a percent of consolidated net sales, increased as compared to 2005. The benefit from higher sales and acquisition efficiencies were more than offset by increased brand investment, acquisition and integration costs and higher compensation expense.

Restructuring

Restructuring initiatives resulted in charges of $61 million, $55 million and $57 million in 2007, 2006, and 2005, respectively, reflecting ongoing efforts to optimize our global operating platform. These amounts have been identified as a separate component of operating profit, excluding Maytag severance and exit costs

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

associated with the acquisition, and primarily relate to costs incurred to restructure the cooking and refrigeration platforms in Latin America, shift refrigeration capacity to lower cost regions in Europe and North America and reorganize the salaried workforce throughout Europe. For additional information about restructuring, see Note 12 of the Notes to the Consolidated Financial Statements.

Interest and Sundry Income (Expense)

Interest and sundry income (expense) increased by $61 million from expense of $2 million to expense of $63 million compared to 2006. The prior year results include a $31 million gain on the sale of an investment while current year expense includes a $17 million increase in legal reserves as well as higher non-income based taxes. Interest and sundry income (expense) for 2006 decreased by $63 million from expense of $65 million to expense of $2 million compared to 2005. Lower expense in 2006 was primarily due to the combination of a gain of $31 million that was realized to reflect the sale of an investment and a charge of $21 million that was recognized in 2005 to increase certain legal reserves.

Interest Expense

Interest expense in 2007 increased $1 million as compared to 2006. For nine months in 2006, we incurred higher debt levels associated with debt assumed and issued for the Maytag acquisition which was offset by lower debt levels at lower interest rates during 2007. Interest expense in 2006 increased $72 million as compared to 2005. The increase primarily reflects debt service associated with debt assumed and issued to acquire Maytag.

Gain on Sale of Investment

During 2007, we sold approximately 9 million shares, or 7%, of Whirlpool of India Limited and recorded a gain of approximately $7 million. This sale was executed to satisfy a change in the Stock Exchange Board of India listing standards and regulations. Following the sale of stock, our ownership interest in Whirlpool of India Limited is 75%.

Income Taxes

The effective income tax rate was 14.5% in 2007, 20.4% in 2006 and 28.6% in 2005. The rates and changes in rates result from a combination of certain discrete items recognized during the year, dispersion of global income, tax credit availability, and tax planning activities. At the end of each interim period, we make our best estimate of the effective tax rate expected to be applicable for the full fiscal year and the impact of discrete items, if any, and adjust the quarterly rate, as necessary. For additional information about our consolidated tax provision, see Note 13 of the Notes to the Consolidated Financial Statements.

Earnings from Continuing Operations

Earnings from continuing operations were $647 million in 2007 versus $486 million and $422 million in 2006 and 2005, respectively, due to the factors described above.

Millions of dollars, except per share data	2007	2006	2005
Earnings from continuing operations	$647	$486	$422
Diluted earnings from continuing operations per share	8.10	6.35	6.19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

Discontinued Operations

We classified the Hoover floor-care, Dixie-Narco vending systems, and Jade commercial and residential businesses as discontinued operations during 2006. The decision to divest these businesses allowed us to focus on our core appliance business. For additional information about discontinued operations, see Note 3 of the Notes to the Consolidated Financial Statements.

Net Earnings

Net earnings were $640 million in 2007 versus $433 million and $422 million in 2006 and 2005, respectively, due to the factors described above. Earnings were impacted by $7 million and $53 million in losses from discontinued operations for 2007 and 2006, respectively.

Millions of dollars, except per share data	2007	2006	2005
Net earnings	$640	$433	$422
Diluted net earnings per share	8.01	5.67	6.19

FORWARD-LOOKING PERSPECTIVE

We expect modest global appliance industry growth during 2008 primarily due to continued weaknesses in the U.S. housing market and weaker economic conditions and consumer confidence in Western Europe. We continue to expect strong emerging market appliance industry growth. Within North America we expect industry demand to decline 3-5% for the year. Industry appliance demand in Europe is expected to be flat versus 2007 levels; Latin America and Asia are expected to grow 5-8% and 5-10% for the year, respectively.

Prices for material- and oil-related costs are expected to increase by approximately $350 million in 2008, largely driven by increases in component parts, base metals, such as copper, aluminum, zinc and nickel, as well as steel. We expect to offset these higher costs with productivity improvements, new product introductions, including the revitalization of Maytag branded products, previously implemented cost-based price adjustments and improved product mix.

Our innovation product pipeline continues to grow and drive higher average sales values, consumer and trade response to our new product offerings has been positive, and we continue to accelerate our global branded consumer products strategy of delivering relevant innovation to markets worldwide.

FINANCIAL CONDITION AND LIQUIDITY

Our objective is to finance our business through the appropriate mix of long-term and short-term debt. By diversifying the maturity structure, we avoid concentrations of debt, reducing liquidity risk. We have varying needs for short-term working capital financing as a result of the nature of our business. The volume and timing of refrigeration and air conditioning production impacts our cash flows and consists of increased production in the first half of the year to meet increased demand in the summer months. We finance working capital fluctuations primarily through the commercial paper markets in the U.S. and Europe, which are supported by committed bank lines, and we anticipate that access to these markets will continue to remain available. In addition, outside the U.S., short-term funding is also provided by bank borrowings on uncommitted lines. We have access to long-term funding in the U.S., Europe and other public bond markets. We are in compliance with the financial covenants for all periods presented. For a description of financing arrangements that had an effect on our liquidity, see Note 7 of the Notes to the Consolidated Financial Statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

On June 15, 2004, the Board of Directors authorized a share repurchase program under which we may repurchase up to $500 million of outstanding common stock. We repurchased $368 million of outstanding common stock for the year ended December 31, 2007. Approximately $97 million of the authorization remains outstanding.

Sources and Uses of Cash

We expect to meet our cash needs for 2008 from cash flows from continuing operations, cash and equivalents and financing arrangements. Our cash and equivalents were $201 million at December 31, 2007 as compared to $262 million at December 31, 2006.

Cash Flows from Operating Activities of Continuing Operations

Cash provided by continuing operating activities in 2007 was $927 million, an increase of $47 million compared to the year ended December 31, 2006. Cash provided by continuing operations for 2007 reflects higher earnings primarily from our Latin America and Europe segments as compared to 2006. Cash provided by continuing operations also reflects cash consumed from increased inventories as a result of lower than anticipated demand in North America during the fourth quarter of 2007 as well as support for higher sales volumes in Latin America and product transitions in the U.S. The increased inventory balances were more than offset by improved trade receivable collections, improved accounts payable terms as well as lower global taxes. Cash provided by continuing operations was negatively impacted by increased spending associated with a Maytag dishwasher recall. Cash provided by continuing operating activities in 2006 was $880 million, a decrease of $4 million compared to the year ended December 31, 2005. Cash provided by operating activities benefited from higher earnings, primarily within our European and Latin American business segments. Increased inventories, which include higher laundry inventory to support plant closures and transition of the Maytag laundry product to Whirlpool facilities, consumed additional cash during 2006 but were largely offset by improvements in accounts receivable collections and increases in accounts payable. For additional information about product recalls and our reportable operating segments, see Note 8 and Note 15 of the Notes to the Consolidated Financial Statements.

Cash Flows from Investing Activities of Continuing Operations

Cash used in investing activities from continuing operations was an outflow of $331 million compared to an outflow of $1.2 billion last year. The decrease was primarily due to cash disbursed to acquire Maytag, net of cash acquired, of $797 million and the purchase of minority interest shares of a Brazil subsidiary in the amount of $53 million during 2006. Offsetting cash used in investing activities from continuing operations were proceeds received from the sale of certain Maytag discontinued businesses of $100 million and $110 million for the years ended December 31, 2007 and 2006, respectively. Cash used in investing activities from continuing operations increased $764 million for the year ended December 31, 2006 as compared to 2005, primarily due to cash disbursed to acquire Maytag and increased capital spending to support the expansion of the operations in Mexico and the integration of Maytag. Offsetting cash flow used in investing activities from continuing operations in 2006 are proceeds received for the sale of certain Maytag discontinued businesses. For additional information on the acquisition of Maytag and the sale of its discontinued businesses, see Note 2 and Note 3 of the Notes to the Consolidated Financial Statements.

The goal of our global operating platform is to enhance our competitive position in the global home appliance industry by reducing costs, driving productivity and quality improvements, and accelerating our rate of innovation. We plan to continue our comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to better support our global products, brands and customers. We intend to make additional investments to improve our competitiveness in fiscal 2008. Capital

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

spending is expected to be between $600 million and $625 million in 2008 in support of our investment in innovative product technologies and our global operating platform initiatives.

Cash Flows from Financing Activities of Continuing Operations

Cash used in financing activities from continuing operations was an outflow of $696 million in the year ended December 31, 2007 compared to an inflow of $29 million for the year ended December 31, 2006. Net repayments of short-term borrowings were $243 million for the year ended December 31, 2007 compared to borrowings of $381 million in the prior year. The prior year reflects short-term debt issued to pay our maturing $300 million Eurobond principal. Prior year results also reflect proceeds of long-term debt which replaced commercial paper borrowings initially issued to finance the acquisition of Maytag. Repayments of long-term debt reflect the maturity of Whirlpool and Maytag debt. During the year ended December 31, 2007 we also repurchased stock totaling $368 million, paid dividends to common stockholders totaling $134 million and received proceeds from the issuance of common stock related to option exercises of $68 million. Cash used in financing activities from continuing operations in 2006 was an inflow of $29 million compared to an outflow of $170 million in 2005. The increase in cash is primarily due to proceeds received from long term debt associated with the acquisition of Maytag that was not completely repaid by year end. These increases were partially offset by lower common stock issuances in 2006 as compared to 2005.

OFF-BALANCE SHEET ARRANGEMENTS

Whirlpool has guarantee arrangements in place in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks, supporting purchases from Whirlpool, following its normal credit policies. If a customer were to default on its line of credit with the bank, the subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. As of December 31, 2007 and 2006, these amounts totaled $331 million and $312 million, respectively. Our only recourse related to these agreements is legal or administrative collection efforts directed against the customer.

CONTRACTUAL OBLIGATIONS AND FORWARD-LOOKING CASH REQUIREMENTS

The following table summarizes our expected cash outflows resulting from financial contracts and commitments:

	Payments due by period
Millions of dollars	Total	2008	2009 & 2010	2011 & 2012	Thereafter
Long-term debt obligations(1)	$1,795	$127	$578	$304	$786
Operating lease obligations	547	144	195	112	96
Purchase obligations(2)	950	261	440	241	8
Other long-term liabilities(3)	155	155	—	—	—

Total	$3,447	$687	$1,213	$657	$890

(1)	Interest on long-term debt is not included in the table above. For additional information about our debt, see Note 7 of the Notes to the Consolidated Financial Statements.

(2)	Purchase obligations include our “take-or-pay” contracts with materials vendors and minimum payment obligations to other suppliers.

(3)	Other long-term liabilities include our expected 2008 voluntary U.S. pension and foreign pension fund contributions in the amount of $121 million. Required contributions for future years depend on certain factors that cannot be determined at this time. Additionally, included in other long-term liabilities are $34 million of our $189 million in liabilities related to uncertain tax positions. We cannot estimate the period in which the remaining liabilities relating to uncertain tax positions will be paid.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. (“GAAP”) requires management to make certain estimates and assumptions. We periodically evaluate these estimates and assumptions, which are based on historical experience, changes in the business environment and other factors that management believes to be reasonable under the circumstances. Actual results may differ materially from these estimates.

Pension and Other Postretirement Benefits

Accounting for pensions and other postretirement benefits involves estimating the costs of future benefits and attributing the cost over the employee’s expected period of employment. The determination of our obligation and expense for these costs requires the use of certain assumptions. Those assumptions include, among other assumptions, the discount rate, expected long-term rate of return on plan assets and health care cost trend rates. These assumptions are subject to change based on interest rates on high quality bonds, stock and bond markets and medical cost inflation, respectively. As permitted by GAAP, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and accrued liability in such future periods. While we believe that our assumptions are appropriate given current economic conditions and actual experience, significant differences in results or significant changes in our assumptions may materially affect our pension and other postretirement obligations and related future expense. As required by Statements of Financial Accounting Standards (“SFAS”) No. 87, SFAS No. 106 and SFAS No. 132 (R) as amended by SFAS No. 158, our pension and other postretirement benefit obligations as of December 31, 2007 and preliminary retirement benefit costs for the 2008 fiscal year were prepared using the assumptions that were determined as of December 31, 2007. The following table summarizes the sensitivity of our December 31, 2007 retirement obligations and 2008 retirement benefit costs of our U.S. plans to changes in the key assumptions used to determine those results:

Millions of dollars Change in assumption	Estimated increase (decrease) in 2008 pension cost	Estimated increase (decrease) in Projected Benefit Obligation for the year ended December 31, 2007	Estimated increase (decrease) in 2008 Other Postretirement Benefits cost	Estimated increase (decrease) in Other Postretirement Benefit Obligation for the year ended December 31, 2007
0.25% increase in discount rate	$(5.0)	$(117.0)	$(1.1)	$(26.5)

0.25% decrease in discount rate	4.8	121.1	2.2	27.2

0.25% increase in long-term return on assets	(7.2)	—	—	—

0.25% decrease in long-term return on assets	7.2	—	—	—

0.50% increase in discount rate	(10.2)	(230.0)	(0.8)	(52.4)

0.50% decrease in discount rate	9.7	246.4	4.3	55.0

0.50% increase in long-term return on assets	(14.5)	—	—	—

0.50% decrease in long-term return on assets	14.5	—	—	—

1.00% increase in medical trend rates	—	—	13.3	84.2

1.00% decrease in medical trend rates	—	—	(6.9)	(75.2)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

These sensitivities may not be appropriate to use for other years’ financial results. Furthermore, the impact of assumption changes outside of the ranges shown above may not be approximated by using the above results. For additional information about our pension and other postretirement benefit obligations, see Note 14 of the Notes to the Consolidated Financial Statements.

Income Taxes

We estimate our income taxes in each of the taxing jurisdictions in which we operate. This involves estimating actual current tax expense together with assessing any temporary differences resulting from the different treatment of certain items, such as the timing for recognizing expenses, for tax and accounting purposes in accordance with SFAS No. 109, “Accounting for Income Taxes.” These differences may result in deferred tax assets and liabilities, which are included in our Consolidated Balance Sheets. We are required to assess the likelihood that deferred tax assets, which include net operating loss carryforwards and temporary differences, are expected to be deductible in future years. Realization of our net operating loss deferred tax assets is supported by specific tax strategies and considers planned projections of future profitability. If recovery is not likely, we provide a valuation allowance based on estimates of future taxable income in the various taxing jurisdictions, and the amount of deferred taxes that are ultimately realizable. If future taxable income is lower than expected or if tax-planning strategies are not available as anticipated, we may record additional valuation allowances through income tax expense in the period such determination is made. Likewise, if we determine that we are able to realize our deferred tax assets in the future in excess of net recorded amounts, an adjustment to the deferred tax asset will increase income in the period such determination is made. As of December 31, 2007 and 2006, we had total deferred tax assets of $1,658 million and $1,633 million, respectively, net of valuation allowances of $72 million and $135 million, respectively. Our effective tax rate has ranged from 14.5% to 35% over the past five years and has been influenced by tax credits, audit settlements and adjustments, tax planning strategies, enacted legislation, and dispersion of global income. A 1% increase in our effective tax rate would have decreased 2007 earnings by approximately $8 million. Future changes in the effective tax rate will be subject to several factors, including enacted laws, tax planning strategies, and business profitability.

In addition, we operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. These audits can involve complex issues, which may require an extended period of time to resolve. For additional information about income taxes, see Notes 1 and 13 of the Notes to the Consolidated Financial Statements.

Befiex Credits

Our Brazilian operations earned tax credits under the Brazilian government’s export incentive program. These credits reduce Brazilian federal excise taxes on domestic sales, resulting in an increase in the operations’ recorded net sales. Based on a recalculation of available credits and a favorable court decision in the fourth quarter of 2005, we recognized approximately $23 million of export credits in 2005. During 2007 and 2006, we were able to recognize approximately $131 million and $52 million of export credits respectively. As of December 31, 2007, approximately $839 million of export credits remain. We recognize credits as they are monetized.

Product Recalls

The establishment of a liability for product recalls is periodically required and is impacted by several factors such as customer response rate, consumer options, field repair costs, inventory repair costs, extended warranty costs, communication structure and other miscellaneous costs such as legal, logistics and consulting. The customer response rate, which represents an estimate of the total number of units to be serviced as a percentage of the total number of units affected by the recall, is the most significant factor in estimating the total cost of each recall. This rate reflects several factors, including the type of product, the year manufactured, age of the product

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

sold and current and past experience factors. Differences between our assumptions and actual experience could have a material impact on our product recall reserves. For additional information about product recalls, see Note 8 of the Notes to the Consolidated Financial Statements.

Warranty Obligations

The estimation of warranty obligations is determined in the same period that revenue from the sale of the related products is recognized. The warranty obligation is based on historical experience and reflects our best estimate of expected costs at the time products are sold. Warranty accruals are adjusted for known or anticipated warranty claims as new information becomes available. Future events and circumstances could materially change our estimates and require adjustments to the warranty obligations. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. For additional information about warranty obligations, see Note 8 of the Notes to the Consolidated Financial Statements.

Goodwill and Intangibles Valuations

We sell products under a number of brand names, many of which we developed. Brand development costs are expensed as incurred. We also purchase brand intangible assets and goodwill in acquisitions. Upon acquisition, the purchase price is first allocated to identifiable assets and liabilities, including brand intangible assets, based on estimated fair value, with any remaining purchase price recorded as goodwill.

Brand names and goodwill are considered indefinite lived intangible assets and as such are not amortized. Indefinite lived intangible assets are assessed for impairment at least annually. If the carrying amount exceeds its fair value, as determined by discounted cash flows, an impairment loss is recognized in an amount equal to the excess. Goodwill is evaluated using a two-step impairment test at the reporting unit level. The first step of the goodwill impairment test compares the book value of a reporting unit, including goodwill, with its fair value, as determined by its discounted cash flows. If the book value of a reporting unit exceeds its fair value, we perform the second step to determine the amount of goodwill impairment loss to be recorded. In the second step, we determine an implied fair value of the reporting unit’s goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

We determine fair value using accepted valuation techniques including discounted cash flow analysis. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows. Assumptions used in our impairment evaluations, such as forecasted growth rates and our cost of capital, are based on the best available market information and are consistent with our internal forecasts and operating plans. These assumptions could be adversely impacted by certain of the risks discussed in “Risk Factors” in Item 1A of this report. For additional information about intangible assets and goodwill, see Note 4 of the Notes to the Consolidated Financial Statements.

NEW ACCOUNTING PRONOUNCEMENTS

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) requires us to continue to follow the guidance in SFAS No. 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase and recognizing and measuring goodwill or a gain from a bargain purchase. This statement is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008. We will implement SFAS No. 141(R) for any business combinations occurring at or subsequent to January 1, 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an Amendment of ARB No. 51, “Consolidated Financial Statements.” SFAS 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008 with retrospective application. We will implement SFAS No. 160 beginning January 1, 2009 and are currently evaluating the potential impact on our financial statements when implemented.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in GAAP and expands disclosures about fair value measurements. The expanded disclosures required by this statement about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We will implement SFAS No. 157 beginning January 1, 2008 and anticipate that the statement will not materially impact our financial statements, but will provide expanded disclosure on our fair value measurements.

MARKET RISK

We have in place an Enterprise Risk Management process that involves systematic risk identification and mitigation covering the categories of Enterprise, Strategic, Financial, Operation and Compliance and Reporting risk. The Enterprise Risk Management process receives Board of Directors and Management oversight, drives risk mitigation decision-making and is fully integrated into our internal audit planning and execution cycle.

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices, which can affect our operating results and overall financial condition. We manage exposure to these risks through our operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. Derivative financial instruments are viewed as risk management tools and are not used for speculation or for trading purposes. Derivative financial instruments are contracted with a diversified group of primarily investment grade counterparties to reduce exposure to nonperformance on such instruments.

We use foreign currency forward contracts, currency options and currency swaps to hedge the price risk associated with firmly committed and forecasted cross-border payments and receipts related to ongoing business and operational financing activities. Foreign currency contracts are sensitive to changes in foreign currency exchange rates. At December 31, 2007, a 10% unfavorable exchange rate movement in each currency in our portfolio of foreign currency contracts would have resulted in an incremental unrealized loss of approximately $80 million, while a 10% favorable shift would have resulted in an incremental unrealized gain of approximately $85 million. Consistent with the use of these contracts to neutralize the effect of exchange rate fluctuations, such unrealized losses or gains would be offset by corresponding gains or losses, respectively, in the re-measurement of the underlying exposures.

We enter into commodity swap contracts to hedge the price risk associated with firmly committed and forecasted commodities purchases that are not fixed directly through supply contracts. As of December 31, 2007, a 10% favorable or unfavorable shift in commodity prices would have resulted in an incremental $29 million gain or a $25 million loss related to these contracts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS—(CONTINUED)

We utilize interest rate swaps to hedge our interest rate risk. As of December 31, 2007, a 10% shift in interest rates would have resulted in an incremental $1.0 million gain or loss related to these contracts.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Certain statements contained in this annual report, including those within the forward-looking perspective section within this Management’s Discussion and Analysis, and other written and oral statements made from time to time by us or on our behalf do not relate strictly to historical or current facts and may contain forward-looking statements that reflect our current views with respect to future events and financial performance. As such, they are considered “forward-looking statements” which provide current expectations or forecasts of future events. Such statements can be identified by the use of terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “possible,” “plan,” “project,” “will,” “forecast,” and similar words or expressions. Our forward-looking statements generally relate to our growth strategies, financial results, product development, and sales efforts. These forward-looking statements should be considered with the understanding that such statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.

Forward-looking statements in this document include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material- and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool Corporation’s forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool’s ability to continue its strong relationship with Sears Holding Corporation in North America (accounting for approximately 12% of Whirlpool’s 2007 consolidated net sales of $19.4 billion) and other significant trade customers, and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions, including the strength of the U.S. building industry and the level of interest rates; (4) the ability of Whirlpool to achieve its business plans, including execution of its Maytag strategy, productivity improvements, cost control, leveraging of its global operating platform, and acceleration of the rate of innovation; (5) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and zinc) and components and the ability of Whirlpool to offset cost increases; (6) the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner; (7) our ability to attract, develop and retain executives and other qualified employees; (8) health care cost trends and regulatory changes that could increase future funding obligations for pension and post retirement benefit plans; (9) the cost of compliance with environmental and health and safety regulations; (10) litigation including product liability and product defect claims; (11) the impact of labor relations; (12) Whirlpool’s ability to obtain and protect intellectual property rights; (13) the ability of Whirlpool to manage foreign currency fluctuations; and (14) global, political and/or economic uncertainty and disruptions, especially in Whirlpool’s significant geographic regions, including uncertainty and disruptions arising from natural disasters or terrorist attacks.

We undertake no obligation to update any forward-looking statement, and investors are advised to review disclosures in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. Therefore, investors should not consider the foregoing factors to be an exhaustive statement of all risks, uncertainties, or factors that could potentially cause actual results to differ from forward-looking statements. Additional information concerning these and other factors can be found in “Risk Factors” in Item 1A of our Form 10-K for the year ended December 31, 2007.

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Year Ended December 31

(Millions of dollars, except per share data)

	2007	2006	2005
Net sales	$19,408	$18,080	$14,317

Expenses
Cost of products sold	16,517	15,420	12,123
Selling, general and administrative (exclusive of intangible amortization)	1,736	1,752	1,343
Intangible amortization	31	30	2
Restructuring costs	61	55	57

Operating profit	1,063	823	792

Other income (expense)
Interest and sundry income (expense)	(63)	(2)	(65)
Interest expense	(203)	(202)	(130)
Gain on sale of investment	7	—	—

Earnings from continuing operations before income taxes and other items	804	619	597

Income taxes	117	126	171

Earnings from continuing operations before equity earnings and minority interests	687	493	426
Equity in (loss) income of affiliated companies	(18)	1	1
Minority interests	(22)	(8)	(5)

Earnings from continuing operations	647	486	422
Loss from discontinued operations, net of tax of $3 million and $26 million for the years ended December 31, 2007 and 2006	(7)	(53)	—

Net earnings available to common stockholders	$640	$433	$422

Per share of common stock
Basic earnings from continuing operations	$8.24	$6.47	$6.30
Discontinued operations, net of tax	(0.09)	(0.71)	—

Basic net earnings	$8.15	$5.76	$6.30

Diluted earnings from continuing operations	$8.10	$6.35	$6.19
Discontinued operations, net of tax	(0.09)	(0.68)	—

Diluted net earnings	$8.01	$5.67	$6.19

Dividends	$1.72	$1.72	$1.72

Weighted-average shares outstanding (in millions)
Basic	78.5	75.1	67.1
Diluted	79.9	76.5	68.3

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED BALANCE SHEETS

(Millions of dollars)

	December 31, 2007	December 31, 2006
Assets
Current assets
Cash and equivalents	$201	$262
Accounts receivable, net of allowance for uncollectible accounts of $83 and $84 at December 31, 2007 and 2006, respectively	2,604	2,676
Inventories	2,665	2,348
Prepaid expenses	89	95
Deferred income taxes	324	372
Other current assets	672	524
Assets of discontinued operations	—	240

Total current assets	6,555	6,517

Other assets
Goodwill, net	1,760	1,663
Other intangibles, net of accumulated amortization of $64 and $33 at December 31, 2007 and 2006, respectively	1,854	1,871
Other assets	628	551

Total other assets	4,242	4,085

Property, plant and equipment
Land	84	94
Buildings	1,226	1,174
Machinery and equipment	7,861	7,186
Accumulated depreciation	(5,959)	(5,297)

Total property, plant and equipment	3,212	3,157

Total assets	$14,009	$13,759

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,260	$2,945
Accrued expenses	633	698
Accrued advertising and promotions	497	550
Employee compensation	444	420
Notes payable	298	521
Current maturities of long-term debt	127	17
Other current liabilities	634	771
Liabilities of discontinued operations	—	121

Total current liabilities	5,893	6,043

Noncurrent liabilities
Long-term debt	1,668	1,798
Postretirement benefits	1,061	1,207
Pension benefits	725	838
Other liabilities	682	542

Total noncurrent liabilities	4,136	4,385

Commitments and contingencies
Minority interests	69	48

Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 103 million and 102 million shares issued at December 31, 2007 and 2006, respectively, 76 million and 78 million shares outstanding at December 31, 2007 and 2006, respectively	103	102
Additional paid-in capital	1,993	1,869
Retained earnings	3,703	3,205
Accumulated other comprehensive loss	(270)	(643)
Treasury stock, 27 million shares and 24 million shares at December 31, 2007 and 2006, respectively	(1,618)	(1,250)

Total stockholders’ equity	3,911	3,283

Total liabilities and stockholders’ equity	$14,009	$13,759

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31

(Millions of dollars)

	2007	2006	2005
Operating activities of continuing operations
Net earnings	$640	$433	$422
Loss from discontinued operations	7	53	—

Earnings from continuing operations	647	486	422
Adjustments to reconcile earnings from continuing operations to cash provided by operating activities from continuing operations:
Equity in losses of affiliated companies, less dividends received	18	5	2
Gain on disposition of assets	(65)	(4)	(39)
Gain on sale of investment	(7)	—	—
Gain on disposition of businesses	—	(32)	(9)
Depreciation and amortization	593	550	442
Changes in assets and liabilities, net of business acquisitions:
Trade receivables	181	50	(173)
Inventories	(194)	(118)	37
Accounts payable	105	44	87
Restructuring charges, net of cash paid	(82)	(80)	8
Taxes deferred and payable, net	10	(154)	(105)
Accrued pension	(70)	53	47
Employee compensation	(24)	25	79
Other	(185)	55	86

Cash Provided By Continuing Operating Activities	927	880	884

Investing activities of continuing operations
Capital expenditures	(536)	(576)	(494)
Proceeds from sale of assets	130	86	93
Proceeds from sale of businesses	—	36	48
Proceeds from sale of Maytag adjacent businesses	100	110	—
Purchase of minority interest shares	—	(53)	—
Acquisitions of businesses, net of cash acquired	—	(797)	(77)
Other	(25)	—	—

Cash Used In Investing Activities of Continuing Operations	(331)	(1,194)	(430)

Financing activities of continuing operations
Net (repayments) proceeds of short-term borrowings	(243)	381	(124)
Proceeds from borrowings of long-term debt	3	757	—
Repayments of long-term debt	(17)	(1,046)	(7)
Dividends paid	(134)	(130)	(116)
Purchase of treasury stock	(368)	—	(34)
Common stock issued	68	54	102
Other	(5)	13	9

Cash (Used In) Provided By Financing Activities of Continuing Operations	(696)	29	(170)

Cash Provided By (Used In) Discontinued Operations
Operating Activities	6	8	—
Investing Activities	—	(3)	—

Cash Provided By Discontinued Operations	6	5	—

Effect of Exchange Rate Changes on Cash and Equivalents	33	18	(3)

(Decrease) Increase in Cash and Equivalents	(61)	(262)	281
Cash and Equivalents at Beginning of Year	262	524	243

Cash and Equivalents at End of Year	$201	$262	$524

Supplemental disclosure of cash flow information
Cash paid for interest	$204	$225	$137
Cash paid for taxes	39	173	276

The accompanying notes are an integral part of these Consolidated Financial Statements

WHIRLPOOL CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Year ended December 31

(Millions of dollars)

	Total	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock/ Additional Paid- in-Capital	Common Stock
Balances, December 31, 2004	$1,606	$2,596	$(601)	$(479)	$90

Comprehensive income
Net earnings	422	422	—	—	—
Other comprehensive loss (See Note 10)	(261)	—	(261)	—	—

Comprehensive income	161

Common stock repurchased, net of reissuances	(34)	—	—	(34)	—
Common stock issued	128	—	—	126	2
Dividends declared on common stock	(116)	(116)	—	—	—

Balances, December 31, 2005	1,745	2,902	(862)	(387)	92
Comprehensive income
Net earnings	433	433	—	—	—
Other comprehensive income (See Note 10)	333	—	333	—	—

Comprehensive income	766

SFAS No. 158 transition adjustment	(114)	—	(114)	—	—
Common stock issued	1,016	—	—	1,006	10
Dividends declared on common stock	(130)	(130)	—	—	—

Balances, December 31, 2006	3,283	3,205	(643)	619	102
Comprehensive income
Net earnings	640	640	—	—	—
Other comprehensive income (See Note 10)	373	—	373	—	—

Comprehensive income	1,013

Adoption of FIN48	(8)	(8)	—	—	—
Common stock repurchased	(368)	—	—	(368)	—
Common stock issued	125	—	—	124	1
Dividends declared on common stock	(134)	(134)	—	—	—

Balances, December 31, 2007	$3,911	$3,703	$(270)	$375	$103

The accompanying notes are an integral part of these Consolidated Financial Statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

General Information

Whirlpool Corporation, a Delaware corporation, is the world’s leading manufacturer and marketer of major home appliances. We manufacture appliances in 12 countries under 13 principal brand names in 4 geographic segments and market products in nearly every country around the world. Our Consolidated Financial Statements include all majority-owned subsidiaries. All intercompany transactions have been eliminated upon consolidation.

Use of Estimates

We are required to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates.

Revenue Recognition

Sales are recorded when title passes to the customer. The point at which title passes is determined by the shipping terms. For the majority of our sales, title is transferred to the customer as soon as products are shipped. For a portion of our sales, title is transferred to the customer upon receipt of products at the customer’s location. Allowances for estimated returns are made on sales of certain products based on historical return rates for the products involved.

Accounts Receivable and Allowance for Doubtful Accounts

We carry accounts receivable at sales value less an allowance for doubtful accounts. On a periodic basis, we evaluate accounts receivable and establish an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write-offs and collections. We evaluate items on an individual basis when determining accounts receivable write-offs. Our policy is not to charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Freight and Warehousing Costs

We apply Emerging Issues Task Force (“EITF”) No. 00-10, “Accounting for Shipping and Handling Fees and Costs”. This EITF requires the classification of such costs within cost of products sold, or if classified elsewhere, to be disclosed. Effective January 1, 2006, we reclassified freight and warehousing costs from selling, general and administrative expense to the cost of products sold in the Consolidated Statements of Income. This change was adopted to better reflect these costs being directly tied to product sales. The amounts reclassified from the selling, general and administrative expense to the cost of products sold were $854 million in 2005. There was no change to net earnings as a result of this reclassification.

Cash and Equivalents

All highly liquid debt instruments purchased with an initial maturity of three months or less are considered cash equivalents.

Inventories

Inventories are stated at first-in, first-out (“FIFO”) cost, except U.S. production inventories, which are stated at last-in, first-out (“LIFO”) cost, and Brazilian inventories, which are stated at average cost. Costs do not exceed realizable values. See Note 6 for additional information about inventories.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Goodwill and Other Intangibles

Goodwill and other intangible assets are accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets” which requires that we evaluate goodwill and other indefinite lived intangible assets for impairment on an annual basis (or whenever events occur which may indicate possible impairment). Goodwill impairment is determined by comparing the fair value of a reporting unit to its carrying amount. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is not considered impaired.

Definite lived intangible assets are amortized over the estimated useful life ranging from 1 to 18 years. See Note 4 for additional information about goodwill and intangible assets.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is computed using the straight-line method based on the estimated useful lives of the assets. Useful lives for buildings range from 25 to 50 years, machinery and equipment range from 3 to 10 years, and computer/software range from 1 to 8 years. Depreciation expense for property, plant and equipment was $562 million, $520 million and $440 million in 2007, 2006 and 2005, respectively.

Accounts Payable Outsourcing

We offer our suppliers access to a payables presentment and settlement service (PPS) provided by a third party processor. This service allows our suppliers to view scheduled Whirlpool payments online, enabling them to better manage their cash flow and reduce payment processing costs. Independent of Whirlpool, the PPS provider also allows suppliers to sell their receivables to financial institutions at the sole discretion of both the supplier and the financial institution. We have no economic interest in the sale of these receivables and no direct relationship with financial institutions concerning this service. All of our obligations, including amounts due, remain to our suppliers as stated in our supplier agreements. As of December 31, 2007 approximately $13 million of our total accounts payable is available for this purpose and approximately $6 million has been sold by suppliers to participating financial institutions.

Research and Development Costs

Research and development costs are charged to expense as incurred. Such costs were $421 million, $375 million and $339 million in 2007, 2006 and 2005, respectively.

Advertising Costs

Advertising costs are charged to expense when the advertisement is first communicated. Such costs were $321 million, $316 million and $239 million in 2007, 2006 and 2005, respectively.

Discontinued Operations

We present the results of operations, financial position and cash flows of operations that have either been sold or that meet the “held for sale accounting” and certain other criteria as discontinued operations. See Note 3 for additional information about discontinued operations.

Foreign Currency Translation

The functional currency for our international subsidiaries and affiliates is typically the local currency. Certain international subsidiaries primarily utilize the U.S. dollar and Euro as the functional currency.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Derivative Financial Instruments

We use derivative instruments designated as cash flow and fair value hedges to manage our exposure to the volatility in material costs, foreign currency and interest rates on certain debt instruments. Derivative instruments are accounted for in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, which requires us to fair value our derivative instruments periodically. Changes in the fair value of derivative assets or liabilities (i.e., gains or losses) are recognized depending upon the type of hedging relationship and whether a hedge has been designated. For those derivative instruments that qualify for hedge accounting, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, fair value hedge, or a hedge of a net investment in a foreign operation. Changes in fair value of derivative instruments that do not qualify for hedge accounting are recognized immediately in current earnings. See Note 9 for additional information about hedges and derivative financial instruments.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of the respective assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Judgment is required in determining and evaluating our income tax provisions. We establish provisions for income taxes when, based on the technical merits of the uncertain tax position, it is not more likely than not to be substantiated on a review by tax authorities. We evaluate and adjust these accruals in light of changing facts and circumstances. For additional information about income taxes, see Note 13.

Stock Based Compensation

Effective January 1, 2006, we adopted the fair value recognition provisions of SFAS No. 123(R), “Share-Based Payments”, using the modified-prospective-transition method. Under that transition method, compensation cost includes: (1) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123(R). Prior to the adoption of SFAS No. 123(R), we accounted for share based compensation in accordance with Accounting Principles Board No. 25 Accounting for Stock Issued to Employees. Accordingly, we recognized no compensation expense for share based compensation if the exercise price was equal to or more than the fair value of the shares at the date of the grant.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table illustrates the effect on net earnings and earnings per share for the year ended December 31, 2005 if we had applied the fair value recognition provisions of SFAS No. 123 to options granted under our stock option plans. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing model with share-based awards amortized over the vesting periods.

Millions of dollars, except per share data	Year Ended December 31, 2005
Net earnings as reported	$422
Add: Share-based employee compensation expense included in reported net earnings, net of related tax effects	15
Deduct: Total share-based employee compensation expense determined under the fair value based method for all awards, net of related tax effects	(19)

Pro forma net earnings	$418

Earnings per share:
Basic—as reported	$6.30

Basic—pro forma	$6.23

Diluted—as reported	$6.19

Diluted—pro forma	$6.13

Reclassifications

We adopted SFAS No. 158, “Employers Accounting for Defined Benefit Pensions and Other Postretirement Plans, an amendment of SFAS No. 87, 88, 106 and 132(R)” and reflected the under-funded liability with a corresponding offset in accumulated other comprehensive income on our Consolidated Balance Sheet at December 31, 2006. During adoption, we recorded a long-term deferred tax asset in other long term assets in the amount of $160 million which has been reclassified in the prior year to net with other long term liabilities to conform to current year presentation.

During the first quarter of 2007, we adopted changes to our segment reporting consistent with the methodology the chief operating decision maker now uses to evaluate each segment’s operating and financial results. We previously included the financial results for our Caribbean operations and exports of certain portable appliances to Europe within our North America business segment. The results for these businesses are now being reported within the Latin America and Europe segments, respectively. In addition, we have reallocated certain costs previously included within corporate administrative expense to each of the respective regions. Regional results for 2006 and 2005 have been reclassified to reflect these changes to conform to the 2007 presentation.

We reclassified certain other prior period amounts in our Consolidated Financial Statements to be consistent with current period presentation. The effect of these reclassifications is not material.

New Accounting Standards

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations.” SFAS No. 141(R) requires us to continue to follow the guidance in SFAS No. 141 for certain aspects of business combinations, with additional guidance provided defining the acquirer, recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, assets and liabilities arising from contingencies, defining a bargain purchase and recognizing and measuring goodwill or a gain from a bargain purchase. This statement is effective for all business combinations for which the acquisition date is on or after the beginning of an entity’s first fiscal year that begins after December 15, 2008. We will implement SFAS No. 141(R) for any business combinations occurring at or subsequent to January 1, 2009.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an Amendment of ARB No. 51, “Consolidated Financial Statements.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement is effective as of the beginning of an entity’s first fiscal year that begins after December 15, 2008 with retrospective application. We will implement SFAS No. 160 beginning January 1, 2009 and are currently evaluating the potential impact on our financial statements when implemented.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP) and expands disclosures about fair value measurements. The expanded disclosures in this statement about the use of fair value to measure assets and liabilities should provide users of financial statements with better information about the extent to which fair value is used to measure recognized assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We implemented SFAS No. 157 beginning January 1, 2008. SFAS No. 157 will not impact our financial statements, but will provide expanded disclosure on our fair value measurements.

(2) MAYTAG ACQUISITION

On March 31, 2006, we completed the acquisition of Maytag. The results of Maytag’s operations have been included in our Consolidated Financial Statements beginning April 1, 2006.

The purchase price for Maytag was approximately $1.9 billion, including approximately $848 million of cash and approximately 9.7 million shares of Whirlpool common stock. The purchase price also included the exchange of fully-vested Whirlpool options for fully-vested Maytag options to become exercisable, in aggregate, for an additional 1.8 million shares of Whirlpool common stock and the settlement of Maytag restricted stock and performance units for cash. The combined value of the above share-based consideration was approximately $920 million. The value of the approximately 9.7 million shares of Whirlpool common stock was determined using the average market price of the common shares for the two days prior to, through the two days after, March 29, 2006.

We assumed Maytag’s existing debt of approximately $966 million and incurred approximately $102 million in acquisition-related expenses, which are included in the purchase price. Initially, we borrowed amounts required to fund the cash portion of the purchase price through issuances in the U.S. commercial paper market and in June 2006 refinanced a portion of this commercial paper through the issuance of long-term bonds.

We finalized the purchase price allocation to individual assets acquired and liabilities assumed on March 31, 2007. The final purchase price allocation is based on management and independent appraisers’ best estimates.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table presents the final purchase price allocation as of March 31, 2006:

Millions of dollars
Current assets	$1,352
Assets of discontinued operations	442
Property, plant and equipment	487
Goodwill	1,585
Intangible assets	1,845
Other non-current assets	19

Total assets acquired	5,730

Current liabilities	1,657
Liabilities of discontinued operations	168
Non-current liabilities	2,035

Total liabilities assumed	3,860

Net assets acquired	$1,870

Goodwill, which is not deductible for tax purposes, has been allocated to the North America operating segment on the basis that the cost efficiencies identified will primarily benefit this segment of the business.

We estimate the fair value of Maytag’s identifiable intangible assets is $1,845 million. The allocation of identifiable intangible assets is as follows:

Millions of dollars	Estimated Fair Value	Estimated Useful Life
Trademarks	$1,463	Indefinite life
Customer relationships	288	18 years
Patents and non-compete agreements	94	1 to 7 years

Total intangible assets acquired	$1,845

Identifiable intangible assets consist of trademarks, customer relationships, patents and noncompete agreements. These intangible assets, excluding trademarks, are definite lived intangible assets and are amortized over their estimated economic lives based on a number of assumptions including customer attrition rates and the life of technology and associated products.

We have also completed the analysis of integration plans, pursuant to incurred costs associated with the elimination of duplicative manufacturing facilities and selling, general and administrative overlap. Certain reserves in the amount of $239 million were established for severance and exit costs relating to the closure of Maytag facilities including manufacturing plants, the former headquarters location and other administrative offices. Costs associated with these actions have not impacted earnings and have been recognized as a component of purchase accounting, resulting in a corresponding increase to recorded goodwill. These reserves are related to closed Maytag facilities in Galesburg, Illinois and Florence, South Carolina, along with the closure of the Maytag facilities mentioned above.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following table provides pro forma results of operations for the years ended December 31, 2006 and 2005 as if Maytag had been acquired as of the beginning of each period presented. The pro forma results include certain purchase accounting adjustments such as the estimated changes in depreciation and amortization expense on acquired tangible and intangible assets as well as interest expense on borrowings used to finance the integration. However, pro forma results do not include any anticipated cost savings or other effects of the planned integration of Maytag. Accordingly, such amounts are not necessarily indicative of the results that would have occurred if the acquisition had occurred on the dates indicated or that may result in the future.

	Year Ended December 31,
	2006	2005
Net sales	$19,097	$18,430
Earnings from continuing operations	474	307
Net earnings	421	267

Diluted net earnings per share:
Earnings from continuing operations	$5.96	$3.93
Loss from discontinued operations	(0.67)	(0.51)

Net earnings	$5.29	$3.42

Certain non-recurring acquisition charges of $52 million recorded by Maytag prior to March 31, 2006, directly related to the acquisition, including $27 million of accelerated stock compensation expense triggered by certain change in control provisions and approximately $25 million of direct transaction costs are not included in the pro forma information presented above.

(3) DISCONTINUED OPERATIONS

The following businesses acquired as part of the acquisition of Maytag were divested. Divesting these businesses allows us to focus on the core appliance business.

Amana commercial

On September 6, 2006, we sold the Amana commercial microwave business to Aga Foodservice Inc. for approximately $49 million. Revenues and costs for this business were classified as a component of discontinued operations during the second quarter of 2006. Due to our continuing involvement with the Amana commercial microwave business as an OEM supplier, we reclassified the operating results related to Amana commercial microwave business into continuing operations during the third quarter of 2006.

Dixie-Narco

On October 23, 2006, we completed the sale of the Dixie-Narco vending systems business to Crane Co. for approximately $46 million. The difference between the proceeds received and the net book value of the assets recorded was an adjustment to goodwill.

Hoover

On January 31, 2007, we completed the sale of the Hoover floor-care business to Techtronic Industries, Co., Ltd. (“TTI”) for approximately $107 million. The difference between the proceeds received and the net book value of the assets recorded was an adjustment to goodwill.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Jade

On April 2, 2007, we completed the sale of the Jade commercial and residential products businesses to Middleby Corporation. The difference between the proceeds received and the net book value of the assets recorded was an adjustment to goodwill.

As part of the sale of each of the above operations, we retained certain liabilities associated with pension benefits and, in the case of Hoover, postretirement medical benefits for currently retired Hoover employees. In addition, with respect to the sale of the Dixie-Narco vending systems business, we retained certain environmental liabilities. For additional information about pension and postretirement benefits see Note 14.

The associated results of operations, financial position and cash flows related to the discontinued operations have been separately reported as of and for the years ended December 31, 2007 and December 31, 2006.

The following table includes certain income statement information related to the results of the Hoover, Jade, and Dixie-Narco businesses:

	Year Ended December 31,
Millions of dollars	2007	2006
Net sales	$43	$443

Loss before income taxes	(10)	(79)
Income tax benefit	3	26

Loss from discontinued operations, net of tax	$(7)	$(53)

The Consolidated Balance Sheet for 2006 includes the assets and liabilities of Hoover and Jade presented as discontinued operations. The assets and liabilities related to these businesses were sold by December 31, 2007.

Millions of dollars	December 31, 2006
Assets

Net receivables	$83
Inventories	85
Net property, plant and equipment	67
Other assets	5

Total assets of discontinued operations	$240

Liabilities

Accounts payable	$33
Postretirement benefits	38
Other liabilities	50

Total liabilities of discontinued operations	$121

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(4) GOODWILL AND OTHER INTANGIBLES

Goodwill

Goodwill and indefinite lived intangibles are subject to an annual impairment analysis performed during the fourth quarter of each year by reporting unit. We determine the fair value of each reporting unit using discounted cash flows. Our reporting units include: North America, Europe, Multibras and Embraco (which combined is our Latin America reportable operating segment), and Asia. We performed the annual impairment tests and determined there is no impairment for any periods presented.

The following table summarizes the net carrying amount of goodwill:

	December 31,
Reporting Unit—Millions of dollars	2007	2006
North America	$1,755	$1,659
Embraco	5	4

Total	$1,760	$1,663

The changes in the carrying amounts for goodwill since December 31, 2006 are due primarily to final purchase accounting adjustments related to the acquisition of Maytag. See Note 2 for additional information about the Maytag acquisition.

Other Intangible Assets

The following table summarizes the net carrying amount of other intangible assets:

	December 31,
Millions of dollars	2007	2006
Indefinite lived intangible assets	$1,522	$1,516
Definite lived intangible assets, net	332	355

Total other intangible assets, net	$1,854	$1,871

Amortization expense for each of the years 2008-2012 is estimated to be $29 million.

(5) BUSINESS DISPOSITIONS

On August 10, 2006, our Latin America region sold the remaining 30% interest in an equity investment. Proceeds from the sale were approximately $31 million. A pre-tax gain of $30 million was recognized and classified as interest and sundry income (expense) in the Consolidated Statements of Income.

In September 2005, we completed the sale of our 93% interest in Multibras da Amazonia S.A. (“MASA”), an injection molding subsidiary located in Manaus, Brazil, to Flextronics Plasticos Ltda. Proceeds from the sale were $48 million. A pre-tax gain of $9 million was recognized and classified as interest and sundry income (expense) in our Consolidated Statements of Income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(6) INVENTORIES

December 31—Millions of dollars	2007	2006
Finished products	$2,232	$1,980
Work in process	52	55
Raw materials	525	448

	2,809	2,483

Less excess of FIFO cost over LIFO cost	(144)	(135)

Total inventories	$2,665	$2,348

The increase in inventories, when compared to December 31, 2006, is driven primarily by a stronger Brazilian Real, Rupee, Euro and Canadian Dollar as compared to the U.S. Dollar. Also contributing to the increase was lower U.S. appliance industry demand, additional inventory in the laundry sector to improve availability in the Europe region and higher material costs during 2007.

LIFO inventories represent approximately 42% and 46% of total inventories at December 31, 2007 and 2006, respectively.

(7) FINANCING ARRANGEMENTS

Debt

The following table summarizes our debt at December 31, 2007 and 2006:

Millions of dollars	2007	2006
Medium-term notes, from 5% to 9.03%, maturing from 2010 to 2015	$298	$314
Debentures—9.1%, maturing 2008	125	125
Variable rate notes, maturing through 2009	200	200
Senior note—8.6%, maturing 2010	325	325
Senior note—6.125%, maturing 2011	299	299
Senior note—6.5%, maturing 2016	249	249
Debentures—7.75%, maturing 2016	243	243
Other (various maturing through 2016)	56	60

	1,795	1,815
Less current maturities	127	17

Total long-term debt, net of current maturities	$1,668	$1,798

The following table summarizes the contractual maturities of our debt, including current maturities, at December 31, 2007:

Millions of dollars
2008	$127
2009	205
2010	373
2011	302
2012	2
Thereafter	786

Total debt	$1,795

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

On June 19, 2006, we completed an offering of $750 million aggregate principal amount of senior notes consisting of (a) $200 million aggregate principal amount of floating rate notes due 2009 which bear interest at a floating rate equal to the three-month USD London Interbank Offered Rate (“LIBOR”) plus 0.50% per annum; (b) $300 million aggregate principal amount of 6.125% senior notes due 2011; and (c) $250 million aggregate principal amount of 6.500% senior notes due 2016. Initially, we borrowed amounts required to fund the cash portion of the purchase price in the acquisition of Maytag through issuances in the U.S. commercial paper market. In June 2006, we refinanced a portion of this commercial paper through the issuance of long-term bonds.

We are in compliance with financial covenant requirements at December 31, 2007 and 2006.

The fair value of long-term debt (including current maturities) was $1,879 million and $1,893 million as of December 31, 2007 and 2006, respectively, and was estimated using discounted cash flow analysis based on incremental borrowing rates for similar types of borrowing arrangements.

Notes Payable

Notes payable consist of the following:

December 31—Millions of dollars	2007	2006
Payable to banks	$164	$147
Commercial paper	134	374

Total notes payable	$298	$521

Notes payable consist of short term borrowings payable to banks and commercial paper used to fund working capital requirements.

The fair value of our notes payable approximates the carrying amount due to the short maturity of these obligations. The weighted-average interest rate on notes payable was 5.6% and 5.1% for the years ended December 31, 2007 and 2006, respectively.

Credit Facilities

We have Credit Facilities which provide a $2.2 billion 5-year credit facility and include a $100 million letter of credit subfacility. Borrowings under the Credit Facilities are available to us and designated subsidiaries for general corporate purposes, including commercial paper support. Subsidiary borrowings under these facilities, if any, are guaranteed by us. Interest under the Credit Facilities accrues at a variable annual rate based on the LIBOR plus a margin dependent on our credit rating at that time. The Credit Facilities require us to meet certain financial tests and contain specific covenants.

At December 31, 2007 and 2006, there were no borrowings outstanding under these credit agreements. We are in compliance with financial covenant requirements at December 31, 2007 and 2006.

Preferred Stock

Although most of its assets have been divested, Whirlpool Financial Corporation (“WFC”) remains a legal entity with assets consisting primarily of leveraged leases. WFC also has 17,500 shares of Series B preferred stock outstanding as of December 31, 2007 and 2006 with a face value of $100 per share, an annual dividend of $6.55 per share and a mandatory redemption date of September 1, 2008. The preferred stock amounts are included within minority interests in the Consolidated Balance Sheets and the carrying amounts approximate fair value.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The preferred stockholders are entitled to vote together on a share-for-share basis with WFC’s common stockholder, Whirlpool. Preferred stock dividends are payable quarterly. On September 1, 2003, WFC redeemed 331,800 shares of the Series B preferred stock at a price of $100 per share (at par). The redemption terms required the payment of any accrued unpaid dividends in addition to the applicable redemption premium, and accordingly, a total of $0.6 million was paid on September 1, 2003 related to dividends. The terms of the preferred stockholders agreement provide for a final payment on September 1, 2008 (the mandatory redemption date) equal to the number of shares of Series B preferred stock outstanding multiplied by the face value of $100 per share.

WFC and Whirlpool are parties to a support agreement. Pursuant to the agreement, if at the close of any quarter WFC’s net earnings available for fixed charges (as defined) for the preceding twelve months is less than a stipulated amount, we are required to make a cash payment to WFC equal to the insufficiency within 60 days of the end of the quarter. We were not required to make any payments under this agreement during 2007, 2006 or 2005. The support agreement may be terminated by either WFC or us upon 30 days notice provided that certain conditions are met. We have also agreed to maintain ownership of at least 70% of WFC’s voting stock.

(8) COMMITMENTS AND CONTINGENCIES

Guarantees

We have guarantee arrangements in a Brazilian subsidiary. As a standard business practice in Brazil, the subsidiary guarantees customer lines of credit at commercial banks to support purchases following its normal credit policies. If a customer were to default on its line of credit with the bank, our subsidiary would be required to satisfy the obligation with the bank, and the receivable would revert back to the subsidiary. At December 31, 2007 and December 31, 2006, the guaranteed amounts totaled $331 million and $312 million, respectively. Our only recourse with respect to these arrangements would be legal or administrative collection efforts directed against the customer.

We provide guarantees of indebtedness and lines of credit for various consolidated subsidiaries. The maximum amount of credit facilities available under these lines for consolidated subsidiaries totaled $1.5 billion and $1.4 billion at December 31, 2007 and December 31, 2006. Our total outstanding bank indebtedness from guarantees totaled $115 million and $106 million at December 31, 2007 and December 31, 2006, respectively.

Warranty Reserves

Product warranty reserves are established in the same period that revenue from the sale of the related products is recognized. The amounts of those reserves are based on established terms and our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. We have re-evaluated the cost of a voluntary recall of certain Maytag and Jenn-Air brand dishwashers that were associated with inventory from the acquisition of Maytag. As such, we increased the warranty liability as a purchase accounting adjustment in the opening balance sheet at March 31, 2006 with a corresponding increase to recorded goodwill. This amount is included in “Acquisition” in the table below.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The following represents a reconciliation of the changes in product warranty reserves for the periods presented:

December 31—Millions of dollars	2007	2006
Balance at January 1	$284	$149
Acquisition	53	153
Warranties issued during the period	423	448
Settlements made during the period	(546)	(459)
Other changes	12	(7)

Balance at December 31	$226	$284

Current portion	$172	$219
Non-current portion	54	65

Total	$226	$284

Operating Lease Commitments

At December 31, 2007, we had noncancelable operating lease commitments totaling $547 million. The annual future minimum lease payments are summarized by year in the table below:

Millions of dollars
2008	$144
2009	114
2010	81
2011	65
2012	47
Thereafter	96

Total noncancelable operating lease commitments	$547

Our rent expense was $183 million, $154 million and $123 million for the years 2007, 2006 and 2005, respectively.

Purchase Obligations

Our expected cash outflows resulting from purchase obligations are summarized by year in the table below:

Millions of dollars
2008	$261
2009	196
2010	244
2011	194
2012	47
Thereafter	8

Total purchase obligations	$950

Legal Contingencies

The Brazilian Constitution provides a general basis for recognizing tax credits on the purchase of raw materials used in production (“IPI tax credit”). Certain raw materials that are exempt or have a zero tax basis in

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

the production process qualify for these IPI tax credits. Based on legal precedent, we recognized tax credits in an aggregate amount of $33 million in 2003 and 2004. No credits were recognized in 2005 through 2007. The Brazilian tax authority has challenged the recording of IPI tax credits. Recently the Brazilian Supreme Court, which rules on a case by case basis, ruled adversely against another taxpayer in an IPI tax credit case. Our case is being defended at an administrative level. Our potential exposure ranges from zero to $74 million comprised of $33 million in taxes, $20 million in interest and $21 million in penalties. We cannot predict the outcome of these legal proceedings. We have not accrued a liability for this exposure at December 31, 2007.

In 1989, a Brazilian affiliate (now a subsidiary) brought an action against a financial institution in Brazil seeking a “Declaration of Non-Enforceability of Obligations” relating to loan documentation entered into without authority by a senior officer of the affiliate. In September 2000, an adverse decision in the declaratory action became final. In 2001, the financial institution began a collection action and we responded with a counterclaim. The lower court dismissed the counterclaim in 2002 and the Superior Court confirmed the lower court decision in December 2005. The Superior Court dismissed our counterclaim in 2007. The collection action remains pending. A ruling is expected in 2008 to determine the factors to be used in calculating recovery. We have accrued for the potential exposure for this litigation.

We are currently defending a number of class action suits in federal and state courts alleging breach of warranty, fraud and violation of state consumer protection acts. There are no allegations of any personal injury or property damage. However, unspecified compensatory damages are being sought. We believe these suits are without merit. We intend to vigorously defend these actions.

We are involved in various other legal actions arising in the normal course of business. Management, after taking into consideration legal counsel’s evaluation of such actions, is of the opinion that the outcome of these matters will not have a material adverse effect, if any, on our Consolidated Financial Statements.

Product Recalls

We regularly engage in investigations of potential quality and safety issues as part of our ongoing effort to deliver quality products to customers. We are currently investigating a limited number of potential quality and safety issues. As necessary, we undertake to effect repair or replacement of appliances in the event that an investigation leads to the conclusion that such action is warranted.

On February 1, 2007, Maytag Corporation announced a voluntary recall of approximately 2.3 million Maytag brand and Jenn-Air brand dishwashers. We estimate the cost of the recall to be $82 million and have recorded this liability in our purchase price allocation related to the acquisition of Maytag, with a corresponding increase to recorded goodwill. Of this $82 million accrual, we have $11 million remaining at December 31, 2007.

On March 21, 2007, we announced a voluntary recall related to approximately 250,000 Maytag brand front-load washing machines. The cost of this recall will be paid by the OEM supplier.

(9) HEDGES AND DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to market risk from changes in foreign currency exchange rates, domestic and foreign interest rates, and commodity prices. Fluctuations in these rates and prices can affect our operating results and financial condition. We manage the exposure to these market risks through operating and financing activities and through the use of derivative financial instruments. We do not enter into derivative financial instruments for speculative or trading purposes.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Using derivative markets means assuming counterparty credit risk. Counterparty credit risk relates to the loss we could incur if a counterparty defaulted on a derivative contract. We primarily deal with investment-grade counterparties and monitor the overall credit risk and exposure to individual counterparties. We do not anticipate nonperformance by any counterparties. The amount of counterparty credit exposure is the unrealized gains on such derivative contracts. We do not require, nor do we post, collateral or security on such contracts.

The following table summarizes our outstanding derivative contracts at December 31, 2007 and 2006:

		Notional Amount in Millions of dollars
Exposure	Derivative	2007	2006	Hedge Type	Term
Forecasted cross currency cash flows	Foreign exchange forwards/options	$2,023	$1,313	Cash flow or fair value hedge	Various, up to 28 months

Non-functional currency asset/liability	Foreign exchange forwards/options	$1,154	$608	Undesignated	Various, up to 9 months

Raw Material Purchases	Commodity swaps	$294	$297	Cash flow or fair value hedge	Various, up to 15 months

Raw Material Purchases	Commodity swaps	$23	$19	Undesignated	Various, up to 11 months

Fixed Rate Debt	Interest rate swaps	$100	$100	Fair value hedge	2008

Floating Rate Debt	Interest rate swaps	$150	$150	Cash flow hedge	2008

Floating Rate Debt	Interest rate swap	$50	$50	Cash flow hedge	2009

Receivables	Credit put	$1	$—	Fair value hedge	2008

Forecasted cross currency cash flows relate primarily to foreign currency denominated expenditures and intercompany financing agreements, royalty agreements and dividends. Non-functional currency asset and liability hedges are undesignated but relate primarily to short term payables and receivables and intercompany loans. Commodity swaps relate to raw material purchases (for example, copper and aluminum) used in the manufacturing process. Unrealized gains and losses relating to these foreign exchange forwards/options and commodity swaps were a loss of $3 million and a gain of $70 million at December 31, 2007 and 2006, respectively.

Interest rate swaps with a notional amount of $100 million maturing in 2008 are designated and accounted for as a fair value hedge on fixed rate debt. The fair values of these contracts were a loss of $0.5 million and $1.7 million as of December 31, 2007 and 2006, respectively.

Interest rate swaps with a notional amount of $150 million maturing in 2008 are designated and accounted for as a cash flow hedge on floating rate debt. The fair values of these contracts were a loss of $2.3 million and $0.3 million as of December 31, 2007 and 2006, respectively.

An interest rate swap with a notional amount of $50 million maturing in 2009 is designated and accounted for as a cash flow hedge on future cash payments. The fair value of this contract was a loss of $0.6 million and $0.2 million as of December 31, 2007 and 2006, respectively.

Gains and losses related to the ineffective portion of our hedging instruments were immaterial for the years ended December 31, 2007, 2006 and 2005.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

The amount of unrealized gain on derivative instruments included in other comprehensive income related to contracts maturing, and expected to be realized during 2008 is approximately $2 million at December 31, 2007.

(10) STOCKHOLDERS’ EQUITY

Repurchase Program

In June 2004, our Board of Directors authorized a share repurchase program of up to $500 million. The share repurchases are made from time to time on the open market as conditions warrant. During 2007, we repurchased 3.8 million shares at an aggregate purchase price of $368 million. There were no repurchases made in 2006. The remaining authorization under the program is $97 million.

In addition to our common stock, we have 10 million authorized shares of preferred stock (par value $1 per share), none of which is outstanding.

Comprehensive Income

Comprehensive income primarily includes (1) our reported net earnings, (2) changes in our additional minimum pension liability (prior to the adoption of SFAS No. 158), (3) changes in our unrecognized pension liability (post adoption of SFAS No. 158), (4) foreign currency translation, (5) changes in the effective portion of our open derivative contracts designated as cash flow hedges and (6) changes in fair value of our available for sale securities.

The following table shows the components of accumulated other comprehensive income at December 31, 2007, 2006 and 2005, and the activity for the years then ended:

Millions of dollars	Additional Minimum Pension Liability	Unrecognized Pension Liability	Foreign Currency	Derivative Instruments	Marketable Securities	Total
Balance at December 31, 2004	$(69)	$—	$(520)	$(12)	$—	$(601)

Additional minimum pension liability adjustments	(389)	—	—	—	—	(389)
Unrealized (loss) gain	—	—	(37)	12	—	(25)
Tax effect	141	—	12	—	—	153

Net of tax	(248)	—	(25)	12	—	(261)

Balance at December 31, 2005	(317)	—	(545)	—	—	(862)

Additional minimum pension liability adjustments	194	—	—	—	—	194
Unrealized gain	—	—	173	52	—	225
Tax effect	(78)	—	(4)	(4)	—	(86)

Net of tax	116	—	169	48	—	333
Adoption of SFAS 158, net	201	(315)	—	—	—	(114)

Balance at December 31, 2006	—	(315)	(376)	48	—	(643)

Unrealized gain (loss)	—	—	309	(69)	17	257
SFAS 158	—	225	—	—	—	225
Tax effect	—	(79)	(34)	4	—	(109)

Net of tax	—	146	275	(65)	17	373

Balance at December 31, 2007	$—	$(169)	$(101)	$(17)	$17	$(270)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Net Earnings per Share

Diluted net earnings per share of common stock include the dilutive effect of stock options and other share-based compensation plans. For the years ended December 31, 2007, 2006 and 2005, a total of approximately 1,709,000 options, 2,021,000 options and 576,000 options, respectively, were excluded from the calculation of diluted earnings per share because their exercise prices would render them anti-dilutive.

Basic and diluted earnings per share from continuing operations were calculated as follows:

Millions of dollars and shares	2007	2006	2005
Numerator for basic and diluted earnings per share—earnings from continuing operations	$647	$486	$422

Denominator for basic earnings per share—weighted-average shares	78.5	75.1	67.1
Effect of dilutive securities—share-based compensation	1.4	1.4	1.2

Denominator for diluted earnings per share—adjusted weighted-average shares	79.9	76.5	68.3

Preferred Stock Purchase Rights

One Preferred Stock Purchase Right (“Rights”) is outstanding for each share of common stock. The Rights, which expire May 22, 2008, will become exercisable 10 days after a person or group (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock (the “Trigger Date”) or 10 business days after the commencement, or public disclosure of an intention to commence, a tender offer or exchange offer by a person that could result in beneficial ownership of 15% or more of the outstanding common stock. Each Right entitles the holder to purchase one one-thousandth of a share of a Junior Participating Preferred Stock, Series B, par value $1.00 per share, at a price of $300 per one one-thousandth of a Preferred Share subject to adjustment.

If a person becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights that are or were beneficially owned by the Acquiring Person (which will thereafter be void), shall thereafter have the right to receive upon exercise of such Right that number of shares of common stock (or other securities) having at the time of such transaction a market value of two times the exercise price of the Right. If a person becomes an Acquiring Person and Whirlpool is involved in a merger or other business combination transaction where Whirlpool is not the surviving corporation or where common stock is changed or exchanged or in a transaction or transactions in which 50% or more of our consolidated assets or earning power are sold, proper provision shall be made so that each holder of a Right (other than such Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In addition, if an Acquiring Person does not have beneficial ownership of 50% or more of the common stock, our Board of Directors has the option of exchanging all or part of the Rights for an equal number of shares of common stock in the manner described in the Rights Agreement.

Prior to the Trigger Date, our Board of Directors may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable in cash, shares of common stock or any other consideration deemed appropriate by the Board of Directors. Immediately upon action of the Board of Directors ordering redemption of the Rights, the ability of holders to exercise the Rights will terminate and such holders will only be able to receive the redemption price.

Until such time as the Rights become exercisable, the Rights have no voting or dividend privileges and are attached to, and do not trade separately from, the common stock.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

We reserve and keep available at all times a sufficient number of shares of Preferred Stock (and following the occurrence of a Triggering Event, shares of common stock and/or other securities) to permit the exercise in full of all Rights from time to time outstanding.

Whirlpool Latin America

In April 2006, we reorganized the Latin America business by merging Empresa Brasileira de Compressores S.A. into Multibras S.A. Eletrodomésticos and created two independent business units (“Embraco’s Compressor and Cooling Solutions Business Unit” and “Home Appliances Business Unit”). We changed the corporate name of Multibras to Whirlpool S.A. The reorganization received shareholder and regulatory approvals. The total cost to purchase shares from minority shareholders was approximately $53 million. The remaining minority shareholder ownership is now under 2%.

(11) STOCK OPTION AND INCENTIVE PLANS

We sponsor several share-based employee incentive plans. Share-based compensation expense for grants awarded under these plans was $40 million, $37 million and $24 million in 2007, 2006 and 2005, respectively. Related income tax benefits recognized in earnings were $15 million, $14 million and $9 million in 2007, 2006 and 2005.

Unrecognized compensation cost related to non-vested stock option and RSU awards as of December 31, 2007 and December 31, 2006 totaled $54 million and $61 million, respectively. The cost of these non-vested awards is recognized over the estimated requisite service period. The weighted-average remaining vesting period of the non-vested awards is approximately 20 months.

Share-Based Employee Incentive Plans

On April 17, 2007, our shareholders approved the 2007 Omnibus Stock and Incentive Plan (“2007 OSIP”). This plan was previously adopted by our Board of Directors on February 20, 2007 and provides for the issuance of stock options, performance stock units, performance shares, restricted stock and restricted stock equivalents with terms of no more than 10 years. We have reserved 3,000,000 shares of common stock for issuance, as authorized under this plan.

The 2007 OSIP replaced the 1998, 2000 and 2002 OSIPs (“Old Plans”). The Old Plans will remain in existence solely for the purpose of addressing the rights of holders of already granted existing awards. Prior to the approval of the 2007 OSIP, we granted 453,620 options, with an exercise price of $94.47 and a 10-year term and 256,527 restricted stock units in 2007. No additional awards will be granted under the Old Plans. Any shares subject to outstanding awards granted under the old plans that subsequently lapse, expire, are forfeited or are cancelled are available for grant under the 2007 OSIP.

Stock Options

Eligible employees receive stock options as a portion of their total compensation. Such options generally become exercisable over a three-year period, expire 10 years from the date of grant and are subject to forfeiture upon termination of employment.

We use the Black-Scholes option-pricing model to measure the fair value of stock options granted to employees. Granted options have exercise prices equal to the market price of Whirlpool common stock on the grant date. The principal assumptions utilized in valuing options include: (1) risk-free interest rate—an estimate based on the yield of U.S. zero coupon securities with a maturity equal to the expected life of the option;

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(2) expected volatility—an estimate based on the historical volatility of Whirlpool common stock for a period equal to the expected life of the option; and (3) expected option life—an estimate based on historical experience. Based on the results of the model, the weighted-average fair values of stock options granted during the years ended December 31, 2007, 2006 and 2005 were $22.54, $22.07 and $15.55, respectively using the following assumptions:

Weighted Average Black-Scholes Assumptions	2007	2006	2005
Risk-free interest rate	4.7%	4.6%	4.4%
Expected volatility	22.6%	25.6%	25.5%
Expected dividend yield	1.9%	2.1%	2.4%
Expected option life	5 years	5 years	5 years

Stock Option Activity

The following table summarizes stock option activity during the years ended December 31, 2007, 2006 and 2005:

	2007		2006		2005
Thousands of shares, except per share data	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price	Number of Options	Weighted- Average Exercise Price
Outstanding at January 1	5,013	$84.97	3,733	$60.37	5,325	$58.46
Granted	457	94.48	2,249	117.56	256	63.99
Exercised	(1,052)	63.19	(871)	63.11	(1,731)	54.54
Canceled or expired	(114)	106.10	(98)	90.20	(117)	67.59

Outstanding at December 31	4,304	$90.71	5,013	$84.97	3,733	$60.37

Exercisable at December 31	3,564	$90.70	4,488	$79.47	3,156	$58.76

During the year ended December 31, 2006, we granted 2,249,000 stock options of which 1,778,000 relate to Maytag options that were converted to Whirlpool options on the date of the Maytag acquisition at a weighted average grant price of $125.10.

The total intrinsic value of stock options exercised was $39 million and $20 million for the years ended December 31, 2007 and 2006, respectively. The related tax benefits were $15 million and $8 million in 2007 and 2006, respectively. Cash received from the exercise of stock options during the year ended December 31, 2007 totaled $68 million.

The fair value of stock options vested was $5 million, $32 million and $11 million for the years ended December 31, 2007, 2006 and 2005, respectively. Of the $32 million that vested in 2006, $27 million related to the acquisition of Maytag.

The table below summarizes additional information related to stock options outstanding at December 31, 2007:

Options in thousands / dollars in millions, except share data	Outstanding Net of Expected Forfeitures	Options Exercisable
Number of options	4,207	3,564
Weighted-average exercise price	$90.77	$90.70
Aggregate intrinsic value	$44	$44
Weighted-average remaining contractual term, in years	4.7	4.0

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Restricted Stock Units

Eligible employees receive Restricted Stock Units (“RSU”) as a portion of their total compensation. RSU awards vest over various time periods depending upon the program, but generally vest from two years to seven years and convert to unrestricted common stock at the conclusion of the vesting period. All or a portion of an award may be canceled if employment is terminated before the end of the relevant vesting period. Certain awards accrue dividend equivalents on outstanding RSUs (in the form of additional RSUs) based on dividends declared on Whirlpool common stock. We measure compensation cost based on the closing market price of Whirlpool common stock at the grant date.

The following table summarizes RSU activity during the year ended December 31, 2007:

RSUs in thousands	Number of RSUs	Weighted-Average Grant Date Fair Value
Non-vested, December 31, 2006	1,487	$73.88
Granted	332	96.81
Canceled	(131)	77.70
Vested and transferred to unrestricted	(189)	60.79

Non-vested, December 31, 2007	1,499	$87.55

Nonemployee Director Equity Plan

We have a Nonemployee Director Equity Plan that provides for (a) a one time grant of 1,000 shares of common stock upon a director joining the Board of Directors; (b) an annual grant of stock worth $54,000 with the number of shares to be issued to the director determined by dividing $54,000 by the then current fair market value of Whirlpool common stock; and (c) an annual grant of stock options with the number of options to be based on dividing $36,000 by the product of the then current fair market value of a single share of the common stock multiplied by 0.35. The exercise price under each option granted is the fair market value of the common stock as of the final trading day before the annual meeting of stockholders. These options are exercisable for 20 years or, if earlier, two years after a nonemployee director ceases to serve on our Board of Directors, provided that no option is exercisable within the first six months of its term, unless death or disability of the director occurs. In the event of a nonemployee director’s death, such options will be exercisable for one year from the date of death. Payment of the exercise price may be made in cash or, if permitted by law, Whirlpool common stock, valued at its market price at the time of exercise. At December 31, 2007, there were 239,676 shares available for grant under this plan.

(12) RESTRUCTURING CHARGES

Whirlpool Restructuring (excluding Maytag)

Under our ongoing global operating platform initiatives, we implemented certain restructuring initiatives to strengthen our leadership position in the global appliance industry. We plan to continue a comprehensive worldwide effort to optimize our regional manufacturing facilities, supply base, product platforms and technology resources to support our global brands and customers.

We incurred restructuring charges of $61 million, $55 million and $57 million during the years ended December 31, 2007, 2006 and 2005, respectively. These charges are included in restructuring in our Consolidated Statements of Income and primarily consist of charges to restructure the cooking platform in Latin America, shift refrigeration and dishwasher capacity to lower cost regions in Europe and North America, restructure the laundry platform in North America and reorganize the salaried workforce throughout Europe. We expect to incur

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

additional costs of $100 million in 2008 related to these initiatives. For additional information about restructuring charges by business segment, see Note 15.

A summary of our restructuring liability balance and full year restructuring activity for 2007, 2006 and 2005 is as follows:

Millions of dollars	January 1, Balance	Charge to Earnings	Cash Paid	Non-Cash	Translation	December 31, Balance
2007
Termination costs	$14	$34	$(36)	$—	$1	$13
Non-employee exit costs	3	27	(14)	(13)	—	3

Total	$17	$61	$(50)	$(13)	$1	$16

2006
Termination costs	$15	$26	$(29)	$—	$2	$14
Non-employee exit costs	4	29	(10)	(20)	—	3

Total	$19	$55	$(39)	$(20)	$2	$17

2005
Termination costs	$9	$50	$(42)	$—	$(2)	$15
Non-employee exit costs	4	7	(1)	(6)	—	4

Total	$13	$57	$(43)	$(6)	$(2)	$19

Maytag Integration

Maytag integration restructuring accruals resulted from the closing of the Newton, Iowa, Herrin, Illinois and Searcy, Arkansas laundry manufacturing plants as well as the former headquarters and other administrative offices during 2006. The costs accrued are recorded in other long-term liabilities on our Consolidated Balance Sheets with a corresponding initial amount recorded to goodwill.

The following table summarizes activity relating to our Maytag integration restructuring accruals for the years ended December 31, 2007 and 2006:

Millions of dollars	January 1, 2007 Balance	Cash Paid	Non-Cash	Revision of Estimate	Translation	December 31, 2007 Balance
Termination costs	$114	$(59)	$—	$(13)	$1	$43
Non-employee exit costs	46	(16)	(5)	16	—	41

Total	$160	$(75)	$(5)	$3	$1	$84

Millions of dollars	March 31, 2006 Balance	Cash Paid	Non-Cash	Revision of Estimate	Translation	December 31, 2006 Balance
Termination costs	$134	$(71)	$—	$51	$—	$114
Non-employee exit costs	35	(5)	—	16	—	46

Total	$169	$(76)	$—	$67	$—	$160

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(13) INCOME TAXES

Income tax expense is as follows:

Year ended December 31—Millions of dollars	2007	2006	2005
Current:
Federal	$(28)	$125	$57
State and local	8	(7)	10
Foreign	128	68	117

	108	186	184
Deferred:
Federal	28	(112)	(9)
State and local	3	1	(3)
Foreign	(22)	51	(1)

	9	(60)	(13)

Total income tax expense	$117	$126	$171

Domestic and foreign earnings before income taxes and other items are as follows:

Year ended December 31—Millions of dollars	2007	2006	2005
Domestic	$103	$231	$347
Foreign	701	388	250

Total earnings from continuing operations before taxes and other items	$804	$619	$597

Reconciliations between tax expense at the U.S. federal statutory income tax rate of 35% and the consolidated effective income tax rate for earnings from continuing operations before income taxes and other items are as follows:

Year ended December 31	2007	2006	2005
Income tax rate computed at U.S. federal statutory rate	35.0%	35.0%	35.0%

Foreign government tax incentive	(7.6)	(2.7)	—
Valuation allowances	(7.1)	0.3	0.7
U.S. government tax incentives	(3.7)	(10.2)	(0.9)
Deductible interest on capital	(2.7)	(3.1)	(1.0)
Settlement of global tax audits	2.7	2.6	(5.0)
U.S. foreign tax credits	(2.2)	(5.3)	(24.0)
Impact of tax rate changes	1.9	—	—
Foreign withholding taxes	1.9	2.3	3.0
Foreign tax rate differential	(1.4)	1.6	1.1
Real estate donations	(1.1)	—	—
State and local taxes, net of federal tax benefit	1.0	0.3	1.2
U.S. tax on foreign dividends and subpart F income	0.7	2.9	13.5
Medicare Part D subsidy	(0.6)	(1.1)	(1.9)
Other items, net	(2.3)	(2.2)	6.9

Effective tax rate	14.5%	20.4%	28.6%

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting purposes and the amounts used for income tax purposes.

Significant components of our deferred tax liabilities and assets from continuing operations are as follows:

December 31—Millions of dollars	2007	2006
Deferred tax liabilities
Property, plant and equipment	$262	$303
Financial services leveraged leases	25	30
Pensions	17	—
Software costs	17	13
LIFO inventory	81	40
Intangibles	633	639
Other	163	149

Total deferred tax liabilities	1,198	1,174

Deferred tax assets
Postretirement obligations	492	486
Pensions	189	249
Restructuring costs	30	60
Product warranty accrual	85	108
Receivable and inventory allowances	46	116
Capital loss carryforwards	19	19
Loss carryforwards	286	256
Employee payroll and benefits	128	86
Foreign tax credit carryforwards	102	93
U.S. general business credit carryforwards	88	63
Accrued expenses	128	117
Other	137	115

Total deferred tax assets	1,730	1,768

Valuation allowances for deferred tax assets	(72)	(135)

Deferred tax assets, net of valuation allowances	1,658	1,633

Net deferred tax assets	$460	$459

At December 31, 2007, we have foreign net operating loss carryforwards of $815 million, $680 million of which do not expire, with substantially all of the remaining expiring in various years through 2015. As of December 31, 2007, we had $102 million of foreign tax credit carryforwards and $88 million of U.S. general business credit carryforwards available to offset future payments of federal income taxes, expiring between 2009 and 2027.

Our acquisition of Maytag included $19 million of net deferred tax assets related to capital loss carryforwards of $51 million which have been offset by certain valuation allowances of $19 million. The capital loss carryforwards can only be offset against capital gains and expire at December 31, 2008. We believe the net deferred tax assets are more likely than not to remain unrealized in the future.

We have recorded a valuation allowance to reflect the estimated amount of deferred tax assets associated with net operating loss and foreign tax credit carryforwards that we believe will be realized. In 2007, we reduced the valuation allowance primarily due to certain global tax planning activities that will allow for the realization of

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

the related deferred tax assets. Our remaining recorded valuation allowance of $72 million at December 31, 2007 consists of $31 million of foreign net operating loss carryforwards and $41 million of other deferred tax assets.

We have historically reinvested all unremitted earnings of our foreign subsidiaries and affiliates. We plan to distribute approximately $351 million of foreign earnings over the next several years. This distribution is forecasted to result in tax benefits which have not been recorded because of their contingent nature. There has been no deferred tax liability provided on the remaining amount of unremitted earnings of $1.5 billion at December 31, 2007. Should we make a distribution from unremitted earnings of our foreign subsidiaries and affiliates, we would be subject to additional U.S. taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries. It is not practicable to estimate the amount of the deferred tax liability associated with these unremitted earnings.

We are in various stages of audits by certain governmental tax authorities. We establish liabilities for probable and estimable assessments by taxing authorities resulting from known tax exposures. Such amounts represent a reasonable provision for taxes ultimately expected to be paid, and may need to be adjusted over time as more information becomes known.

We adopted FIN 48 “Accounting for Uncertainty in Income Taxes – an interpretation of FASB 109” (“FIN 48”) on January 1, 2007, at which time the total amount of gross unrecognized tax benefit on the Consolidated Balance Sheet was $166 million. Upon adoption of FIN 48, we recognized a $2 million increase in the liability for unrecognized tax benefits and a $2 million decrease in federal benefit related to state uncertain tax positions. The increase has been accounted for as a reduction to retained earnings in the amount of $8 million and a reduction to goodwill in the amount of $4 million. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Millions of dollars
Balance, January 1, 2007	$166
Additions for tax positions of the current year	36
Additions for tax positions of the prior year	20
Reductions for tax positions of prior years for:
Changes in judgment	(28)
Settlements during the period	(4)
Lapses of applicable statute of limitation	(1)

Balance, December 31, 2007	$189

Included in the liability for unrecognized tax benefits at December 31, 2007 are $141 million of unrecognized tax benefits that if recognized would impact the effective tax rate, net of $16 million federal benefit related to state uncertain tax positions. Also included in the liability for unrecognized tax benefits at December 31, 2007 are $48 million of unrecognized tax benefits associated with liabilities assumed from the acquisition of Maytag that if recognized would reduce goodwill, net of $2 million federal benefit related to state uncertain tax positions.

We recognize charges related to interest and penalties for unrecognized tax benefits as a component of income tax expense. As of January 1, 2007 and December 31, 2007 we have accrued interest and penalties of $35 and $40 million related to unrecognized tax benefits, respectively, of which $36 million would impact the effective tax rate and $4 million would impact goodwill if reversed in a future period. Interest and penalties are not included in the tabular rollforward of unrecognized tax benefits above.

We file income tax returns in the U.S. federal, various state, local and foreign jurisdictions. We are no longer subject to any significant U.S. federal, state, local or foreign income tax examinations by tax authorities

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

for years before 2004. The Internal Revenue Service commenced an examination of our U.S. income tax returns for 2004 and 2005 in the first quarter of 2007 that is anticipated to be completed during early 2009. It is reasonably possible that certain unrecognized tax benefits and related interest and penalties related to dispersion of income, tax credits and the tax basis of certain assets totaling $67 million could be settled with the related jurisdictions during the next 12 months.

(14) PENSION AND POSTRETIREMENT MEDICAL BENEFITS PLANS

We have funded and unfunded noncontributory defined benefit pension plans that cover substantially all of our North American employees and certain European and Brazilian employees. The formula for U.S. salaried employees covered under the defined benefit plan sponsored by Whirlpool was based on years of service and final average salary, while the formula for U.S. hourly employees covered under the defined benefit plans sponsored by Whirlpool were based on specific dollar amounts for each year of service. There were multiple formulas for employees covered under the defined benefit plan sponsored by Maytag, including a cash balance formula. The U.S. plans are frozen for the majority of participants. An enhanced defined contribution plan is being provided to affected employees subsequent to the pension plan freezes and is not classified within the net periodic benefit cost.

The U.S. qualified defined benefit pension plans provide that in the event of a plan termination within five years (36 months for the defined benefit plan sponsored by Maytag) following a change in control of Whirlpool, any assets held by the plans in excess of the amounts needed to fund accrued benefits would be used to provide additional benefits to plan participants. A change in control generally means either a change in the majority of the incumbent Board of Directors or an acquisition of 25% (30% for purposes of the Whirlpool Production Employees Retirement Plans and 20% for purposes of the defined benefit plan sponsored by Maytag) or more of the voting power of Whirlpool’s outstanding stock.

We provide postretirement health care benefits for eligible retired U.S. employees. Eligible retirees include those who were full-time employees with 10 years of service who attained age 55 while in service with us and those union retirees who met the eligibility requirements of their collective bargaining agreements. In general, the postretirement health care plans are contributory with participants’ contributions adjusted annually and generally include cost-sharing provisions that limit our exposure for recent and future retirees. The plans are unfunded. We reserve the right to modify the benefits. We provide no significant postretirement medical benefits to non-U.S. employees.

Amended Plans

The Pension Protection Act of 2006 requires changes in the basis for calculating lump sum payments effective January 1, 2008. The effect of these changes was to reduce the projected benefit obligation (“PBO”) at December 31, 2007 by approximately $39 million.

In December of 2007, The Maytag Corporation Employees Retirement Plan was amended to cease all benefit accruals effective December 31, 2007 for the production plant in Amana, Iowa. An enhanced defined contribution benefit will be provided to eligible affected employees subsequent to the effective date of the plan amendment. Also, effective for retirements on and after January 1, 2008, a retirement supplement of $300 per month will be provided for 24 months following the retirement of eligible Amana hourly employees retiring during the term of the current union agreement. The effect of this amendment was to increase the PBO at December 31, 2007 by approximately $2 million.

In July of 2007, we announced certain changes to the Whirlpool Retiree Healthcare Plan that will take effect on January 1, 2008 and January 1, 2009. These changes include an adjustment to the Retiree Health Savings Account (RHSA) credit received by certain groups of heritage Maytag and heritage Whirlpool employees, the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

substitution of post-65 drug coverage with a credit or adjusted notional account that may be used to offset the cost of Medicare Part D premiums or other employer-sponsored medical coverage for certain groups of heritage Maytag and heritage Whirlpool retirees; and the replacement of certain heritage Maytag retiree medical plans with PPO coverage offered under the Whirlpool Retiree Healthcare Plan. As a result of these changes, we recognized a reduction in our long-term post-employment obligation of $82 million. An additional $46 million reduction in the long-term post-employment benefit obligation was realized as a result of a change in discount rate consistent with the July 1, 2007 remeasurement date. The offsetting credit was recorded, net of the related deferred tax asset, as an increase in accumulated other comprehensive income.

The Whirlpool Production Employees Retirement Plan (“WPERP”) at Fort Smith, Arkansas, which covers union employees, was amended to cease all benefit accruals effective June 30, 2007. An enhanced defined contribution benefit is being provided to eligible affected employees subsequent to the effective date of the plan amendment. As a result of this amendment, we recognized a curtailment charge of approximately $14 million in 2007.

As a result of a change in law in Italy, we recognized a curtailment credit of $5 million in 2006.

The U.S. heritage Whirlpool and Maytag pension plans were amended to cease benefit accruals for the majority of salaried and non-union participants effective December 31, 2006. For heritage Whirlpool salaried employees who are eligible to retire before January 1, 2010, the plan freeze will be effective December 31, 2009. In addition, the WPERP at LaVergne, which covers union employees, was amended to cease all benefit accruals effective January 31, 2007. An enhanced defined contribution plan is being provided to affected employees subsequent to the plan freezes. As a result of these pension plan freezes, we recognized a net curtailment charge of approximately $6 million in 2006.

We acquired Maytag on March 31, 2006, and the pension and postretirement net periodic cost has been reflected from that date forward.

On November 14, 2005, we amended the Whirlpool Employee Pension Plan (“WEPP”). The amendment was reflected in the 2006 pension cost and did not affect the ABO or the PBO at December 31, 2005.

In January 2005, we amended the WEPP. Due to the amendment, we remeasured the net periodic cost and funded status of the plan at January 1, 2005. This amendment reduced the PBO by approximately $80 million. The accumulated benefit obligation (“ABO”) was not affected by the amendment at December 31, 2005.

401(k) Defined Contribution Plan

We maintain a 401(k) defined contribution plan covering substantially all U.S. employees. Our matching contributions for most employees are based on the level of individual participants’ contributions and, for certain domestic union hourly and certain salaried Whirlpool employees who are eligible to retire on or before December 31, 2009, are based on annual operating results and the level of individual participants’ contributions. We also make automatic company contributions for eligible employees in an amount equal to 3% of the employee’s eligible pay. Our contributions amounted to the following amounts:

Millions of dollars	2007	2006	2005
401(k) Company contributions	$68	$29	$21

Adoption of SFAS No. 158

On December 31, 2006, we adopted the recognition and disclosure provisions of SFAS No. 158 “Employers Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of SFAS Nos. 87, 88,

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

106 and 132R” (“SFAS 158”). SFAS 158 requires that we recognize the funded status of our defined benefit pension plans and other postretirement plans on our Consolidated Balance Sheet as of December 31, 2006, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unrecognized actuarial losses and unrecognized prior service costs and credits, which were previously netted against the plans’ funded status in our Consolidated Balance Sheets pursuant to the provisions of SFAS 87, “Employers’ Accounting for Pensions” and SFAS 106. These amounts will be subsequently recognized as net periodic (benefit) cost pursuant to our accounting policy for amortizing such amounts. Actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic (benefit) cost in the same periods will be recognized as a component of other comprehensive income. These gains and losses will be subsequently recognized as a component of net periodic (benefit) cost on the same basis as the amounts recognized in accumulated other comprehensive loss at adoption of SFAS 158.

The incremental effects of adopting SFAS 158 on our Consolidated Balance Sheet at December 31, 2006 are presented in the following table:

Millions of dollars	Before adopting SFAS 158	Adjustments to adopt SFAS 158	After adopting SFAS 158
ASSETS
Noncurrent benefit asset	$12	$(12)	$—
Intangible asset	38	(38)	—
Deferred tax asset	115	63	178

LIABILITIES
Current benefit liability	—	113	113
Noncurrent benefit liability	2,031	14	2,045

STOCKHOLDERS’ EQUITY
Accumulated other comprehensive loss	(201)	(114)	(315)

We use a December 31 measurement date for our pension and postretirement benefit plans.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Obligations and Funded Status at End of Year

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006	2007	2006
Funded status
Fair value of plan assets	$3,062	$3,146	$180	$137	$—	$—
Benefit obligations	3,580	3,777	393	360	1,151	1,304

Funded status	$(518)	$(631)	$(213)	$(223)	$(1,151)	$(1,304)

Amounts recognized in the statement of financial position
Noncurrent asset	$—	$—	$13	$—	$—	$—
Current liability	(8)	(8)	(10)	(8)	(90)	(97)
Noncurrent liability	(510)	(623)	(216)	(215)	(1,061)	(1,207)

Amount recognized	$(518)	$(631)	$(213)	$(223)	$(1,151)	$(1,304)

Amounts recognized in accumulated other comprehensive income (pre-tax)
Net actuarial loss	$275	$281	$31	$39	$131	$215
Prior service (credit)/cost	(23)	33	4	5	(150)	(80)
Transition (asset)/obligation	—	—	(1)	(1)	1	1

Amount recognized	$252	$314	$34	$43	$(18)	$136

The PBO and fair value of plan assets for pension plans with a PBO in excess of plan assets at December 31, 2007 and 2006 were as follows:

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits
	2007	2006	2007	2006
PBO	$3,580	$3,777	$280	$320
Fair value of plan assets	3,062	3,146	55	101

The PBO, ABO and fair value of plan assets for pension plans with an ABO in excess of plan assets at December 31, 2007 and 2006 were as follows:

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits
	2007	2006	2007	2006
PBO	$3,580	$3,777	$274	$285
ABO	3,559	3,746	259	273
Fair value of plan assets	3,062	3,146	50	66

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Change in Benefit Obligation

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006	2007	2006
Benefit obligation, beginning of year	$3,777	$2,053	$360	$329	$1,304	$701
Service cost	25	82	7	12	22	21
Interest cost	215	197	19	18	73	66
Plan participants’ contributions	—	—	2	1	16	13
Actuarial (gain)/loss	(19)	(101)	(23)	(12)	(80)	(31)
Gross benefits paid	(381)	(235)	(26)	(29)	(112)	(98)
less: federal subsidy on benefits paid	—	—	—	—	5	7
Plan amendments	(37)	—	—	—	(82)	(16)
Acquisitions/divestitures	—	1,818	(1)	21	—	641
New plans	—	—	23	—	1	—
Curtailments	—	(37)	—	(7)	—	—
Settlements	—	—	(1)	—	—	—
Foreign currency exchange rates	—	—	33	27	4	—

Benefit obligation, end of year	$3,580	$3,777	$393	$360	$1,151	$1,304

ABO, end of year	$3,559	$3,746	$374	$338	$—	$—

Weighted-Average Assumptions Used to Determine Benefit Obligation at End of Year

	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006	2007	2006
Discount rate	6.15%	5.85%	3.5 – 11.3%	4.5 – 11.3%	6.05%	5.75%
Rate of compensation increase	4.5/3.0%	4.5/3.0%	2.0 – 7.1%	2.5 – 7.1%	—	—
Health care cost trend rate
Initial rate	—	—	—	—	8.50%	9.00%
Ultimate rate	—	—	—	—	5.00%	5.00%
Years to ultimate	—	—	—	—	7	4

Change in Plan Assets

Millions of dollars	U.S. Pension Benefits		Foreign Pension Benefits		Other Postretirement Benefits
	2007	2006	2007	2006	2007	2006
Fair value of plan assets, beginning of year	$3,146	$1,695	$137	$111	$—	$—
Actual return on plan assets	222	344	(3)	9	—	—
Employer contribution	75	56	25	22	96	85
Plan participants’ contributions	—	—	2	1	16	13
Gross benefits paid	(381)	(235)	(26)	(29)	(112)	(98)
Acquisitions/divestitures	—	1,286	—	14	—	—
New plans	—	—	31	—	—	—
Foreign currency exchange rates	—	—	14	9	—	—

Fair value of plan assets, end of year	$3,062	$3,146	$180	$137	$—	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

U.S. Pension Plan Asset Allocation

Millions of dollars	Target Allocation	Percentage of Plan Assets
	2008	2007	2006
Asset Category
Equity securities	66%	64%	70%
Debt securities	34	36	30

Total	100%	100%	100%

In the U.S., the expected rate of return on plan assets was determined by using the historical asset returns for publicly traded equity and fixed income securities tracked from 1927 through 2007 and the historical returns for private equity. The historical equity returns were adjusted downward to reflect future expectations. This adjustment was based on published academic research. The expected returns are weighted by the targeted asset allocations. The resulting weighted-average return was rounded to the nearest quarter of one percent.

Foreign Pension Plan Asset Allocation

Millions of dollars	Target Allocation	Percentage of Plan Assets
	2008	2007	2006
Asset Category
Equity securities	42%	41%	44%
Debt securities	58	50	54
Other	—	9	2

Total	100%	100%	100%

For foreign pension plans, the expected rate of return on plan assets was determined by observing historical returns in the local fixed income and equity markets and computing the weighted average returns with the weights being the asset allocation of each plan.

Components of Net Periodic Benefit Cost

Millions of dollars	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Service cost	$25	$82	$84	$7	$12	$11	$22	$21	$14
Interest cost	215	197	113	19	18	17	73	66	37
Expected return on plan assets	(251)	(224)	(154)	(10)	(8)	(5)	—	—	—
Amortization:
Actuarial (gain)/loss	16	26	14	1	1	—	4	13	15
Prior service (credit)/cost	5	9	9	1	1	—	(13)	(8)	(7)
Transition (asset)/obligation	—	—	—	—	1	1	—	—	—
Curtailment (gain)/loss	14	6	—	—	(5)	—	—	—	—
Settlement (gain)/loss	—	—	—	—	—	4	—	—	—
One-time benefit (credit)/charge for new plan	—	—	—	(8)	—	—	1	—	—

Net periodic benefit cost	$24	$96	$66	$10	$20	$28	$87	$92	$59

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income (Pre-Tax) in 2007

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Curtailment effects	$(14)	$—	$—
Settlements	—	—	—
Current year actuarial (gain)/loss	10	(7)	(80)
Amortization of actuarial (gain)/loss	(16)	(1)	(4)
Current year prior service (credit)/cost	(37)	—	(83)
Amortization of prior service (credit)/cost	(5)	(1)	13
Amortization of transition (asset)/obligation	—	—	—

Total recognized in other comprehensive income (pre-tax)	$(62)	$(9)	$(154)

Total recognized in net periodic benefit costs and other comprehensive income (pre-tax)	$(38)	$1	$(67)

Weighted-Average Assumptions Used to Determine Net Periodic Cost

	U.S. Pension Benefits			Foreign Pension Benefits			Other Postretirement Benefits
	2007	2006	2005	2007	2006	2005	2007	2006	2005
Discount rate	5.85%	5.60/6.05%	5.80%	3.00 – 11.30%	4.00 – 11.30%	4.50 – 11.30%	5.75/6.15%	5.50/6.00%	5.50%
Expected long-term rate of return on plan assets	8.50%	8.50%	8.75%	4.50 – 11.30%	4.50 – 11.30%	4.50 – 11.30%	—	—	—
Rate of compensation increase	4.50/3.00%	4.50%	4.50%	2.00 – 7.10%	2.50 – 7.10%	2.50 – 8.15%	—	—	—
Health care cost trend rate
Initial rate	—	—	—	—	—	—	9.00%	9.00%	10.00%
Ultimate rate	—	—	—	—	—	—	5.00%	5.00%	5.00%
Years to ultimate	—	—	—	—	—	—	4	4	3

Additional Information

Estimated Pre-Tax Amounts that will be Amortized from Accumulated Other Comprehensive Income into Net Period Pension Cost in 2008

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
Actuarial (gain)/loss	$12	$2	$2
Prior service (credit)/cost	—	1	(16)

Total	$12	$3	$(14)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

Estimated impact of one percentage-point change in assumed health care cost trend rate

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one percentage point change in assumed health care cost trend rates would have the following effects:

Millions of dollars	One Percentage Point Increase	One Percentage Point Decrease
Effect on total of service and interest cost	$6	$(5)
Effect on postretirement benefit obligations	87	(78)

Cash Flows

Our funding policy is to contribute to our U.S. pension plans amounts sufficient to meet the minimum funding requirement as defined by employee benefit and tax laws, plus additional amounts which we may determine to be appropriate. In certain countries other than the U.S., the funding of pension plans is not common practice. We have several unfunded non-U.S. pension plans. We pay for retiree medical benefits as they are incurred.

Expected Employer Contributions to Funded Plans

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits
2008	$113	$8

The $113 million expected to be contributed to the U.S. pension plans during 2008 represents expected voluntary and required contributions to our funded U.S. pension plans.

The $8 million expected to be contributed to the foreign pension plans during 2008 represents contributions to our funded foreign pension plans.

Expected Benefit Payments

Millions of dollars	U.S. Pension Benefits	Foreign Pension Benefits	Other Postretirement Benefits
			Gross	Expected Federal Subsidy
2008	$322	$22	$100	$(10)
2009	272	20	102	(10)
2010	271	21	105	(10)
2011	268	22	107	(11)
2012	266	33	106	(10)
2013-2017	1,319	151	500	(49)

(15) BUSINESS SEGMENT INFORMATION

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance.

We identify such segments based upon geographical regions of operations because each operating segment manufactures home appliances and related components, but serves strategically different markets. The chief

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

operating decision maker evaluates performance based upon each segment’s operating income, which is defined as income before interest and sundry income (expense), interest expense, income taxes, minority interests and restructuring costs. Total assets by segment are those assets directly associated with the respective operating activities. The Maytag geographic information is included in North America, Europe and Asia segments. The “Other/Eliminations” column primarily includes corporate expenses, assets and eliminations as well as all other restructuring and discontinued operations. Intersegment sales are eliminated within each region with the exception of compressor sales out of Latin America, which are included in Other/Eliminations.

Sales activity with Sears, a North American major home appliance retailer, represented 12%, 14% and 16% of consolidated net sales in 2007, 2006 and 2005, respectively. Related receivables were 16% and 18% of consolidated trade receivables as of December 31, 2007 and 2006, respectively.

We conduct business in two countries that individually comprised over 10% of consolidated net sales and/or total assets within the last three years. The United States represented 53%, 63% and 56% of net sales for 2007, 2006 and 2005, respectively, while Brazil totaled 12%, 9% and 8% for 2007, 2006 and 2005, respectively. As a percentage of total assets, the United States accounted for 51% and 71% at the end of 2007 and 2006, respectively. Brazil accounted for 15% and 10% of total assets at the end of 2007 and 2006, respectively.

As described above, our chief operating decision maker reviews each operating segment’s performance based upon operating income which excludes restructuring costs. These restructuring costs are included in operating profit on a consolidated basis and included in the Other/Eliminations column in the tables below. For 2007, the operating segments recorded total restructuring costs (See Note 12) as follows: North America—$13 million, Europe—$28 million and Latin America—$20 million, for a total of $61 million. For 2006, the operating segments recorded total restructuring costs as follows: North America—$18 million, Europe—$23 million, Latin America—$7 million and Asia—$7 million, for a total of $55 million. For 2005, the operating segments recorded total restructuring costs as follows: North America—$4 million, Europe—$36 million, Latin America—$8 million, Asia—$7 million and Corporate—$2 million, for a total of $57 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

	GEOGRAPHIC SEGMENTS
Millions of dollars	North America	Europe	Latin America	Asia	Other/ Eliminations	Total Whirlpool
Net sales
2007	$11,735	$3,848	$3,437	$557	$(169)	$19,408
2006 reclassified	11,642	3,432	2,692	457	(143)	18,080
2006 previously reported	11,953	3,383	2,430	457	(143)	18,080
2005 reclassified	8,658	3,205	2,172	422	(140)	14,317
2005 as previously reported	8,913	3,160	1,962	422	(140)	14,317
Intersegment sales
2007	$171	$504	$169	$220	$(1,064)	$—
2006 reclassified	64	494	141	231	(930)	—
2006 as previously reported	64	494	141	231	(930)	—
2005 reclassified	47	489	136	198	(870)	—
2005 as previously reported	47	489	136	198	(870)	—
Depreciation and amortization
2007	$352	$115	$84	$22	$20	$593
2006 reclassified	332	105	72	21	20	550
2006 as previously reported	332	105	72	21	20	550
2005 reclassified	211	104	99	16	12	442
2005 as previously reported	211	104	99	16	12	442
Operating profit (loss)
2007	$646	$246	$438	$(6)	$(261)	$1,063
2006 reclassified	667	192	237	(11)	(262)	823
2006 as previously reported	753	202	218	(3)	(347)	823
2005 reclassified	730	159	143	(26)	(214)	792
2005 as previously reported	808	164	127	(23)	(284)	792
Total assets
2007	$8,107	$3,394	$2,615	$689	$(796)	$14,009
2006 reclassified	8,449	3,001	2,037	603	(331)	13,759
2006 as previously reported	8,536	2,965	1,982	603	(208)	13,878
2005 reclassified	3,719	2,683	1,794	530	(425)	8,301
2005 as previously reported	3,798	2,650	1,748	530	(425)	8,301
Capital expenditures
2007	$251	$144	$110	$20	$11	$536
2006 reclassified	320	129	92	23	12	576
2006 as previously reported	320	129	92	23	12	576
2005 reclassified	280	104	87	18	5	494
2005 as previously reported	280	104	87	18	5	494

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(CONTINUED)

(16) QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2007:
Net sales	$5,325	$4,840	$4,854	$4,389
Cost of products sold	4,487	4,148	4,121	3,761
Net earnings available to common stockholders	187	175	161	117

Per share of common stock:
Basic net earnings	2.42	2.24	2.04	1.48
Diluted net earnings	2.38	2.20	2.00	1.46
Dividends	0.43	0.43	0.43	0.43

	Three Months Ended
Millions of dollars, except per share data	Dec. 31	Sept. 30	Jun. 30	Mar. 31
2006:
Net sales	$4,954	$4,843	$4,747	$3,536
Cost of products sold	4,259	4,139	4,043	2,979
Net earnings available to common stockholders	109	117	89	118

Per share of common stock:
Basic net earnings	1.39	1.49	1.16	1.73
Diluted net earnings	1.37	1.47	1.14	1.70
Dividends	0.43	0.43	0.43	0.43

Net sales and cost of products sold for the three months ended June 30, 2006 have been changed from the amounts originally filed in the Quarterly Report on Form 10-Q to account for a reclassification between discontinued operations and continuing operations. Net sales and cost of products sold increased by $13 million and $9 million, respectively, from the amounts originally reported. There was no impact on net earnings as a result of the reclassification.

The quarterly earnings per share amounts will not necessarily add to the earnings per share computed for the year due to the method used in calculating per share data.

FIVE-YEAR SELECTED FINANCIAL DATA

(Millions of dollars, except share and employee data)	2007	2006	2005	2004	2003
CONSOLIDATED OPERATIONS
Net sales	$19,408	$18,080	$14,317	$13,220	$12,176
Operating profit(1)	1,063	823	792	758	830
Earnings from continuing operations before income taxes and other items	804	619	597	616	652
Earnings from continuing operations	647	486	422	406	414
Loss from discontinued operations(2)	(7)	(53)	—	—	—
Net earnings available to common stockholders	640	433	422	406	414
Net capital expenditures	536	576	494	511	423
Depreciation	562	520	440	443	423
Dividends	134	130	116	116	94

CONSOLIDATED FINANCIAL POSITION
Current assets	$6,555	$6,517	$4,763	$4,514	$3,865
Current liabilities	5,893	6,043	4,354	3,985	3,589
Working capital	662	474	409	529	276
Property, plant and equipment-net	3,212	3,157	2,511	2,583	2,456
Total assets	14,009	13,759	8,301	8,181	7,361
Long-term debt	1,668	1,798	745	1,160	1,134
Stockholders’ equity	3,911	3,283	1,745	1,606	1,301

PER SHARE DATA
Basic earnings from continuing operations before accounting change	$8.24	$6.47	$6.30	$6.02	$6.03
Diluted earnings from continuing operations before accounting change	8.10	6.35	6.19	5.90	5.91
Diluted net earnings	8.01	5.67	6.19	5.90	5.91
Dividends	1.72	1.72	1.72	1.72	1.36
Book value	48.96	42.93	25.54	23.31	18.56
Closing Stock Price—NYSE	81.63	83.02	83.76	69.21	72.65

KEY RATIOS
Operating profit margin	5.5%	4.6%	5.5%	5.7%	6.8%
Pre-tax margin(3)	4.1%	3.4%	4.2%	4.7%	5.4%
Net margin(4)	3.3%	2.7%	2.9%	3.1%	3.4%
Return on average stockholders’ equity(5)	18.1%	15.7%	24.6%	30.3%	42.9%
Return on average total assets(6)	4.6%	3.9%	5.1%	5.2%	5.9%
Current assets to current liabilities	1.1	1.1	1.1	1.1	1.1
Total debt-appliance business as a percent of invested capital(7)	34.5%	41.2%	40.4%	45.7%	50.9%
Price earnings ratio	10.2	14.6	13.5	11.7	12.3
Interest coverage(8)	4.7	3.8	5.6	5.8	5.7

OTHER DATA
Number of common shares outstanding (in thousands):
Average—on a diluted basis	79,880	76,471	68,272	68,902	70,082
Year-end	75,835	78,484	67,880	66,604	68,931
Number of stockholders (year-end)	15,011	15,311	7,442	7,826	8,178
Number of employees (year-end)	73,682	73,416	65,682	68,125	68,407
Total return to shareholders (five year annualized)(9)	11.8%	4.9%	14.5%	3.7%	8.1%

(1)	Restructuring charges were $61 million in 2007, $55 million in 2006, $57 million in 2005, $15 million in 2004 and $3 million in 2003.

(2)	Our earnings from continuing operations exclude certain dispositions adjacent to the Maytag acquisition.

(3)	Earnings from continuing operations before income taxes and other items, as a percent of sales.

(4)	Earnings from continuing operations, as a percent of sales.

(5)	Net earnings (loss), divided by average stockholders’ equity.

(6)	Net earnings (loss), divided by average total assets.

(7)	Debt divided by debt, stockholders’ equity and minority interests.

(8)	Ratio of earnings before interest and income tax expense to interest expense.

(9)	Stock appreciation plus reinvested dividends.

Report by Management on the Consolidated Financial Statements

The management of Whirlpool Corporation has prepared the accompanying financial statements. The financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, whose report, based upon their audits, expresses the opinion that these financial statements present fairly the consolidated financial position, statements of income and cash flows of Whirlpool and its subsidiaries in accordance with accounting principles generally accepted in the United States. Their audits are conducted in conformity with the auditing standards of the Public Company Accounting Oversight Board (United States).

The financial statements were prepared from the Company’s accounting records, books and accounts which, in reasonable detail, accurately and fairly reflect all material transactions. The Company maintains a system of internal controls designed to provide reasonable assurance that the Company’s books and records, and the Company’s assets are maintained and accounted for, in accordance with management’s authorizations. The Company’s accounting records, policies and internal controls are regularly reviewed by an internal audit staff.

The audit committee of the Board of Directors of the Company is composed of five independent directors who, in the opinion of the board, meet the relevant financial experience, literacy, and expertise requirements. The audit committee provides independent and objective oversight of the Company’s accounting functions and internal controls and monitors (1) the objectivity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these functions, the committee has the responsibility to review and discuss the annual audited financial statements and quarterly financial statements and related reports with management and the independent registered public accounting firm, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” to monitor the adequacy of financial disclosure. The committee also has the responsibility to retain and terminate the Company’s independent registered public accounting firm and exercise the committee’s sole authority to review and approve all audit engagement fees and terms and pre-approve the nature, extent, and cost of all non-audit services provided by the independent registered public accounting firm.

/s/ ROY W. TEMPLIN
Roy W. Templin
Executive Vice President and Chief Financial Officer
February 22, 2008

Management’s Report on Internal Control Over Financial Reporting

The management of Whirlpool Corporation is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a – 15(f) and 15d – 15(f) under the Securities Exchange Act of 1934. Whirlpool’s internal control system is designed to provide reasonable assurance to Whirlpool’s management and board of directors regarding the reliability of financial reporting and the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The management of Whirlpool assessed the effectiveness of Whirlpool’s internal control over financial reporting as of December 31, 2007. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management believes that Whirlpool maintained effective internal control over financial reporting as of December 31, 2007.

Whirlpool’s independent registered public accounting firm has issued an audit report on its assessment of Whirlpool’s internal control over financial reporting. This report appears on page F-59.

/s/ JEFF M. FETTIG	/s/ ROY W. TEMPLIN
Jeff M. Fettig Chairman of the Board and Chief Executive Officer	Roy W. Templin Executive Vice President and Chief Financial Officer

February 22, 2008	February 22, 2008

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited the accompanying consolidated balance sheets of Whirlpool Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007. Our audits also included the financial statement schedule listed in the index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Whirlpool Corporation at December 31, 2007 and 2006, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As described in Note 13 of the Notes to the consolidated financial statements, effective January 1, 2007, the Company adopted FASB interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109, Accounting for Income Taxes. As described in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company adopted FASB Statement No. 123(R), Share-Based Payments. As described in Note 1 to the consolidated financial statements, effective December 31, 2006, the Company adopted FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). As described in Note 1 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for freight and warehousing costs.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Whirlpool Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 22, 2008 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 22, 2008

Report of Independent Registered Public Accounting Firm

on Internal Control Over Financial Reporting

The Stockholders and Board of Directors

Whirlpool Corporation

Benton Harbor, Michigan

We have audited Whirlpool Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Whirlpool Corporation’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Whirlpool Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Whirlpool Corporation as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2007 of Whirlpool Corporation and our report dated February 22, 2008 expressed an unqualified opinion thereon.

/s/    ERNST & YOUNG LLP

Chicago, Illinois

February 22, 2008

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

WHIRLPOOL CORPORATION AND SUBSIDIARIES

Years Ended December 31, 2007, 2006 and 2005

(millions of dollars)

COL. A	COL. B	COL. C		COL. D		COL. E
	Balance at Beginning of Period	ADDITIONS		Deductions —Describe		Balance at End of Period
Description		(1) Charged to Costs and Expenses	(2) Charged to Other Accounts / Other
Year Ended December 31, 2007:
Allowance for doubtful accounts—trade receivables	$84	$19	$—	$(20	) —A	$83
Year Ended December 31, 2006:
Allowance for doubtful accounts—trade receivables	76	19	14 —B	(25	) —A	84
Year Ended December 31, 2005:
Allowance for doubtful accounts—trade receivables	107	7	—	(38	) —A	76

Note A—The amounts represent accounts charged off, less recoveries of $0 in 2007, $0 in 2006, and $0 in 2005, translation adjustments and transfers.

Note B—The amount represents allowances for doubtful accounts recorded as part of the Maytag acquisition.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and WHIRLPOOL CORPORATION to create an electronic voting instruction form.

C/O COMPUTERSHARE

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER PO BOX 43004 COMMUNICATIONS

PROVIDENCE, RI 02940-3004 If you would like to reduce the costs incurred by Whirlpool Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Whirlpool Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Whirl1 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY WHIRLPOOL CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEES LISTED UNDER ITEM 1. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 2 AND 3.

1. Election of Directors For Against Abstain Vote On Proposals For Against Abstain

Nominees:

1a. Herman Cain 0 0 0 2. Stockholder proposal to elect each director 0 0 0 annually.

1b. Jeff M. Fettig 0 0 0 3. Stockholder proposal to eliminate supermajority 0 0 0 stockholder vote requirements.

1c. Miles L. Marsh 0 0 0

1d. Paul G. Stern 0 0 0

Please sign exactly as name(s) appear(s) on this proxy card. Joint owners, trustees, executors, etc. should indicate the capacity in which they are signing.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at http://www.whirlpoolcorp.com/investors/ annualreportandproxy/.

WHIRLPOOL CORPORATION

Administrative Center 2000 N. M-63 Benton Harbor, Michigan 49022-2692

The undersigned hereby appoints Jeff M. Fettig and Daniel F. Hopp, and each of them, proxies for the undersigned, with full power of substitution and revocation, to represent the undersigned at the annual meeting of stockholders to be held on April 15, 2008 and any adjournment or postponement thereof, and to vote the stock of Whirlpool Corporation which the undersigned would be entitled to vote if personally present at the annual meeting and at any adjournment or postponement thereof, with all the powers the undersigned would possess if personally present, upon the matters referred to on the reverse side of this proxy card, and in their discretion, upon any other business as may properly come before this meeting.

This proxy, when properly executed and returned, will be voted in accordance with such instructions as may be given on the reverse side of this proxy card. If this proxy is properly executed and returned but no instructions are given, this proxy will be voted FOR the election of all of the director nominees listed, and AGAINST the two stockholder proposals. Whether or not instructions are given, this proxy, when properly executed, will be voted in the proxies’ discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please vote, sign, and date this proxy as indicated on the reverse side and return promptly in the enclosed envelope. This proxy is solicited on behalf of the Board of Directors.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)